Exhibit 10.1

THIRD AMENDED AND
RESTATED CREDIT AGREEMENT
among
GIBRALTAR INDUSTRIES, INC.
and
GIBRALTAR STEEL CORPORATION OF NEW YORK
collectively, as Borrowers
THE LENDERS NAMED HEREIN
as Lenders
and
KEYBANK NATIONAL ASSOCIATION
as Lead Arranger, Sole Book Runner and Administrative Agent
JPMORGAN CHASE BANK, N.A.
as Co-Syndication Agent
BMO CAPITAL MARKETS FINANCING, INC.
as Co-Syndication Agent
HSBC BANK USA, NATIONAL ASSOCIATION
as Co-Documentation Agent
MANUFACTURERS AND TRADERS TRUST COMPANY
as Co-Documentation Agent

dated as of
July 24, 2009

TABLE OF CONTENTS

Page
Section 12.25. Designated Senior Indebtedness	129
Jury Trial Waiver	Signature Page 1

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Swing Line Note
Exhibit C	Form of Term Note
Exhibit D	Form of Notice of Loan
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Assignment and Acceptance Agreement

Schedule 1	Commitments of Lenders
Schedule 2	Guarantors of Payment
Schedule 2.2	Existing Letters of Credit
Schedule 2.13	Designated Hedge Agreements
Schedule 3	Borrowing Base Companies
Schedule 4	Real Property
Schedule 5	Pledged Securities
Schedule 5.8	Indebtedness
Schedule 5.9	Liens
Schedule 5.11	Permitted Foreign Subsidiary Loans and Investments
Schedule 5.17	Affiliate Transactions
Schedule 6.1	Corporate Existence; Subsidiaries; Foreign Qualification
Schedule 6.4	Litigation and Administrative Proceedings
Schedule 6.5	Real Estate Owned by the Companies
Schedule 6.9	Locations
Schedule 6.11	Employee Benefits Plans
Schedule 6.16	Material Agreements
Schedule 6.17	Intellectual Property
Schedule 6.18	Insurance
Schedule 6.19	Deposit Accounts
Schedule 6.22	“Credit Facilities” under the Subordinated Indenture
Schedule 7.3	Pledged Notes
 v

     This THIRD AMENDED AND RESTATED CREDIT AGREEMENT (as the same may from time to time be further amended, restated or otherwise modified, this “Agreement”) is made effective as of the 24th day of July, 2009 among:
     (a) GIBRALTAR INDUSTRIES, INC., a Delaware corporation (“Gibraltar”);
     (b) GIBRALTAR STEEL CORPORATION OF NEW YORK, a New York corporation (“GSNY” and, together with Gibraltar, collectively, “Borrowers” and, individually, each a “Borrower”);
     (c) the lenders listed or referenced on Schedule 1 hereto and each other Eligible Transferee, as hereinafter defined, that from time to time becomes a party hereto pursuant to Section 12.10 hereof (collectively, the “Lenders” and, individually, each a “Lender”);
     (d) KEYBANK NATIONAL ASSOCIATION, a national banking association, as the lead arranger, sole book runner and administrative agent for the Lenders under this Agreement (“Agent”);
     (e) JPMORGAN CHASE BANK, N.A., a national banking association, and BMO CAPITAL MARKETS FINANCING, INC., a Delaware corporation, each a co-syndication agent under this Agreement (each a “Co-Syndication Agent”); and
     (f) HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association, and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York State banking corporation, each a co-documentation agent under this Agreement (each a “Co-Documentation Agent”).
WITNESSETH:
     WHEREAS, Borrowers and Agent entered into that certain Amended and Restated Credit Agreement with certain lenders party thereto, dated as of December 8, 2005 (as amended, including that certain Second Amended and Restated Credit Agreement dated as of August 31, 2007, collectively, the “Original Credit Agreement”);
     WHEREAS, this Agreement amends and restates the body, exhibits and schedules of the Original Credit Agreement in their entirety, and the Original Credit Agreement shall remain in full force and effect and bind all of the Lenders to this Agreement as an amendment and restatement of the Original Credit Agreement and, upon the effectiveness of this Agreement, the terms and provisions of the Original Credit Agreement shall be superseded hereby. All references to “Credit Agreement” contained in the Loan Documents, as defined in the Original Credit Agreement, delivered in connection with the Original Credit Agreement shall be deemed to refer to this Agreement. Notwithstanding the amendment and restatement of the Original Credit Agreement by this Agreement, the obligations outstanding (including, but not limited to, the letters of credit issued and outstanding) under the Original Credit Agreement as of July 24,

2009 shall remain outstanding and constitute continuing Obligations hereunder. Such outstanding Obligations and the guaranties of payment thereof shall in all respects be continuing, and this Agreement shall not be deemed to evidence or result in a novation or repayment and re-borrowing of such Obligations. In furtherance of and, without limiting the foregoing, from and after the date hereof and except as expressly specified herein, the terms, conditions and covenants governing the obligations outstanding under the Original Credit Agreement shall be as set forth in this Agreement, which shall supersede the Original Credit Agreement with respect thereto;
     WHEREAS, it is the intent of Borrowers, Agent and the Lenders that the provisions of this Agreement be effective commencing on the Closing Date; and
     WHEREAS, Borrowers, Agent and the Lenders have contracted for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to Borrowers upon the terms and subject to the conditions hereinafter set forth;
     NOW, THEREFORE, it is mutually agreed as follows:
ARTICLE I. DEFINITIONS
     Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Account” means an account, as that term is defined in the U.C.C.
     “Account Debtor” means an account debtor, as such term is defined in the U.C.C., or any other Person obligated to pay all or any part of an Account in any manner and includes (without limitation) any Guarantor thereof.
     “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the outstanding capital stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.
     “Additional Fronting Lender” means a Lender that shall have (a) agreed to issue a Letter of Credit hereunder in its own name, but in each instance on behalf of the Lenders hereunder, and (b) delivered to Agent an Additional Fronting Lender Agreement.
     “Additional Fronting Lender Agreement” means an Additional Fronting Lender Agreement, in form and substance acceptable to Agent, among Borrowers, Agent and a Lender with respect to the issuance by such Lender of Letters of Credit hereunder, whereby such Lender agrees to become an Additional Fronting Lender hereunder.

     “Administrative Borrower” means Gibraltar.
     “Advance Record” means that term as defined in Section 2.16(a) hereof.
     “Advantage” means any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender (a) prior to an Equalization Event, in respect of the Applicable Debt, if such payment results in that Lender having less than its pro rata share (based upon its Applicable Commitment Percentage) of the Applicable Debt then outstanding, and (b) on and after an Equalization Event, in respect of the Obligations, if such payment results in that Lender having less than its pro rata share (based upon its Equalization Percentage) of the Obligations then outstanding.
     “Affected Lender” means a Defaulting Lender, an Insolvent Lender or a Downgraded Lender.
     “Affiliate” means any Person, directly or indirectly, controlling, controlled by or under common control with a Company and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.
     “Affiliate Transaction” means that term as defined in Section 5.17 hereof.
     “Agent” means that term as defined in the first paragraph hereof.
     “Agent Fee Letter” means the Agent Fee Letter between Borrowers and Agent, dated as of the Closing Date, as the same may from time to time be amended, restated or otherwise modified.
     “Agreement” means that term as defined in the first paragraph hereof.
     “Alternate Currency” means Euros, British Pounds Sterling, Czech Republic Koruna, Polish Zloty, Japanese Yen, Canadian Dollars or any other currency, other than Dollars, agreed to by Agent that shall be freely transferable and convertible into Dollars.
     “Alternate Currency Exposure” means, at any time and without duplication, the sum of the Dollar Equivalent of (a) the aggregate principal amount of Alternate Currency Loans outstanding to Borrowers, and (b) the Letter of Credit Exposure that is denominated in one or more Alternate Currencies.
     “Alternate Currency Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in an Alternate Currency and on which Borrowers shall pay interest at a rate based upon the Alternate Currency Rate applicable to such Alternate Currency.

     “Alternate Currency Maximum Amount” means Twenty-Five Million Dollars ($25,000,000).
     “Alternate Currency Rate” means, with respect to an Alternate Currency Loan, for any Interest Period, a rate per annum equal to the greater of (a) the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (i) the rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Alternate Currency Loan, as listed on British Bankers Association Interest Rate LIBOR 01 or 02 as provided by Reuters (or, if for any reason such rate is unavailable from Reuters, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters) as the rate in the London interbank market for deposits in the relevant Alternate Currency in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Alternate Currency Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in the relevant Alternate Currency for the relevant Interest Period and in the amount of the Alternate Currency Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Agent (or an affiliate of Agent, in Agent’s discretion) by prime banks in any Alternate Currency market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Alternate Currency Loan hereunder; by (ii) 1.00 minus the Reserve Percentage; or (b) one hundred fifty (150.00) basis points.
     “Applicable Commitment Percentage” means, for each Lender:
     (a) with respect to the Revolving Credit Commitment, the percentage, if any, set forth opposite such Lender’s name under the column headed “Revolving Credit Commitment Percentage”, as set forth on Schedule 1 hereto; and
     (b) with respect to the Term Loan Commitment, the percentage, if any, set forth opposite such Lender’s name under the column headed “Term Loan Commitment Percentage”, as set forth in the Register.
     “Applicable Debt” means:
     (a) with respect to the Revolving Credit Commitment, collectively, (i) all Indebtedness incurred by Borrowers to the Revolving Lenders pursuant to this Agreement and the other Loan Documents, and includes, without limitation, the principal of and interest on all Revolving Loans and the Swing Loans and all obligations with respect to Letters of Credit, (ii) each extension, renewal or refinancing of the foregoing, in whole or in part, (iii) the facility, prepayment and other fees and amounts payable hereunder in connection with the Revolving Credit Commitment, and (iv) all Related Expenses incurred in connection with the foregoing; and

     (b) with respect to the Term Loan Commitment, collectively, (i) all Indebtedness incurred by Borrowers to the Term Lenders pursuant to this Agreement and the other Loan Documents, and includes, without limitation, the principal of and interest on the Term Loan, (ii) each extension, renewal or refinancing of the foregoing in whole or in part, (iii) all prepayment and other fees and amounts payable hereunder in connection with the Term Loan Commitment, and (iv) all Related Expenses incurred in connection with the foregoing.
     “Appraised Inventory NOLV Percentage” means, as determined in the most recent appraisal report of the Inventory of the Borrowing Base Companies, completed on behalf of, and acceptable to, Agent, the net orderly liquidation value (expressed as a percentage of cost) of Eligible Inventory of the Borrowing Base Companies.
     “Approved Depository” means that term as defined in the definition of Cash Equivalents.
     “Asset Disposition” means the sale, lease, transfer or other disposition (including by means of sale and lease-back transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of any Company) by any Company to any Person of any of such Company’s assets; provided that the term Asset Disposition specifically excludes (a) any sales, transfers or other dispositions of Inventory, or obsolete, worn-out or excess furniture, fixtures, Equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business, and (b) any Recovery Event.
     “Assignment Agreement” means an Assignment and Acceptance Agreement in the form of the attached Exhibit F.
     “Authorized Officer” means a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to Agent) to handle certain administrative matters in connection with this Agreement.
     “Auto Program Lien Subordination Agreement” means (a) any Lien Priority and Assignment of Proceeds Agreement entered into by and among any Credit Party, Citibank, N.A, as servicer and creditor, and Chrysler Receivables SPV LLC, (b) any Lien Priority and Assignment of Proceeds Agreement entered into by and among any Credit Party, Citibank, N.A, as servicer and creditor, and GM Supplier Receivables LLC, and (c) in the event that any other automobile company elects to participate in the Auto Supplier Program (or an Auto Supplier Alternative Program), any Lien Priority and Assignment of Proceeds Agreement entered into by and among any Credit Party and the other parties thereto; provided that any such Lien Priority and Assignment of Proceeds Agreement is in form and substance satisfactory to Agent, in its sole discretion.
     “Auto Program OEM Receivables” means, in respect of an Auto Program Purchaser, the Eligible Receivables (as defined in the applicable Auto Program Supplier Purchase Agreement).

     “Auto Program Purchaser” means each of (a) Chrysler Receivables SPV LLC, (b) GM Supplier Receivables LLC, and (c) a special purpose vehicle formed by any other automobile company for the purpose of participating in the Auto Supplier Program (or an Auto Supplier Alternative Program), if applicable, so long as such special purpose vehicle is a party to the applicable Auto Program Lien Subordination Agreement and Auto Program Supplier Purchase Agreement.
     “Auto Program Supplier Purchase Agreement” means (a) in respect of Chrysler Receivables SPV LLC, a Supplier Purchase Agreement entered into by and among any Credit Party, Citibank, N.A. and Chrysler Receivables SPV LLC, (b) in respect of GM Supplier Receivables LLC, a Supplier Purchase Agreement entered into by and among any Credit Party, Citibank, N.A. and GM Supplier Receivables LLC, and (c) in the event that any other automobile company elects to participate in the Auto Supplier Program (or an Auto Supplier Alternative Program), a Supplier Purchase Agreement entered into by and among any Credit Party and the other parties thereto; provided that each Supplier Purchase Agreement shall be in form and substance satisfactory to Agent, in its sole discretion.
     “Auto Supplier Alternative Program” means a program substantially similar to the Auto Supplier Program that goes into effect after the Closing Date; provided that the terms and conditions of such program are in form and substance substantially similar to the Auto Supplier Program or otherwise reasonably acceptable to Agent, in its sole discretion.
     “Auto Supplier Program” means the United States Department of Treasury “Auto Supplier Support Program”.
     “Bailee’s Waiver” means a bailee’s waiver, in form and substance satisfactory to Agent, delivered by a Company in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.
     “Bank Product Agreements” means those certain cash management service and other agreements entered into from time to time between a Company and Agent or a Lender (or an affiliate of a Lender) in connection with any of the Bank Products.
     “Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by a Company to Agent or any Lender (or an affiliate of a Lender) pursuant to or evidenced by the Bank Product Agreements.
     “Bank Products” means any service or facility extended to a Company by Agent or any Lender (or an affiliate of a Lender) including (a) credit cards and credit card processing services, (b) debit and purchase cards, (c) ACH transactions, and (d) cash management, including controlled disbursement, accounts or services.
     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto, as hereafter amended.

     “Base Rate” means a rate per annum equal to the highest of (a) the Prime Rate, (b) one-half of one percent (.50%) in excess of the Federal Funds Effective Rate, and (c) one hundred (100.00) basis points in excess of the Eurodollar Rate for loans with an Interest Period of one month. Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.
     “Base Rate Loan” means a Revolving Loan described in Section 2.2(a) hereof or a portion of the Term Loan described in Section 2.3 hereof, that shall be denominated in Dollars and on which Borrowers shall pay interest at a rate based on the Derived Base Rate.
     “Bond Letter of Credit” means the irrevocable transferable letter of credit in the initial stated amount of Eight Million Seventy-Six Thousand Seven Hundred Thirteen Dollars ($8,076,713) issued by Harris N.A. (as successor by merger to Harris Trust and Savings Bank) to secure the payment of the Bonds.
     “Bonds” means the Manhattan, Kansas Variable Rate Demand Industrial Development Revenue Refunding Bonds (Florence Corporation of Kansas Project), Series 2003.
     “Borrower” means that term as defined in the first paragraph hereof.
     “Borrowers” means that term as defined in the first paragraph hereof.
     “Borrowing Base” means an amount equal to the total of the following:
     (a) up to eighty-five percent (85%) of the aggregate amount due and owing on Eligible Accounts Receivable of each Borrowing Base Company; plus
     (b) up to eighty-five percent (85%) of the aggregate face value of Auto Program OEM Receivables sold to any Auto Program Purchaser pursuant to, and in accordance with, the applicable Auto Program Supplier Purchase Agreement (provided that the purchase price for such Auto Program OEM Receivables shall not have yet been paid to the Credit Parties); plus
     (c) the lowest of:
     (i) up to sixty-five percent (65%) of the aggregate of the cost or market value (whichever is lower), as determined on a first-in first-out basis in accordance with GAAP, of the Eligible Inventory of each Borrowing Base Company;
     (ii) the cost or market value (whichever is lower), as determined on a first-in first-out basis in accordance with GAAP, of Eligible Inventory, multiplied by up to eighty-five percent (85%) of the Appraised Inventory NOLV Percentage; or
     (iii) One Hundred Million Dollars ($100,000,000); plus

     (d) the Fixed Asset Advance; minus
     (e) the principal outstanding on the Term Loan; minus
     (f) Reserves for Designated Hedge Agreements established pursuant to Section 2.13(b) hereof; minus
     (g) other Reserves, if any;
provided that, anything herein to the contrary notwithstanding, Agent shall at all times have the right to reduce such percentages or dollar amount caps from time to time, in its reasonable credit judgment.
     “Borrowing Base Certificate” means a Borrowing Base Certificate, in the form of the exhibit attached to the Special Accounts and Borrowing Base Certificate Letter.
     “Borrowing Base Company” means each Company listed in Schedule 3 hereto, and each additional Company that shall become a Borrowing Base Company pursuant to Section 2.15 hereof.
     “Business Day” means any day that is not a Saturday, a Sunday or another day of the year on which national banks are authorized or required to close in Cleveland, Ohio, and, in addition, (a) if the applicable Business Day relates to a Eurodollar Loan, a day of the year on which dealings in deposits are carried on in the London interbank Eurodollar market, and (b) if the applicable Business Day relates to an Alternate Currency, a day of the year on which dealings in deposits are carried on in the relevant Alternate Currency.
     “Capital Distribution” means a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of such Company or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company’s capital stock or other equity interest.
     “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in conformity with GAAP, should be accounted for as a capital lease on the balance sheet of such Person.
     “Capitalized Lease Obligations” means obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

     “Cash Collateral Account” means a commercial Deposit Account designated “cash collateral account” and maintained by GSNY (for the benefit of the Credit Parties) with Agent, without liability by Agent or the Lenders to pay interest thereon, from which account Agent, on behalf of the Lenders, shall have the exclusive right to withdraw funds until all of the Secured Obligations are paid in full.
     “Cash Dominion De-Activation Date” means, after a Cash Dominion Effective Date, the last day of a thirty (30) consecutive day period during which the Revolving Credit Availability shall have been, at all times during such period, greater than Twenty-Five Million Dollars ($25,000,000) and no Event of Default shall have occurred and be continuing.
     “Cash Dominion Effective Date” means a date that is the earlier of (a) the occurrence of an Event of Default, or (b) the Revolving Credit Availability shall be less than Twenty Million Dollars ($20,000,000); and each successive Cash Dominion Effective Date that occurs after a Cash Dominion De-Activation Date.
     “Cash Dominion Period” means each period commencing on a Cash Dominion Effective Date and ending on the first Cash Dominion De-Activation Date occurring thereafter; provided that, should more than two separate Cash Dominion Periods exist during any twelve-month period, the existing Cash Dominion Period shall continue indefinitely at the discretion of Agent.
     “Cash Equivalents” means any of the following:
     (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition;
     (b) Dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of Five Hundred Million Dollars ($500,000,000), or (ii) any bank (or the parent company of such bank) whose short-term commercial paper rating from S&P is at least A-1, A-2 or the equivalent thereof or from Moody’s is at least P-1, P-2 or the equivalent thereof (any such bank, an “Approved Depository”), in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition;
     (c) commercial paper issued by an Approved Depository or by the parent company of an Approved Depository and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within one hundred eighty (180) days after the date of acquisition;

     (d) fully collateralized repurchase agreements entered into with an Approved Depository having a term of not more than thirty (30) days and covering securities described in subpart (a) above;
     (e) investments in money market funds substantially all the assets of which are comprised of securities of the types described in subparts (a) through (d) above;
     (f) investments in money market funds access to which is provided as part of “sweep” accounts maintained with an Approved Depository;
     (g) investments in industrial development revenue bonds that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Depository; and
     (h) investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing subpart (g).
     “Cash Proceeds” means, with respect to (a) an Asset Disposition, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Disposition, other than the portion of such deferred payment constituting interest, but only as and when so received) received by any Borrower or any other Company from such Asset Disposition, and (b) any Recovery Event, the aggregate cash payments, including all insurance proceeds and proceeds of any award for condemnation or taking, received in connection with such Recovery Event.
     “Cash Security” means all cash, instruments, Deposit Accounts and other cash equivalents, whether matured or unmatured, whether collected or in the process of collection, upon which a Credit Party presently has or may hereafter have any claim, wherever located, including but not limited to any of the foregoing that are presently or may hereafter be existing or maintained with, issued by, drawn upon, or in the possession of Agent or any Lender.
     “Change in Control” means (a) the acquisition of ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act, as then in effect) or of record, on or after the Closing Date, by any Person or group (within the meaning of Sections 13d and 14d of the Exchange Act, as then in effect), of shares representing more than fifty percent (50%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Gibraltar; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors or other governing body of Gibraltar by Persons who were neither (i) nominated by the board of directors or other governing body of Gibraltar nor (ii) appointed by directors so nominated; (c) if Gibraltar shall cease to own, directly or indirectly, one hundred percent (100%) of the aggregate ordinary Voting Power represented by the issued and outstanding equity interests of GSNY; or (d) the occurrence of a change in control, or other term of similar import used therein, as defined in any Material Indebtedness Agreement.

     “Closing Date” means July 24, 2009.
     “Closing Available Liquidity” means, on the Closing Date, the sum of (a) unrestricted and unencumbered cash on hand of the Credit Parties held at financial institutions located in the United States, plus (b) the Revolving Credit Availability; provided that, for purposes of calculating the Revolving Credit Availability under this definition, Revolving Credit Exposure shall include, without duplication, (A) any fees and expenses due under Section 4.2(z) hereof, (B) any accounts payable of a Credit Party with balances over sixty (60) days past due, and (C) Borrowers’ initial credit request under the Revolving Credit Commitment.
     “Closing Fee Letter” means the Closing Fee Letter between Borrowers and Agent, dated as of the Closing Date.
     “Co-Documentation Agent” means that term as defined in the first paragraph hereof.
     “Co-Syndication Agent” means that term as defined in the first paragraph hereof.
     “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.
     “Collateral” means (a) all of each Credit Party’s existing and future (i) personal property, (ii) Accounts, Investment Property, instruments, contract rights, chattel paper, documents, supporting obligations, letter-of-credit rights, Pledged Securities, Pledged Notes, if any, commercial tort claims, General Intangibles, Inventory and Equipment, (iii) funds now or hereafter on deposit in the Cash Collateral Account, if any, and (iv) Cash Security; (b) the Real Property; and (c) Proceeds of any of the foregoing.
     “Collection” means any payment made from an Account Debtor to a Credit Party including, but not limited to, cash, checks, drafts and any other form of payment.
     “Commitment” means the obligation hereunder of the Lenders, during the Commitment Period, to make Loans and to participate in the issuance of Letters of Credit pursuant to the Revolving Credit Commitment and the Term Loan Commitment, up to the Total Commitment Amount.
     “Commitment Period” means the period from the Closing Date to August 30, 2012, or such earlier date on which the Commitment shall have been terminated pursuant to Article IX hereof.
     “Commodity Hedging Device” means a forward commodity purchase agreement or similar agreement or arrangement designed to protect against fluctuations in raw material or other commodity prices.
     “Companies” means all Borrowers and all Subsidiaries of all Borrowers.
     “Company” means a Borrower or a Subsidiary of a Borrower.

     “Compliance Certificate” means a Compliance Certificate, in the form of the attached Exhibit E.
     “Concentration Account” means a commercial Deposit Account designated “depository concentration account” and maintained by GSNY (for the benefit of the Credit Parties) with Agent, without liability by Agent or the Lenders to pay interest thereon, which account shall be under the exclusive control of Agent and, other than during a Cash Dominion Event, Agent shall transfer the funds therein to the Operating Account, and during a Cash Dominion Event, Agent shall have the exclusive right to withdraw funds and transfer such funds to the Cash Collateral Account.
     “Confidential Information” means all confidential or proprietary information about the Companies that has been furnished by any Company to Agent or any Lender, whether furnished before or after the Closing Date and regardless of the manner in which it is furnished, but does not include any such information that (a) is or becomes generally available to the public other than as a result of a disclosure by Agent or such Lender not permitted by this Agreement, (b) was available to Agent or such Lender on a nonconfidential basis prior to its disclosure to Agent or such Lender, or (c) becomes available to Agent or such Lender on a nonconfidential basis from a Person other than a Company.
     “Consideration” means, in connection with an Acquisition, the aggregate consideration paid or to be paid, including borrowed funds, cash, deferred payments, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid or to be paid for such Acquisition.
     “Consignee’s Waiver” means a consignee’s waiver (or similar agreement), in form and substance reasonably satisfactory to Agent, delivered by a Company in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.
     “Consolidated” means the resultant consolidation of the financial statements of Gibraltar and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.14 hereof.
     “Consolidated Capital Expenditures” means, for any period, the amount of capital expenditures (whether paid in cash or accrued as liabilities and including in all events amounts expended or capitalized under Capital Leases and Synthetic Leases but excluding any amount representing capitalized interest) by Gibraltar during such period that, as determined on a Consolidated basis and in accordance with GAAP, are included (or are required to be included) in the property, plant or equipment reflected in the Consolidated balance sheet of Gibraltar.
     “Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of Gibraltar for such period, as determined on a Consolidated basis and in accordance with GAAP.
     “Consolidated EBITDA” means, for any period, as determined on a Consolidated basis and in accordance with GAAP:
     (a) Consolidated Net Earnings for such period plus, without duplication, the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) Consolidated Depreciation and Amortization Charges, (iv) extraordinary and other non-recurring non-cash losses and charges, and (v) non-cash equity based compensation expenses; minus
     (b) to the extent included in Consolidated Net Earnings for such period, gains on sales of assets and other extraordinary gains and other non-recurring gains not incurred in the ordinary course of business;
provided that, for purposes of calculating the Total Leverage Ratio (and not for any other calculation), Consolidated EBITDA for any such testing period shall (A) include the appropriate financial items for any Person or business unit that has been acquired by a Company for any portion of such period prior to the date of such acquisition on a pro forma basis (but excluding anticipated operating synergies), and (B) exclude the appropriate financial items for any Person or business unit that has been disposed of by a Company for the portion of such period prior to the date of such disposition, in each case subject to Agent’s reasonable discretion and supporting documentation acceptable to Agent.
     “Consolidated Fixed Charges” means, for any period, as determined on a Consolidated basis and in accordance with GAAP, the aggregate, without duplication, of (a) Consolidated Interest Expense (including, without limitation, the “imputed interest” portion of Capitalized Lease Obligations, Synthetic Leases and asset securitizations, if any), (b) Capitalized Lease Obligations, (c) principal payments on Consolidated Funded Indebtedness (other than optional prepayments of the Revolving Loans and optional prepayments and Mandatory Prepayments of the Term Loan), and (d) cash payments of deferred purchase price obligations (such as earn-outs and similar obligations) incurred in connection with Acquisitions.
     “Consolidated Funded Indebtedness” means, at any date, all Indebtedness (including, but not limited to, short-term, long-term and Subordinated Indebtedness, if any) of Gibraltar, as determined on a Consolidated basis and in accordance with GAAP.
     “Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the gross or net income of Gibraltar (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), as determined on a Consolidated basis and in accordance with GAAP.
     “Consolidated Interest Expense” means, for any period, the interest expense (including, without limitation, that which is capitalized and that which is attributable to Capital Leases or

Synthetic Leases) of Gibraltar for such period with respect to Indebtedness (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Hedge Agreements) of Gibraltar, as determined on a Consolidated basis and in accordance with GAAP.
     “Consolidated Net Earnings” means, for any period, the net income (loss) of Gibraltar for such period, as determined on a Consolidated basis and in accordance with GAAP.
     “Consolidated Net Working Capital” means, at any date, (a) the current assets of Gibraltar (excluding cash and Cash Equivalents), minus (b) the current liabilities of Gibraltar; as determined on a Consolidated basis and in accordance with GAAP.
     “Consolidated Net Worth” means, at any date, the stockholders’ equity of Gibraltar, determined as of such date on a Consolidated basis and in accordance with GAAP.
     “Consolidated Unfunded Capital Expenditures” means, for any period, Consolidated Capital Expenditures that are not directly financed by the Companies with proceeds of Indebtedness (other than Revolving Loans), as determined on a Consolidated basis and in accordance with GAAP.
     “Control Agreement” means a Deposit Account Control Agreement or a Securities Account Control Agreement.
     “Controlled Disbursement Account” means a commercial Deposit Account designated “controlled disbursement account” and maintained by one or more Credit Parties with Agent, without liability by Agent to pay interest thereon.
     “Controlled Group” means a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).
     “Credit Event” means the making by the Lenders of a Loan, the conversion by the Lenders of a Base Rate Loan to a Eurodollar Loan, the continuation by the Lenders of a Eurodollar Loan after the end of the applicable Interest Period, the making by the Swing Line Lender of a Swing Loan, or the issuance (or amendment or renewal) by a Fronting Lender of a Letter of Credit.
     “Credit Party” means a Borrower and any Subsidiary or other Affiliate that is a Guarantor of Payment.
     “Currency Hedge Agreement” means any currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company.
     “Default” means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders (or, if applicable, all of the Lenders) in writing.

     “Default Rate” means (a) with respect to any Loan or other Obligation, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Derived Base Rate for Revolving Loans from time to time in effect.
     “Defaulting Lender” means any Lender, as reasonably determined by Agent, that (a) has failed (which failure has not been cured) to fund any Loan or any participation interest in Letters of Credit required to be made hereunder in accordance with the terms hereof (unless such Lender shall have notified Agent and Administrative Borrower in writing of its good faith determination that a condition under Section 4.1 hereof to its obligation to fund any Loan shall not have been satisfied); (b) has notified Administrative Borrower or Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit; (c) has failed, within three Business Days after receipt of a written request from Agent or Administrative Borrower to confirm that it will comply with the terms of this Agreement relating to its obligation to fund prospective Loans or participations in Letters of Credit, and such request states that the requesting party has reason to believe that the Lender receiving such request may fail to comply with such obligation, and states such reason; or (d) has failed to pay to Agent or any other Lender when due an amount owed by such Lender to Agent or any other Lender pursuant to the terms of this Agreement, unless such amount is subject to a good faith dispute or such failure has been cured. Any Defaulting Lender shall cease to be a Defaulting Lender when Agent determines, in its reasonable discretion, that such Defaulting Lender is no longer a Defaulting Lender based upon the characteristics set forth in this definition.
     “Deposit Account” means a deposit account, as that term is defined in the U.C.C.
     “Deposit Account Control Agreement” means each Deposit Account Control Agreement among a Credit Party, Agent and a depository institution, dated on or after the Closing Date, to be in form and substance satisfactory to Agent, as the same may from time to time be amended, restated or otherwise modified.
     “Derived Alternate Currency Rate” means, with respect to an Alternate Currency Loan, a rate per annum equal to three hundred twenty-five (325.00) basis points in excess of the Alternate Currency Rate applicable to the relevant Alternate Currency.
     “Derived Base Rate” means (a) with respect to a Revolving Loan that is a Base Rate Loan, a rate per annum equal to three hundred twenty-five (325.00) basis points in excess of the Base Rate from time to time in effect, or (b) with respect to any portion of the Term Loan that is a Base Rate Loan, a rate per annum equal to three hundred seventy-five (375.00) basis points in excess of the Base Rate from time to time in effect.
     “Derived Eurodollar Rate” means (a) with respect to a Revolving Loan that is a Eurodollar Loan, a rate per annum equal to three hundred twenty-five (325.00) basis points in excess of the Eurodollar Rate, or (b) with respect to any portion of the Term Loan that is a

Eurodollar Loan, a rate per annum equal to three hundred seventy-five (375.00) basis points in excess of the Eurodollar Rate.
     “Designated Hedge Agreement” means any Hedge Agreement (other than a Commodity Hedge Device) to which any Credit Party is a party and as to which a Lender or any of its affiliates is a counterparty that, pursuant to a written instrument signed by Agent, has been designated as a Designated Hedge Agreement, so that such Credit Party’s counterparty’s credit exposure thereunder will be entitled to share in the benefits of the Guaranties of Payment and the Security Documents to the extent such Loan Documents provide guarantees or security for creditors of such Credit Party under Designated Hedge Agreements. Any such Hedge Agreement shall cease to be a Designated Hedge Agreement if its termination date is extended, notional amount increased, or fixed rate payable by a Credit Party increased, without the prior written consent of Agent.
     “Designated Hedge Creditor” means each Lender, or affiliate of a Lender, that participates as a counterparty to a Credit Party pursuant to any Designated Hedge Agreement with such Lender or affiliate of such Lender.
     “Designated Hedge Document” means (a) each Designated Hedge Agreement to which a Credit Party is now or may hereafter become a party, and (b) each confirmation, transaction statement or other document executed and delivered in connection therewith to which a Credit Party is now or may hereafter become a party.
     “Designated Hedge Obligations” means all obligations and liabilities of one or more Credit Parties under Designated Hedge Documents, in all cases whether now existing, or hereafter incurred or arising, including any such amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code.
     “Dollar” or the $ sign means lawful money of the United States of America.
     “Dollar Equivalent” means (a) with respect to an Alternate Currency Loan or Letter of Credit denominated in an Alternate Currency, the Dollar equivalent of the amount of such Alternate Currency Loan or Letter of Credit denominated in an Alternate Currency, determined by Agent on the basis of its spot rate at approximately 11:00 A.M. (London time) on the date two Business Days before the date of such Alternate Currency Loan, for the purchase of the relevant Alternate Currency with Dollars for delivery on the date of such Alternate Currency Loan or Letter of Credit, and (b) with respect to any other amount, if such amount is denominated in Dollars, then such amount in Dollars and, otherwise the Dollar equivalent of such amount, determined by Agent on the basis of its spot rate at approximately 11:00 A.M. (London time) on the date for which the Dollar equivalent amount of such amount is being determined, for the purchase of the relevant Alternate Currency with Dollars for delivery on such date; provided that, in calculating the Dollar Equivalent for purposes of determining (i) a Borrower’s obligation to prepay Loans and Letters of Credit pursuant to Section 2.11(a) hereof, or (ii) a Borrower’s ability to request additional Loans or Letters of Credit pursuant to the Commitment, Agent may, in its discretion, on any Business Day selected by Agent (prior to payment in full of the Obligations), calculate the Dollar Equivalent of each such Loan or Letter of Credit. Agent shall notify Administrative Borrower of the Dollar Equivalent of such Alternate Currency Loan or any other amount, at the time that such Dollar Equivalent shall have been determined.
     “Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.
     “Downgraded Lender” means any Lender that has a non-credit enhanced senior unsecured debt rating below investment grade from either Moody’s, S&P or any other nationally recognized statistical rating organization recognized as such by the SEC. Any Downgraded Lender shall cease to be a Downgraded Lender when Agent determines, in its reasonable discretion, that such Downgraded Lender is no longer a Downgraded Lender based upon the characteristics set forth in this definition.
     “Eligible Account Receivable” means an Account that is an account receivable (i.e., each specific invoice) of a Borrowing Base Company that, at all times until it is collected in full, continuously meets the following requirements:
     (a) is not subject to any claim for credit, allowance or adjustment by the Account Debtor or any defense, dispute, set-off or counterclaim;
     (b) arose in the ordinary course of business of such Borrowing Base Company from the performance (fully completed) of services or bona fide sale of goods that have been shipped to the Account Debtor, and not more than ninety (90) days (except as provided in the Special Accounts and Borrowing Base Certificate Letter) have elapsed since the invoice date;
     (c) is not owing from an Account Debtor with respect to which such Borrowing Base Company has received any notice or has any knowledge of insolvency, bankruptcy or material financial impairment, or that has suspended normal business operations (other than a temporary suspension acceptable to Agent, in its sole discretion), dissolved, liquidated or terminated its existence;
     (d) is not subject to an assignment, pledge, claim, mortgage, lien or security interest of any type except that granted to or in favor of Agent, for the benefit of the Lenders;
     (e) does not relate to any goods repossessed, lost, damaged, rejected or returned, or acceptance of which has been revoked or refused;
     (f) is not evidenced by a promissory note or any other instrument or by chattel paper;
     (g) has not been determined by Agent to be unsatisfactory in any respect in the exercise of its reasonable credit judgment;

     (h) is not a Government Account Receivable, unless the security interest of Agent, for the benefit of the Lenders, in such Government Account Receivable is filed in accordance with the Federal Assignment of Claims Act; provided that such requirement shall not be applicable to Government Accounts Receivable payable from the United States Postal Service except during a Cash Dominion Period;
     (i) is not owing from another Company, an Affiliate, an equity holder or an employee of such Borrowing Base Company;
     (j) is not a Foreign Account Receivable, other than a Foreign Account Receivable the payment of which is guaranteed by a letter of credit issued to Agent, on behalf of the Lenders, as beneficiary, in form and substance and issued by a financial institution satisfactory to Agent, in its sole discretion;
     (k) is not owing from an Account Debtor that has failed to pay more than fifty percent (50%) of its currently outstanding accounts receivable within ninety (90) days of the invoice date;
     (l) with respect to an Account Debtor that, together with its affiliates, owes one or more Borrowing Base Companies more than twenty-five percent (25%) of all accounts receivable of the Borrowing Base Companies, is not the portion of the Accounts that represents the excess of twenty-five percent (25%) of such accounts receivable;
     (m) is an Account in which Agent, for the benefit of the Lenders, has a valid and enforceable first security interest;
     (n) has arisen in connection with sales of goods that were not shipped or delivered to an Account Debtor on consignment, a sale or return basis, a guaranteed sale basis, a bill and hold basis, or on the basis of any similar understanding;
     (o) is not subject to any provision prohibiting assignment or requiring notice of or consent to such assignment;
     (p) is not owing from an Account Debtor located in a state that requires that such Borrowing Base Company, in order to sue any Person in such state’s courts, to either (i) qualify to do business in such state or (ii) file a report with the taxation division of such state for the then current year, unless, in each case, such Borrowing Base Company has fulfilled such requirements to the extent applicable for the then current year;
     (q) is not an Account with respect to which any of the representations, warranties, covenants and agreements contained in this Agreement or any of the Loan Documents are not or have ceased to be complete and correct in all material respects, or have been breached;

     (r) is not an Account that represents a progress billing (for the purposes hereof, “progress billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon such Borrowing Base Company’s completion of any further performance under the contract or agreement);
     (s) is not owing by any state or any department, agency, or instrumentality thereof unless such Borrowing Base Company has complied with any applicable statutory or regulatory requirements thereof in respect of the security interest of Agent, for the benefit of the Lenders, as granted hereunder;
     (t) is not owing from an Account Debtor that is also a supplier to or creditor of any Borrowing Base Company to the extent of the amount owing to such supplier or creditor;
     (u) does not represent a manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling any Borrowing Base Company to discounts on future purchases therefrom; and
     (v) such Account Debtor is not an Auto Program Purchaser.
     “Eligible Equipment” means Equipment of a Credit Party that meets all of the following conditions: (a) in which Agent, for the benefit of the Lenders, has a first perfected security interest (other than a possessory lien for the cost of repair of such Equipment), (b) that is not subject to a certificate of title or other instrument or document that evidences title, (c) that has been appraised by an appraiser satisfactory to Agent, (d) that is located on real property or facilities owned by a Credit Party or, if located on real property or facilities leased by a Credit Party, an acknowledged Landlord’s Waiver satisfactory to Agent has been received by Agent, or reserves, satisfactory to Agent, have been established with respect thereto, and (e) that is otherwise considered eligible by Agent, in its reasonable credit judgment.
     “Eligible Fixed Asset” means Eligible Equipment or Eligible Real Property.
     “Eligible Fixed Asset Amount” means:
     (a) for the period from the Closing Date through October 23, 2009, the sum of:
     (i) up to seventy percent (70%) of the fair market value of Eligible Real Property; plus
     (ii) up to eighty percent (80%) of the net orderly liquidation value of Eligible Equipment; and
     (b) for the period from October 24, 2009 and thereafter, the sum of:

     (i) up to seventy percent (70%) of the fair market value of Eligible Real Property (as determined on October 24, 2009); plus
     (ii) up to eighty percent (80%) of the net orderly liquidation value of Eligible Equipment (as determined on October 24, 2009);
provided that (A) if any Eligible Fixed Asset that was part of the Eligible Fixed Asset Amount calculation is sold or otherwise disposed of after October 24, 2009, the amount attributable to such Eligible Fixed Asset in the calculation above shall be subtracted from the Eligible Fixed Asset Amount, and (B) Section 2.14 hereof shall permit certain additions to the Eligible Fixed Asset Amount under the conditions set forth therein.
     “Eligible Inventory” means all Inventory of a Borrowing Base Company in which Agent, for the benefit of the Lenders, has a valid and enforceable first security interest, except Inventory that:
     (a) is located outside of the United States;
     (b) is in the possession of a bailee, consignee or other third party in possession of Inventory of a Borrowing Base Company, unless (i) reserves, satisfactory to Agent, have been established with respect thereto; or (ii) (A) with respect to a consignee, processor or bailee, a Consignee’s Waiver, Processor’s Waiver or Bailee’s Waiver, as the case may be, has been received by Agent, (B) such third party is listed on Schedule 6.9 hereto, as amended from time to time, or Agent has received prior written notice of such third party location, (C) if required by Agent, proper notice has been given to all secured parties of such third party that have filed U.C.C. Financing Statements claiming a security interest in such third party’s inventory, and (D) with respect to a consignee or processor, Administrative Borrower has filed appropriate U.C.C. Financing Statements to protect such Borrowing Base Company’s interest therein, in form and substance satisfactory to Agent;
     (c) is located on facilities leased by such Borrowing Base Company, unless an acknowledged Landlord’s Waiver has been received by Agent, or reserves, satisfactory to Agent, have been established with respect thereto;
     (d) is work-in-process, provided that Agent may, in its sole discretion, deem certain work-in-process Inventory of Gibraltar Strip Steel, Inc. (that has been appraised) to be Eligible Inventory so long as the Borrowing Base contribution (after giving effect to its advance rate) of such work-in-process Inventory does not exceed Ten Million Dollars ($10,000,000);
     (e) is slow-moving, damaged, defective or obsolete;
     (f) consists of (i) goods not held for sale, such as labels, maintenance items, supplies and packaging, or held for return to vendors, or (ii) Inventory used in connection with research and development;

     (g) is held for return to vendors;
     (h) is subject to a Lien in favor of any Person other than Agent; or
     (i) is determined by Agent to be unsatisfactory in any respect, in the exercise of its reasonable credit judgment.
     “Eligible Real Property” means real property of a Credit Party that meets all of the following conditions: (a) in which Agent, for the benefit of the Lenders, has a first perfected Lien (subject only to exceptions agreed to by Agent, which exceptions shall be typical of transactions of this nature and shall not include the securing of Indebtedness incurred for borrowed money), (b) with respect to which an appraisal that meets the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 has been obtained from an appraiser satisfactory to Agent, and (c) that is otherwise considered eligible (based upon environmental reports and other factors) by Agent, in the exercise of its reasonable credit judgment.
     “Eligible Transferee” means a commercial bank, financial institution or other “accredited investor” (as defined in SEC Regulation D) that is not a Borrower, a Subsidiary or an Affiliate.
     “Environmental Laws” means all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders in council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of, or regulation of the discharge of substances into, the environment.
     “Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.
     “Equalization Event” means the earlier of (a) the occurrence of an Event of Default under Section 8.12 hereof, or (b) the acceleration of the maturity of the Obligations after the occurrence of an Event of Default.
     “Equalization Maximum Amount” means that term as defined in Section 9.5(b)(i) hereof.
     “Equalization Percentage” means that term as defined in Section 9.5(b)(ii) hereof.
     “Equipment” means all equipment, as that term is defined in the U.C.C.
     “Equity Interests” means (a) all of the issued and outstanding shares of all classes of capital stock of any corporation at any time owned by any Credit Party and the certificates representing such capital stock, (b) all of the membership interests in a limited liability company at any time owned or held by any Credit Party, and (c) all of the equity interests in any other form of organization at any time owned or held by any Credit Party.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.
     “ERISA Event” means (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan (other than in the ordinary course of business in connection with an Acquisition); (i) the failure by a Controlled Group member or an ERISA Plan to satisfy in all material respects any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action or suit with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.
     “ERISA Plan” means an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.
     “Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Eurodollar” means a Dollar denominated deposit in a bank or branch outside of the United States.
     “Eurodollar Loan” means a Revolving Loan described in Section 2.2(a) hereof, or a portion of the Term Loan described in Section 2.3 hereof, that in each case that shall be denominated in Dollars and on which Borrowers shall pay interest at a rate based upon the Derived Eurodollar Rate.

     “Eurodollar Rate” means, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the greater of (a) the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (i) the rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed on British Bankers Association Interest Rate LIBOR 01 or 02 as provided by Reuters or Bloomberg (or, if for any reason such rate is unavailable from Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters or Bloomberg) as the rate in the London interbank market for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Eurodollar Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Agent (or an affiliate of Agent, in Agent’s discretion) by prime banks in any Eurodollar market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan; by (ii) 1.00 minus the Reserve Percentage; or (b) one hundred fifty (150.00) basis points.
     “Event of Default” means an event or condition that shall constitute an event of default as defined in Article VIII hereof.
     “Excess Cash Flow” means, for any period, as determined on a Consolidated basis and in accordance with GAAP, an amount equal to (a) Consolidated EBITDA for such period; minus (b) the sum for such period of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) Consolidated Capital Expenditures, (iv) the increase (or decrease), if any, in Consolidated Net Working Capital, (v) scheduled or mandatory repayments, prepayments or redemptions of the principal of Indebtedness of Gibraltar so long as in the case of any revolving credit facility there is a permanent reduction in the commitment thereunder, (vi) without duplication of any amount included under the preceding subpart (v), scheduled payments representing the principal portion of Capitalized Lease Obligations and Synthetic Leases, and (vii) Capital Distributions made in cash pursuant to Section 5.15(b) hereof.
     “Excess Cash Flow Year” means that term as defined in Section 2.11(c)(i) hereof.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Taxes” means, in the case of Agent and each Lender, taxes imposed on or measured by its overall net income or branch profits, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which Agent or such Lender, as the case may be, is organized or in which its principal office is located, or, in the case of any Lender, in which its applicable lending office is located.
     “Existing Letter of Credit” means that term as defined in Section 2.2(b)(vii) hereof.

     “Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.
     “Financial Officer” means any of the following officers: chief executive officer, president, senior vice president, chief financial officer or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of Administrative Borrower.
     “Fixed Asset Advance” means an amount equal to the lesser of:
     (a) the Eligible Fixed Asset Amount; or
     (b) Forty Million Dollars ($40,000,000);
provided that the Fixed Asset Advance shall be decreased on June 30, 2010 and on the last day of each fiscal quarter of Gibraltar thereafter by an amount equal to five percent (5%) of the Fixed Asset Advance as determined on October 24, 2009.
     “Fixed Charge Coverage Ratio” means, as determined for the most recently completed four fiscal quarters of Gibraltar, on a Consolidated basis and in accordance with GAAP, the ratio of (a) (i) Consolidated EBITDA, minus (ii) Consolidated Unfunded Capital Expenditures, minus (iii) Consolidated Income Tax Expense paid in cash (net of tax refunds received in cash), minus (iv) Capital Distributions; to (b) Consolidated Fixed Charges.
     “Foreign Account Receivable” means an Account that arises out of contracts with or orders from an Account Debtor that is not a resident of the United States or Canada.
     “Foreign Benefit Plan” means each material plan, fund, program or policy established under the law of a jurisdiction other than the United States (or a state or local government thereof), whether formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which one or more Companies have any liability with respect to any employee or former employee, but excluding any Foreign Pension Plan.
     “Foreign Pension Plan” means a pension plan required to be registered under the law of a jurisdiction other than the United States (or a state or local government thereof), that is maintained or contributed to by one or more Companies for their employees or former employees.

     “Foreign Subsidiary” means a Subsidiary that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.
     “Fronting Lender” means, (a) as to any Letter of Credit transaction hereunder, Agent as issuer of the Letter of Credit, or, in the event that Agent either shall be unable to issue or shall agree that another Revolving Lender may issue, a Letter of Credit, such other Revolving Lender as shall agree to issue the Letter of Credit in its own name, but in each instance on behalf of the Revolving Lenders hereunder, with such other Lender being an Additional Fronting Lender, or (b) as to any Existing Letter of Credit, including the Bond Letter of Credit, Harris N.A. (acting as agent of BMO Capital Markets Financing, Inc. or any of its affiliates that may become a Revolving Lender under this Agreement).
     “Fronting Lender Fee” means the fee to be paid to the appropriate Fronting Lender as described in the Agent Fee Letter.
     “GAAP” means generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of Gibraltar.
     “General Intangibles” means (a) general intangibles, as that term is defined in the U.C.C.; and (b) choses in action, causes of action, intellectual property, customer lists, corporate or other business records, inventions, designs, patents, patent applications, service marks, registrations, trade names, trademarks, copyrights, licenses, goodwill, computer software, rights to indemnification and tax refunds.
     “Gibraltar” means that term as defined in the first paragraph hereof.
     “Government Account Receivable” means an Account that arises out of contracts with or orders from the United States or any of its departments, agencies or instrumentalities.
     “Governmental Authority” means any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization exercising such functions.
     “Guarantor” means a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

     “Guarantor of Payment” means each of the Subsidiaries designated a “Guarantor of Payment” on Schedule 2 hereto, each of which is executing and delivering a Guaranty of Payment on the Closing Date, and any other Subsidiary that shall, subsequent to the Closing Date, deliver a Guaranty of Payment, or become a party by joinder to the Guaranty of Payment that was executed on the Closing Date subsequent to the Closing Date.
     “Guaranty of Payment” means the Third Amended and Restated Subsidiary Guaranty executed and delivered on the Closing Date in connection with this Agreement by the Guarantors of Payment (other than Noll/Norwesco, LLC), the Noll/Norwesco Guaranty, and any other guaranty of payment executed and delivered subsequent to the Closing Date by a Guarantor of Payment, in each case, as the same may from time to time be amended, restated or otherwise modified.
     “GSNY” means that term as defined in the first paragraph hereof.
     “Hedge Agreement” means any Interest Rate Hedge Agreement, Currency Hedge Agreement or Commodity Hedging Device.
     “Immaterial Deposit Account” means a Deposit Account maintained by a Credit Party that, at all times, has a balance of less than Ten Thousand Dollars ($10,000); provided that the Immaterial Deposit Accounts of all Credit Parties shall not, at any time, aggregate in excess of One Hundred Thousand Dollars ($100,000).
     “Indebtedness” means, for any Company, without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and accrued expenses and deferred taxes incurred and paid in the ordinary course of business), (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement, (f) all Synthetic Leases, (g) all Capitalized Lease Obligations, (h) all obligations of such Company with respect to asset securitization financing programs to the extent that there is recourse against such Company or such Company is liable (contingent or otherwise) under any such program, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness of the types referred to in subparts (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Company is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Company, (k) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (l) any guaranty of any obligation described in subparts (a) through (k) hereof.
     “Insolvent Lender” means a Lender that (a) has become or is not Solvent or is the Subsidiary of a Person that has become or is not Solvent; or (b) has become the subject of a proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or is a Subsidiary of a Person that has become subject of a proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be an Insolvent Lender solely by virtue of the ownership or acquisition of an equity interest in such Lender or a parent company thereof by a governmental authority or an instrumentality thereof. Any Insolvent Lender shall cease to be an Insolvent Lender when Agent determines, in its reasonable discretion, that such Insolvent Lender is no longer an Insolvent Lender based upon the characteristics set forth in this definition.
     “Intellectual Property Security Agreement” means an Intellectual Property Security Agreement executed and delivered on or after the Closing Date by a Borrower or Guarantor of Payment, wherein such Borrower or Guarantor of Payment, as the case may be, has granted to Agent, for the benefit of the Lenders, a security interest in all intellectual property owned by such Borrower or Guarantor of Payment, as the same may from time to time be amended, restated or otherwise modified.
     “Interest Adjustment Date” means the last day of each Interest Period.
     “Interest Period” means, with respect to a LIBOR Fixed Rate Loan, the period commencing on the date such LIBOR Fixed Rate Loan is made and ending on the last day of such period, as selected by Administrative Borrower pursuant to the provisions hereof, and, thereafter (unless, with respect to a Eurodollar Loan, such LIBOR Fixed Rate Loan is converted to a Base Rate Loan), each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by Administrative Borrower pursuant to the provisions hereof. The duration of each Interest Period for a LIBOR Fixed Rate Loan shall be one month, two months, three months or six months, in each case as Administrative Borrower may select upon notice, as set forth in Section 2.6 hereof; provided that (a) if Administrative Borrower shall fail to so select the duration of any Interest Period for a Eurodollar Loan at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, Borrowers shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period, and (b) each Alternate Currency Loan must be repaid on the last day of the Interest Period applicable thereto.
     “Interest Rate Hedge Agreement” means any hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by one or more Borrowers with any Person in connection with any Indebtedness of Borrowers.
     “Interim Closing Date” means August 31, 2007.
     “Inventory” means inventory, as that term is defined in the U.C.C.

     “Investment Property” means investment property, as that term is defined in the U.C.C., unless the Uniform Commercial Code as in effect in another jurisdiction would govern the perfection and priority of a security interest in investment property, and, in such case, “investment property” shall be defined in accordance with the law of that jurisdiction as in effect from time to time.
     “KeyBank” means KeyBank National Association, and its successors and assigns.
     “Landlord’s Waiver” means a landlord’s waiver or mortgagee’s waiver, each in form and substance satisfactory to Agent, delivered by a Credit Party in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.
     “Lender” means that term as defined in the first paragraph hereof and, as the context requires, shall include the Fronting Lenders and the Swing Line Lender.
     “Lender Credit Exposure” means, for any Lender, at any time, the aggregate of such Lender’s respective pro rata shares of the Revolving Credit Exposure and the Term Loan Exposure.
     “Letter of Credit” means a commercial documentary letter of credit or standby letter of credit that shall be issued by a Fronting Lender for the account of a Borrower or a Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) one year after its date of issuance (provided that such Letter of Credit may provide for the renewal thereof for additional one year periods), or (b) one year after the last day of the Commitment Period.
     “Letter of Credit Commitment” means the commitment of Agent, as a Fronting Lender, on behalf of the Revolving Lenders, to issue Letters of Credit in an aggregate face amount of up to Thirty Million Dollars ($30,000,000).
     “Letter of Credit Exposure” means, at any time, the Dollar Equivalent of the sum of (a) the aggregate undrawn amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by Borrowers or converted to a Revolving Loan pursuant to Section 2.2(b)(v) hereof.
     “LIBOR Fixed Rate Loan” means a Eurodollar Loan or an Alternate Currency Loan.
     “Lien” means any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, leasing (other than Operating Leases), sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset, and the filing of, or agreement to give, any financing statement perfecting a security interest or providing a notice filing (other than a notice filing with respect to a bailment, a consignment or an operating lease) of a lien or security interest under the law of any jurisdiction.

     “Loan” means a Revolving Loan, a Swing Loan or the Term Loan made to Borrowers by the Lenders in accordance with Section 2.2(a), 2.2(c) or 2.3 hereof.
     “Loan Documents” means, collectively, this Agreement, each Note, each Guaranty of Payment, all documentation relating to each Letter of Credit, each Security Document, the Special Accounts and Borrowing Base Certificate Letter, the Agent Fee Letter and the Closing Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.
     “Lockbox” means the post office box rented by and in the name of one or more Credit Parties in accordance with Section 7.1(a) hereof.
     “Mandatory Prepayment” means that term as defined in Section 2.11(c) hereof.
     “Master Agreement” means that Master Agreement entered into by and among the Credit Parties and Agent in connection with the cash management services undertaken by Agent on behalf of the Companies.
     “Material Adverse Effect” means any or all of the following: (a) any material adverse effect on the business, operations, property, assets, liabilities, financial or other condition or prospects of Borrowers, or Gibraltar and its Subsidiaries taken as a whole; (b) any material adverse effect on the ability of a Borrower, or any other material Credit Party, to perform its obligations under any of the Loan Documents to which it is a party; (c) any material adverse effect on the ability of Gibraltar and its Subsidiaries, taken as a whole, to pay their liabilities and obligations as they mature or become due; or (d) any material adverse effect on the validity, effectiveness or enforceability, as against any Credit Party, of any of the Loan Documents to which it is a party.
     “Material Indebtedness Agreement” means any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of any Company or the Companies equal to or in excess of the amount of Twenty Million Dollars ($20,000,000).
     “Maximum Amount” means, for each Lender, the amount equal to the aggregate of such Lender’s Applicable Commitment Percentage of the Maximum Revolving Amount and such Lender’s Applicable Commitment Percentage of the principal balance of the Term Loan. The Maximum Amount of each Lender shall be as set forth in the Register.
     “Maximum Rate” means that term as defined in Section 2.4(e) hereof.
     “Maximum Revolving Amount” means Two Hundred Million Dollars ($200,000,000), as such amount may be reduced pursuant to Section 2.9(e) hereof.
     “Moody’s” means Moody’s Investors Service, Inc., and any successor to such company.

     “Mortgage” means each Open-End Mortgage, Assignment of Leases and Rents and Security Agreement (or deed of trust or comparable document), dated on or after the Closing Date, relating to the Real Property, executed and delivered by a Credit Party, to further secure the Secured Obligations, as the same may from time to time be amended, restated or otherwise modified.
     “Multiemployer Plan” means a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.
     “Net Cash Proceeds” means, with respect to:
     (a) any Asset Disposition, the Cash Proceeds resulting therefrom net of (i) reasonable and customary expenses of sale incurred in connection with such Asset Disposition, and other reasonable and customary fees and expenses incurred, and all state and local taxes paid or reasonably estimated to be payable by such Person as a consequence of such Asset Disposition and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the assets that are the subject of such Asset Disposition and required to be, and that is, repaid under the terms thereof as a result of such Asset Disposition, and (ii) incremental federal, state and local income taxes paid or payable as a result thereof; and
     (b) any Recovery Event, the Cash Proceeds resulting therefrom net of (i) reasonable and customary expenses incurred in connection with such Recovery Event, and local taxes paid or reasonably estimated to be payable by such Person as a consequence of such Recovery Event and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the assets that are the subject of such Recovery Event and required to be, and that is, repaid under the terms thereof as a result of such Recovery Event, and (ii) incremental federal, state and local income taxes paid or payable as a result thereof.
     “Noll/Norwesco Guaranty” means that certain Guaranty of Payment, dated July 24, 2009, by Noll/Norwesco, LLC in favor of Agent, as the same may from time to time be amended, restated or otherwise modified.
     “Non-Material Subsidiary” means a Company that (a) is not a Credit Party or the equity holder of a Credit Party, (b) has aggregate assets of less than One Million Dollars ($1,000,000), and has no direct or indirect Subsidiaries with aggregate assets, for such Company and all such Subsidiaries, of more than One Million Dollars ($1,000,000), and (c) has aggregate revenues of less than One Million Dollars ($1,000,000) and has no direct or indirect Subsidiaries with aggregate revenues, for such Company and all such Subsidiaries, of more than One Million Dollars ($1,000,000).
     “Non-U.S. Lender” means that term as defined in Section 3.2(c) hereof.
     “Note” means a Revolving Credit Note, the Swing Line Note or a Term Note, or any other promissory note delivered pursuant to this Agreement.

     “Notice of Loan” means a Notice of Loan in the form of the attached Exhibit D.
     “Obligations” means, collectively, (a) all Indebtedness and other obligations now owing or hereafter incurred by one or more Borrowers to Agent, the Swing Line Lender, any Fronting Lender, or any Lender (or any affiliate thereof) pursuant to this Agreement and the other Loan Documents, and includes the principal of and interest on all Loans and all obligations pursuant to Letters of Credit; (b) each extension, renewal, consolidation or refinancing of any of the foregoing, in whole or in part; (c) the facility and other fees, and any prepayment fees payable pursuant to this Agreement or any other Loan Document; (d) all fees and charges in connection with the Letters of Credit; (e) every other liability, now or hereafter owing to Agent or any Lender by any Company pursuant to this Agreement or any other Loan Document; and (f) all Related Expenses.
     “Operating Account” means a commercial Deposit Account designated “master disbursement account” and maintained by GSNY (for the benefit of the Credit Parties) with Agent, without liability by Agent to pay interest thereon, from which account Borrowers shall have the right to withdraw funds until Agent, on behalf of the Lenders, terminates such right after the occurrence of a Default or an Event of Default.
     “Operating Leases” means all real or personal property leases under which any Company is bound or obligated as a lessee or sublessee and which, under GAAP, are not required to be capitalized on a balance sheet of such Company; provided that Operating Leases shall not include any such lease under which any Company is also bound as the lessor or sublessor.
     “Original Closing Date” means December 8, 2005.
     “Original Credit Agreement” means that term as defined in the first Whereas clause on the first page of this Agreement.
     “Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise, ad valorem or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, use taxes, value added taxes, charges or similar taxes or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Overall Commitment Percentage” means, for any Lender, the percentage determined by dividing (a) the sum, based upon such Lender’s Applicable Commitment Percentages, of (i) the principal outstanding under the Term Loan Commitment, (ii) the aggregate principal amount of Revolving Loans outstanding, (iii) the Swing Line Exposure, and (iv) the Letter of Credit

Exposure; by (b) the sum of (A) the aggregate principal amount of all Loans outstanding, plus (B) the Letter of Credit Exposure.
     “Participant” means that term as defined in Section 12.11 hereof.
     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.
     “PBGC” means the Pension Benefit Guaranty Corporation, and its successor.
     “Pension Plan” means an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).
     “Permitted Foreign Subsidiary Loans and Investments” means:
     (a) the investments by Gibraltar or a Domestic Subsidiary in a Foreign Subsidiary, existing as of the Closing Date and set forth on Schedule 5.11 hereto;
     (b) the loans by Gibraltar or a Domestic Subsidiary to a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto;
     (c) any investment by a Foreign Subsidiary in, or loan from a Foreign Subsidiary to, or guaranty from a Foreign Subsidiary of Indebtedness of, a Company;
     (d) loans by a Credit Party to, investments by a Credit Party in, and Letters of Credit issued to or for the benefit of, a Foreign Subsidiary, so long as all such loans, investments and Letters of Credit by all Credit Parties to all Foreign Subsidiaries do not exceed the aggregate (including any amounts set forth in Schedule 5.11 hereto) amount of One Hundred Million Dollars ($100,000,000) at any time outstanding; and
     (e) guaranties by a Credit Party of Indebtedness of a Foreign Subsidiary, not otherwise permitted under this definition, so long as all such guaranties by all Credit Parties for all Foreign Subsidiaries does not exceed Ten Million Dollars ($10,000,000) at any time outstanding.
     “Permitted Investment” means an investment of a Company in the stock (or other debt or equity instruments) of a Person (other than a Company), so long as the aggregate amount of all such investments of all Companies does not exceed, for any fiscal year of Gibraltar, an aggregate amount of Twenty-Five Million Dollars ($25,000,000).
     “Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.

     “Pledge and Security Agreement” means the Third Amended and Restated Pledge and Security Agreement, executed and delivered by each Credit Party in favor of Agent, for the benefit of the Lenders, dated as of the Closing Date, as the same may from time to time be amended, restated or otherwise modified.
     “Pledged Entity” means the issuer of any Pledged Securities.
     “Pledged Notes” means the promissory notes payable to a Credit Party, as described on Schedule 7.3 hereto, and any additional or future promissory notes that may hereafter from time to time be payable to one or more Credit Parties.
     “Pledged Securities” means all of the Equity Interests now owned or hereafter acquired by each Credit Party, and all of such Credit Party’s other rights, title and interests in, or in any way related to, each Pledged Entity to which any of such Equity Interests relate, and all proceeds thereof; provided that Pledged Securities shall exclude (a) shares of capital stock or other equity interests of any Foreign Subsidiary that is not a first-tier Foreign Subsidiary, and (b) shares of voting capital stock or other voting equity interests in any first-tier Foreign Subsidiary in excess of sixty-five percent (65%) of the total outstanding shares of voting capital stock or other voting equity interest of such first-tier Foreign Subsidiary. (Schedule 5 hereto lists, as of the Closing Date, all of the Pledged Securities.)
     “Prime Rate” means the interest rate established from time to time by Agent as Agent’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.
     “Proceeds” means (a) proceeds, as that term is defined in the U.C.C., and any other proceeds, and (b) whatever is received upon the sale, exchange, collection or other disposition of Collateral or proceeds, whether cash or non-cash. Cash proceeds include, without limitation, moneys, checks and Deposit Accounts. Proceeds include, without limitation, any Account arising when the right to payment is earned under a contract right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance. Except as expressly authorized in this Agreement, the right of Agent and the Lenders to Proceeds specifically set forth herein or indicated in any financing statement shall never constitute an express or implied authorization on the part of Agent or any Lender to a Company’s sale, exchange, collection or other disposition of any or all of the Collateral.
     “Processor’s Waiver” means a processor’s waiver (or similar agreement), in form and substance reasonably satisfactory to Agent, delivered by a Credit Party in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.
     “Protective Expense” means a protective expense incurred by Agent in accordance with Section 2.17 hereof for the following:
     (a) to pay and discharge past due taxes, assessments and governmental charges, at any time levied on or with respect to any of the Collateral to the extent that the applicable Company has failed to pay and discharge the same in accordance with the requirements of this Agreement or any of the other Loan Documents;
     (b) to pay and discharge any claims of other creditors that are secured by any Lien on any Collateral, other than a Lien permitted by Section 5.9 hereof;
     (c) to pay for the maintenance, repair, restoration and preservation of any Collateral to the extent the Company that owns such Collateral fails to comply with its obligations in regard thereto under this Agreement and the other Loan Documents, or Agent reasonably believes payment of the same is necessary or appropriate to avoid a material loss or material diminution in value of such Collateral;
     (d) to obtain and pay the premiums on insurance for any Collateral to the extent the Companies fail to maintain such insurance in accordance with the requirements of this Agreement and the other Loan Documents; or
     (e) to otherwise maintain, protect or preserve the Collateral or the rights of the Lenders under the Loan Documents and is made to enhance the likelihood of, or to maximize the amount of, repayment of the Secured Obligations.
     “Real Property” means each parcel of real estate owned by a Credit Party, as set forth on Schedule 4 hereto, together with all improvements and buildings thereon and all appurtenances, easements or other rights thereto belonging, and subject to a Mortgage, and any other parcel of real estate owned by a Credit Party and, after the Closing Date, subject to a Mortgage.
     “Recovery Event” means, with respect to any property, (a) the actual or constructive total loss of such property or the use thereof, resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (b) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within ninety (90) days after the occurrence of such destruction or damage, (c) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property, or (d) in the case of any property located upon a leasehold, the termination or expiration of such leasehold.
     “Register” means that term as described in Section 12.10(i) hereof.
     “Regularly Scheduled Payment Date” means the last day of each March, June, September and December of each year.
     “Related Expenses” means (a) any and all costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, reasonable attorneys’ fees, legal expenses, judgments, suits and disbursements) (i) incurred by Agent, or imposed upon or asserted against Agent or any Lender, in any attempt by Agent and the Lenders to (A) obtain, preserve, perfect or enforce any Loan Document or any security interest evidenced by any Loan

Document; (B) obtain payment, performance or observance of any and all of the Obligations; or (C) maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Obligations or any part thereof, including, without limitation, costs and expenses for appraisals, assessments and audits of any Company or any such collateral; or (ii) incidental or related to subpart (i) above, including, without limitation, interest thereupon from the date incurred, imposed or asserted until paid at the Default Rate; and (b) all Protective Expenses.
     “Related Writing” means each Loan Document, each Borrowing Base Certificate and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Credit Party, or any of its officers, to Agent or the Lenders pursuant to or otherwise in connection with this Agreement.
     “Reportable Event” means a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.
     “Required Lenders” means the holders of at least fifty-one percent (51%) of the sum of (a) the principal outstanding under the Term Loan Commitment, and (b) (i) during the Commitment Period, the Maximum Revolving Amount, or (ii) after the Commitment Period, the sum of (A) aggregate amount outstanding on the Revolving Loans, (B) the Letter of Credit Exposure, and (C) the Swing Line Exposure.
     “Required Revolving Lenders” means the holders of at least fifty-one percent (51%) of (a) during the Commitment Period, the Maximum Revolving Amount, or (b) after the Commitment Period, the sum of (i) the aggregate amount outstanding on the Revolving Loans, (ii) the Letter of Credit Exposure, and (iii) the Swing Line Exposure.
     “Required Term Lenders” means the holders of at least fifty-one percent (51%) of the principal outstanding under the Term Loan Commitment.
     “Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property.
     “Reserve” or “Reserves” means any amount that Agent reserves, without duplication, pursuant to Section 2.13 hereof, against the Borrowing Base.
     “Reserve Percentage” means, for any day, that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Eurodollar Rate and the Alternate Currency Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

     “Restricted Payment” means, with respect to any Company, (a) any Capital Distribution, (b) any amount paid by such Company in repayment, redemption, retirement or repurchase, directly or indirectly, of any Subordinated Indebtedness, including, but not limited to, the Indebtedness incurred pursuant to the notes issued in connection with the Subordinated Indenture, or (c) the exercise by any Company of any right of defeasance or covenant defeasance or similar right with respect to any Subordinated Indebtedness, including but not limited to the Indebtedness incurred pursuant to the notes issued in connection with the Subordinated Indenture.
     “Revolving Credit Availability” means, at any time, the amount equal to the Revolving Credit Commitment minus the Revolving Credit Exposure.
     “Revolving Credit Commitment” means the obligation hereunder, during the Commitment Period, of the Revolving Lenders to make Revolving Loans, the Fronting Lenders to issue Letters of Credit and each Revolving Lender to participate in Letters of Credit pursuant to the Letter of Credit Commitment, and the Swing Line Lender to make and each Revolving Lender to participate in Swing Loans pursuant to the Swing Line Commitment; up to an aggregate principal amount outstanding at any time equal to the lesser of (a) the Borrowing Base, or (b) the Maximum Revolving Amount.
     “Revolving Credit Exposure” means, at any time, the Dollar Equivalent of the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, (b) the Swing Line Exposure, and (c) the Letter of Credit Exposure.
     “Revolving Credit Note” means a Revolving Credit Note, in the form of the attached Exhibit A, executed and delivered pursuant to Section 2.5(a) hereof.
     “Revolving Lender” means a Lender with a percentage of the Revolving Credit Commitment as set forth on Schedule 1 hereto.
     “Revolving Loan” means a Loan made to Borrowers by the Revolving Lenders in accordance with Section 2.2(a) hereof.
     “S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., and any successor to such company.
     “SEC” means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.
     “Secured Obligations” means, collectively, (a) the Obligations, (b) the Designated Hedge Obligations, and (c) the Bank Product Obligations.
     “Securities Account” means a securities account, as that term is defined in the U.C.C.
     “Securities Account Control Agreement” means each Securities Account Control Agreement among a Credit Party and a Securities Intermediary, dated on or after the Closing

Date, to be in form and substance satisfactory to Agent, as the same may from time to time be amended, restated or otherwise modified.
     “Securities Intermediary” means a clearing corporation or a Person, including, without limitation, a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.
     “Security Account” means a commercial Deposit Account maintained with Agent, without liability by Agent to pay interest thereon, as described in Section 7.1(f) hereof.
     “Security Documents” means the Pledge and Security Agreement, each Intellectual Property Security Agreement, each Processor’s Waiver, each Consignee’s Waiver, each Mortgage, each Landlord’s Waiver, each Bailee’s Waiver, each Control Agreement, each U.C.C. Financing Statement or similar filing as to a jurisdiction located outside of the United States of America filed in connection herewith or perfecting any interest created in any of the foregoing documents, and any other document pursuant to which any Lien is granted by a Company or any other Person to Agent, for the benefit of the Lenders, as security for the Secured Obligations, or any part thereof, and each other agreement executed or provided to Agent in connection with any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.
     “Solvent” means, with respect to any Person, that (a) the fair value of such Person’s assets is in excess of the total amount of such Person’s debts, as determined in accordance with the Bankruptcy Code, (b) the present fair saleable value of such Person’s assets is in excess of the amount that will be required to pay such Person’s debts as such debts become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as such liabilities mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small amount of capital. As used in this definition, the term “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, as determined in accordance with the Bankruptcy Code.
     “Special Accounts and Borrowing Base Certificate Letter” means that certain Special Accounts and Borrowing Base Certificate Letter, dated as of the Closing Date, by and between Administrative Borrower and Agent, that sets forth certain special eligibility requirements with respect to agreed upon specified Account Debtors, as the same may from time to time be amended, restated or otherwise modified.
     “Specific Commitment” means the Revolving Credit Commitment or the Term Loan Commitment.
     “Subordinated” means, as applied to Indebtedness, Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to Agent and the Required Lenders) in favor of the prior payment in full of the Obligations.
     “Subordinated Indebtedness” means Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to Agent and the Required Lenders) in favor of the prior payment in full of the Obligations.
     “Subordinated Indenture” means the Indenture, dated as of the December 8, 2005, among Gibraltar, the subsidiary guarantors party thereto and The Bank of New York Trust Company, N.A., as trustee, as the same may, from time to time be amended, supplemented, restated or otherwise modified or replaced, pursuant to which Gibraltar has issued 8% Senior Subordinated Notes Due 2015.
     “Subsidiary” means (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by a Borrower or by one or more other subsidiaries of such Borrower or by such Borrower and one or more subsidiaries of such Borrower, (b) a partnership, limited liability company or unlimited liability company of which a Borrower, one or more other subsidiaries of such Borrower or such Borrower and one or more subsidiaries of such Borrower, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which a Borrower, one or more other subsidiaries of such Borrower or such Borrower and one or more subsidiaries of such Borrower, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person. Unless otherwise specified, references to Subsidiary shall mean a Subsidiary of Gibraltar.
     “Supporting Letter of Credit” shall mean a standby letter of credit, in form and substance satisfactory to Agent and the appropriate Fronting Lender, issued by an issuer satisfactory to Agent and such Fronting Lender.
     “Swing Line Commitment” means the commitment of the Swing Line Lender to make Swing Loans to Borrowers up to the aggregate amount at any time outstanding of Ten Million Dollars ($10,000,000).
     “Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Loans outstanding.
     “Swing Line Lender” means KeyBank, as holder of the Swing Line Commitment.
     “Swing Line Note” means the Swing Line Note, in the form of the attached Exhibit B, executed and delivered pursuant to Section 2.5(b) hereof.

     “Swing Loan” means a loan that shall be denominated in Dollars made to Borrowers by the Swing Line Lender under the Swing Line Commitment, in accordance with Section 2.2(c) hereof.
     “Swing Loan Maturity Date” means, with respect to any Swing Loan, the earlier of (a) fifteen (15) days after the date such Swing Loan is made, or (b) the last day of the Commitment Period.
     “Synthetic Lease” means any lease (a) that is accounted for by the lessee as an Operating Lease, and (b) under which the lessee is intended to be the “owner” of the leased property for federal income tax purposes.
     “Target EBITDA” means, for any period, in accordance with GAAP, net earnings for such period, plus the aggregate amounts deducted in determining such net earnings in respect of (a) income taxes, (b) interest expense, and (c) depreciation and amortization charges.
     “Taxes” means any and all present or future taxes of any kind, including but not limited to, levies, imposts, duties, surtaxes, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties, fines, additions to taxes or similar liabilities with respect thereto) other than Excluded Taxes.
     “Term Lender” means a Lender with a percentage of the Term Loan Commitment as set forth on the Register.
     “Term Loan” means the Loan made to Borrowers by the Term Lenders in the original principal amount of Fifty-Eight Million Seven Hundred Thirty Thousand Dollars ($58,730,000), in accordance with Section 2.3 hereof.
     “Term Loan Commitment” means the obligation hereunder of the Term Lenders (or assignors of the Term Loan made under the Original Credit Agreement to the Term Lenders) to have made the Term Loan on the Original Closing Date, with each Term Lender’s obligation to participate therein being in the amount set forth opposite such Term Lender’s name under the column headed “Term Loan Commitment Amount” as set forth in the Register, subject to assignments of interests pursuant to Section 12.10 hereof.
     “Term Loan Exposure” means, at any time, the outstanding principal amount of the Term Loan.
     “Term Note” means a Term Note, in the form of the attached Exhibit C executed and delivered pursuant to Section 2.5(c) hereof.
     “Total Commitment Amount” means the principal amount of Two Hundred Fifty-Eight Million Seven Hundred Thirty Thousand Dollars ($258,730,000), or such lesser amount as shall be determined pursuant to Section 2.9(e) hereof; provided that, for the purposes of determining the Total Commitment Amount, Agent may, in its discretion, calculate the Dollar Equivalent of any Alternate Currency Loan on any Business Day selected by Agent.
     “Total Leverage Ratio” means the ratio of (a) Consolidated Funded Indebtedness (for the most recently completed fiscal quarter of Gibraltar), to (b) Consolidated EBITDA (for the most recently completed four fiscal quarters of Gibraltar).
     “U.C.C.” means the Uniform Commercial Code, as in effect from time to time in the State of New York.
     “U.C.C. Financing Statement” means a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.
     “Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.
     “Welfare Plan” means an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).
     Section 1.2. Accounting Terms. Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.
     Section 1.3. Terms Generally. The foregoing definitions shall be applicable to the singular and plural forms of the foregoing defined terms. Unless otherwise defined in this Article I, terms that are defined in the U.C.C. are used herein as so defined.
     Section 1.4. Confirmation of Recitals. Borrowers, Agent and the Lenders hereby confirm the statements set forth in the recitals of this Agreement.
ARTICLE II. AMOUNT AND TERMS OF CREDIT
     Section 2.1. Amount and Nature of Credit.
     (a) Subject to the terms and conditions of this Agreement, the Lenders, during the Commitment Period and to the extent hereinafter provided, shall make Loans to Borrowers, participate in Swing Loans made by the Swing Line Lender to Borrowers, and issue or participate in Letters of Credit at the request of Borrowers, in such aggregate amount as Borrowers shall request pursuant to the Commitment; provided that in no event shall the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement be in excess of the Total Commitment Amount.
     (b) Each Lender, for itself and not one for any other, agrees to make Loans, participate in Swing Loans, and issue or participate in Letters of Credit, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by Borrowers or the issuance of a Letter of Credit:
     (i) the Dollar Equivalent of the aggregate outstanding principal amount of Loans made by such Lender (other than Swing Loans made by the Swing Line Lender), when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure and the Swing Line Exposure, shall not be in excess of the Maximum Amount for such Lender, provided that the Maximum Amount for the Swing Line Lender shall exclude the Swing Line Commitment (other than its pro rata share), and the Maximum Amount of a Fronting Lender shall exclude the Letter of Credit Commitment (other than its pro rata share); and
     (ii) with respect to each Specific Commitment, the aggregate outstanding principal amount of Loans (other than Swing Loans) made by such Lender with respect to such Specific Commitment shall represent that percentage of the aggregate principal amount then outstanding on all Loans (other than Swing Loans) within such Specific Commitment that shall be such Lender’s Applicable Commitment Percentage.
Within each Specific Commitment, each borrowing (other than Swing Loans which shall be risk participated on a pro rata basis) from the Lenders shall be made pro rata according to the respective Applicable Commitment Percentages of the Lenders.
     (c) The Loans may be made as Revolving Loans as described in Section 2.2(a) hereof, and as the Term Loan as described in Section 2.3 hereof, as Swing Loans as described in Section 2.2(c) hereof, and Letters of Credit may be issued in accordance with Section 2.2(b) hereof.
     Section 2.2. Revolving Credit Commitment.
     (a) Revolving Loans. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Revolving Lenders shall make a Revolving Loan or Revolving Loans to Borrowers in such amount or amounts as Administrative Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Revolving Credit Commitment, when such Revolving Loans are combined with the Letter of Credit Exposure and the Swing Line Exposure; provided that Borrowers shall not request any Alternate Currency Loan (and the Lenders shall not be obligated to make an Alternate Currency Loan) if, after giving effect thereto, the Alternate Currency Exposure would exceed the Alternate Currency Maximum Amount. Borrowers shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans, Eurodollar Loans or Alternate Currency Loans. With respect to each Alternate Currency

Loan, subject to the other provisions of this Agreement, Borrowers shall receive all of the proceeds of such Alternate Currency Loan in one Alternate Currency and repay such Alternate Currency Loan in the same Alternate Currency. Subject to the provisions of this Agreement, Borrowers shall be entitled under this Section 2.2(a) to borrow Revolving Loans, repay the same in whole or in part and re-borrow Revolving Loans hereunder at any time and from time to time during the Commitment Period.
     (b) Letters of Credit.
     (i) Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, Agent (or another Fronting Lender if agreed to by Agent) shall, in its own name, on behalf of the Revolving Lenders, issue such Letters of Credit for the account of a Credit Party, as Administrative Borrower may from time to time request. Administrative Borrower shall not request any Letter of Credit (and the Fronting Lenders shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (A) the Letter of Credit Exposure would exceed the Letter of Credit Commitment, (B) the Revolving Credit Exposure would exceed the Revolving Credit Commitment, or (C) with respect to a request for a Letter of Credit to be issued in an Alternate Currency, the Alternate Currency Exposure would exceed the Alternate Currency Maximum Amount. The issuance of each Letter of Credit shall confer upon each Revolving Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Revolving Lender’s Applicable Commitment Percentage.
     (ii) Request for Letter of Credit. Each request for a Letter of Credit shall be delivered to Agent (and to the applicable Fronting Lender, if such Fronting Lender is a Lender other than Agent) by an Authorized Officer not later than 11:00 A.M. (Eastern time) three Business Days prior to the date of the proposed issuance of the Letter of Credit. Each such request shall be in a form acceptable to Agent (and the applicable Fronting Lender, if such Fronting Lender is a Lender other than Agent) and shall specify the face amount thereof, whether such Letter of Credit is a commercial documentary or a standby Letter of Credit, the account party, the beneficiary, the requested date of issuance, amendment, renewal or extension, the expiry date thereof, the Alternate Currency if a Letter of Credit denominated in an Alternate Currency is requested, and the nature of the transaction or obligation to be supported thereby. Concurrently with each such request, Administrative Borrower, and any Credit Party for whose account the Letter of Credit is to be issued, shall execute and deliver to the Fronting Lender issuing such Letter of Credit an appropriate application and agreement, being in the standard form of such Fronting Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by Agent. Agent shall give the Fronting Lender and each Revolving Lender notice of each such request for a Letter of Credit.
     (iii) Commercial Documentary Letters of Credit. With respect to each Letter of Credit that shall be a commercial documentary letter of credit and the drafts thereunder, whether issued for the account of a Borrower or any other Credit Party, Borrowers agree to (A) pay to Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, at a rate per annum equal to three hundred twenty-five (325.00) basis points multiplied by the face amount of such Letter of Credit; (B) pay to Agent, for the sole benefit of the Fronting Lender issuing such Letter of Credit, the Fronting Lender Fee; and (C) pay to Agent, for the sole benefit of the Fronting Lender issuing such Letter of Credit, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by such Fronting Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.
     (iv) Standby Letters of Credit. With respect to each Letter of Credit that shall be a standby letter of credit and the drafts thereunder, if any, whether issued for the account of a Borrower or any other Credit Party, Borrowers agree to (A) pay to Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, at a rate per annum equal to three hundred twenty-five (325.00) basis points multiplied by the face amount of such Letter of Credit; (B) pay to Agent, for the sole benefit of the Fronting Lender issuing such Letter of Credit, the Fronting Lender Fee; and (C) pay to Agent, for the sole benefit of the Fronting Lender issuing such Letter of Credit, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by such Fronting Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.
     (v) Refunding of Letters of Credit with Revolving Loans. Whenever a Letter of Credit shall be drawn, Borrowers shall reimburse the Fronting Lender for the amount drawn. In the event that the amount drawn shall not have been reimbursed by Borrowers within one Business Day of the date of the drawing of such Letter of Credit, at the sole option of Agent (and the Fronting Lender, if the Fronting Lender is a Lender other than Agent), Borrowers shall be deemed to have requested a Revolving Loan, subject to the provisions of Sections 2.2(a) and 2.6 hereof (other than the requirement set forth in Section 2.6(d) hereof), in the amount drawn. Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of Agent and such Lender). Each Revolving Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Revolving Lender acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(b)(v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Fronting Lender that issued such Letter of Credit, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Borrowers irrevocably authorize and instruct Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(b)(v) to reimburse, in full (other than such Fronting Lender’s pro rata share of such borrowing), such Fronting Lender for the amount drawn on such Letter of Credit. Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to Borrowers hereunder. Each Revolving Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.
     (vi) Participation in Letters of Credit. If, for any reason, Agent (and the applicable Fronting Lender if such Fronting Lender is a Lender other than Agent) shall be unable to or, in the opinion of Agent, it shall be impracticable to, convert any Letter of Credit to a Revolving Loan pursuant to the preceding subsection, or if the amount not reimbursed is a Letter of Credit drawn in an Alternate Currency, Agent (and such Fronting Lender if the Fronting Lender is a Lender other than Agent) shall have the right to request that each Revolving Lender fund a participation in the amount due with respect to such Letter of Credit, and Agent shall promptly notify each Revolving Lender thereof (by facsimile or email (confirmed by telephone) or telephone (confirmed in writing)). Upon such notice, but without further action, such Fronting Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from such Fronting Lender, an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such Revolving Lender’s Applicable Commitment Percentage of the principal amount due with respect to such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the account of such Fronting Lender, such Revolving Lender’s ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such Revolving Lender’s Applicable Commitment Percentage). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that is drawn but not reimbursed by Borrowers pursuant to this subsection (vi) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Revolving Lender shall comply with its obligation under this subsection (vi) by wire transfer of immediately available funds (in Dollars, except in the case of a Letter of Credit issued and drawn in an Alternate Currency, and, in such case, in such Alternate Currency), in the same manner as provided in Section 2.6 hereof with respect to Revolving Loans. Each Revolving Lender is hereby authorized to record on its records such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit. In addition, each Lender agrees to risk participate in the Existing Letters of Credit as provided in subsection (vii) below.

     (vii) Existing Letters of Credit. Schedule 2.2 hereto contains a description of all letters of credit (including the Bond Letter of Credit) outstanding on, and to continue in effect after, the Closing Date. Each such letter of credit issued by a bank that is or becomes a Revolving Lender (provided that, for purposes of this Agreement, the Bond Letter of Credit shall be deemed to have been issued by BMO Capital Markets Financing, Inc. (or any of its affiliates that may become a Revolving Lender under this Agreement) through its affiliate, Harris N.A.) under this Agreement on the Closing Date (each, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement, issued, for purposes of Section 2.2(b)(vi) hereof, on the Closing Date. Borrowers, Agent and the Revolving Lenders hereby agree that, from and after such date, the terms of this Agreement shall apply to the Existing Letters of Credit, superseding any other agreement theretofore applicable to them to the extent inconsistent with the terms hereof. Notwithstanding anything to the contrary in any reimbursement agreement applicable to the Existing Letters of Credit, the fees payable in connection with each Existing Letter of Credit to be shared with the Revolving Lenders shall accrue from the Closing Date at the rates provided in Section 2.2(b)(iii) and (iv) hereof.
     (viii) Auto-Renewal Letters of Credit. If Administrative Borrower so requests, a Letter of Credit shall have an automatic renewal provision; provided that any Letter of Credit that has an automatic renewal provision must permit Agent (or the applicable Fronting Lender if such Fronting Lender is a Lender other than Agent) to prevent any such renewal by giving prior notice to the beneficiary thereof not later than thirty (30) days prior to the renewal date of such Letter of Credit. Once any such Letter of Credit that has automatic renewal provisions has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) Agent (and such Fronting Lender) to permit at any time the renewal of such Letter of Credit to an expiry date not later than one year after the last day of the Commitment Period.
     (ix) Letters of Credit Outstanding Beyond the Commitment Period. If any Letter of Credit is outstanding upon the termination of the Commitment, then, upon such termination, Borrowers shall deposit with Agent, for the benefit of the Fronting Lender, with respect to all outstanding Letters of Credit, either cash or a Supporting Letter of Credit, which, in each case, is (A) in an amount equal to one hundred five percent (105%) of the undrawn amount of the outstanding Letters of Credit, and (B) free and clear of all rights and claims of third parties. The cash shall be deposited in an escrow account at a financial institution designated by the applicable Fronting Lender. Such Fronting Lender shall be entitled to withdraw (with respect to the cash) or draw (with respect to the Supporting Letter of Credit) amounts necessary to reimburse such Fronting Lender for payments to be made under the Letters of Credit and any fees and expenses associated with such Letters of Credit, or incurred pursuant to the reimbursement agreements with respect to such Letters of Credit. Borrowers shall also execute such documentation as Agent or the applicable Fronting Lender may reasonably require in connection with the survival of the Letters of Credit beyond the Commitment or this Agreement. After expiration of all undrawn Letters of Credit, the Supporting Letter of Credit or the remainder of the cash, as the case may be, shall promptly be returned to Administrative Borrower.

     (x) Requests for Letters of Credit where One or More Revolving Lenders are Affected Lenders. No Letter of Credit shall be requested or issued hereunder if any Revolving Lender is at such time an Affected Lender hereunder, unless Agent (and the applicable Fronting Lender) has entered into satisfactory (to Agent) arrangements, including, without limitation, the posting of cash collateral, with Borrowers or such Revolving Lender to eliminate the reimbursement risk with respect to such Affected Lender.
     (c) Swing Loans.
     (i) Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Swing Line Lender shall make a Swing Loan or Swing Loans to Borrowers in such amount or amounts as Administrative Borrower, through an Authorized Officer, may from time to time request; provided that Administrative Borrower shall not request any Swing Loan if, after giving effect thereto, (A) the Revolving Credit Exposure would exceed the Revolving Credit Commitment, or (B) the Swing Line Exposure would exceed the Swing Line Commitment. Each Swing Loan shall be due and payable on the Swing Loan Maturity Date applicable thereto. Each Swing Loan shall be made in Dollars.
     (ii) Refunding of Swing Loans. If the Swing Line Lender so elects, by giving notice to Administrative Borrower and the Revolving Lenders, Borrowers agree that the Swing Line Lender shall have the right, in its sole discretion, to require that any Swing Loan be refinanced as a Revolving Loan. Such Revolving Loan shall be a Base Rate Loan unless otherwise requested by and available to Borrowers hereunder. Upon receipt of such notice by Administrative Borrower and the Revolving Lenders, Borrowers shall be deemed, on such day, to have requested a Revolving Loan in the principal amount of the Swing Loan in accordance with Sections 2.2(a) and 2.6 hereof (other than the requirement set forth in Section 2.6(d) hereof). Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Revolving Lender has not requested a Revolving Credit Note, by the records of Agent and such Revolving Lender). Each Revolving Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Revolving Lender acknowledges and agrees that such Revolving Lender’s obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(c)(ii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Swing Line Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Borrowers irrevocably authorize and instruct Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(c)(ii) to repay in full such Swing Loan. Each Revolving Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Revolving Lender has not requested a

Revolving Credit Note, its records relating to Revolving Loans) such Revolving Lender’s pro rata share of the amounts paid to refund such Swing Loan.
     (iii) Participation in Swing Loans. If, for any reason, Agent is unable to or, in the opinion of Agent, it is impracticable to, convert any Swing Loan to a Revolving Loan pursuant to the preceding Section 2.2(c)(ii), then on any day that a Swing Loan is outstanding (whether before or after the maturity thereof), Agent shall have the right to request that each Revolving Lender fund a participation in such Swing Loan, and Agent shall promptly notify each Revolving Lender thereof (by facsimile or email (confirmed by telephone) or telephone (confirmed in writing)). Upon such notice, but without further action, the Swing Line Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from the Swing Line Lender, an undivided participation interest in the right to share in the payment of such Swing Loan in an amount equal to such Revolving Lender’s Applicable Commitment Percentage of the principal amount of such Swing Loan. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the benefit of the Swing Line Lender, such Revolving Lender’s ratable share of such Swing Loan (determined in accordance with such Revolving Lender’s Applicable Commitment Percentage). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swing Loans pursuant to this Section 2.2(c)(iii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Revolving Lender shall comply with its obligation under this Section 2.2(c)(iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.6 hereof with respect to Revolving Loans to be made by such Revolving Lender.
     (iv) Requests for Swing Loan where One or More Revolving Lenders are Affected Lenders. No Swing Loan shall be requested or issued hereunder if any Revolving Lender is at such time an Affected Lender hereunder, unless Agent has entered into satisfactory (to Agent) arrangements, including, without limitation, the posting of cash collateral, with Borrowers or such Revolving Lender to eliminate the reimbursement risk with respect to such Affected Lender.
     Section 2.3. Term Loan Commitment. The Term Loan was made to Borrowers on the Original Closing Date.  As of the Closing Date, the Term Lenders hold the Term Loan in the amount of the Term Loan Commitment, subject to the terms and conditions of this Agreement. The Term Loan is hereafter payable in thirteen (13) consecutive quarterly installments of Five Hundred Seventy-Five Thousand Dollars ($575,000), commencing September 30, 2009, and continuing on each Regularly Scheduled Payment Date thereafter, with the balance thereof payable in full on December 8, 2012. Administrative Borrower shall notify Agent, in accordance with the notice provisions of Section 2.6 hereof, whether the Term Loan will be a Base Rate

Loan or one or more Eurodollar Loans. The Term Loan may be a mixture of a Base Rate Loan and Eurodollar Loans.
     Section 2.4. Interest.
     (a) Revolving Loans.
     (i) Base Rate Loans. Borrowers shall pay interest on the unpaid principal amount of a Revolving Loan that is a Base Rate Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate for Revolving Loans from time to time in effect. Interest on such Base Rate Loan shall be payable, commencing September 30, 2009, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.
     (ii) Eurodollar Loans. Borrowers shall pay interest on the unpaid principal amount of each Revolving Loan that is a Eurodollar Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto, at the Derived Eurodollar Rate for Revolving Loans. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period shall exceed three months, the interest must be paid every three months, commencing three months from the beginning of such Interest Period).
     (iii) Alternate Currency Loans. Borrowers shall pay interest on the unpaid principal amount of each Revolving Loan that is an Alternate Currency Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto, at the Derived Alternate Currency Rate. Interest on such Alternate Currency Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period shall exceed three months, the interest must be paid every three months, commencing three months from the beginning of such Interest Period).
     (b) Swing Loans. Borrowers shall pay interest to Agent, for the sole benefit of the Swing Line Lender (and any Revolving Lender that shall have purchased a participation in such Swing Loan), on the unpaid principal amount of each Swing Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate for Revolving Loans from time to time in effect. Interest on Swing Loans shall be payable on each Regularly Scheduled Payment Date. Each Swing Loan shall bear interest for a minimum of one day.
     (c) Term Loan.
     (i) Base Rate Loan. With respect to any portion of the Term Loan that is a Base Rate Loan, Borrowers shall pay interest on the unpaid principal amount thereof outstanding from time to time from the date thereof until paid, commencing September 30, 2009, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof, at the Derived Base Rate for the Term Loan from time to time in effect.
     (ii) Eurodollar Loans. With respect to any portion of the Term Loan that is a Eurodollar Loan, Borrowers shall pay interest on the unpaid principal amount of such Eurodollar Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto, at the Derived Eurodollar Rate for the Term Loan. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period shall exceed three months, the interest must be paid every three months, commencing three months from the beginning of such Interest Period).
     (d) Default Rate. Anything herein to the contrary notwithstanding, if an Event of Default shall occur, upon the election of Agent or the Required Lenders (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount not paid when due from Borrowers hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate; provided that, during an Event of Default under Section 8.1 or 8.12 hereof, the applicable Default Rate shall apply without any election or action on the part of Agent or any Lender.
     (e) Limitation on Interest. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Administrative Borrower for distribution to Borrowers, as appropriate. In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.
     Section 2.5. Evidence of Indebtedness.
     (a) Revolving Loans. Upon the request of a Revolving Lender, to evidence the obligation of Borrowers to repay the Revolving Loans made by such Revolving Lender and to pay interest thereon, Borrowers shall execute a Revolving Credit Note, payable to the order of such Revolving Lender in the principal amount equal to its Applicable Commitment Percentage of the Revolving Credit Commitment Amount, or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Revolving Lender; provided that the failure of a Revolving

Lender to request a Revolving Credit Note shall in no way detract from Borrowers’ obligations to such Revolving Lender hereunder.
     (b) Swing Loans. Upon the request of the Swing Line Lender, to evidence the obligation of Borrowers to repay the Swing Loans and to pay interest thereon, Borrowers shall execute a Swing Line Note, payable to the order of the Swing Line Lender in the principal amount of the Swing Line Commitment, or, if less, the aggregate unpaid principal amount of Swing Loans made by the Swing Line Lender; provided that the failure of the Swing Line Lender to request a Swing Line Note shall in no way detract from Borrowers’ obligations to the Swing Line Lender hereunder.
     (c) Term Loan. Upon the request of a Term Lender, to evidence the obligation of Borrowers to repay the portion of the Term Loan made by such Term Lender and to pay interest thereon, Borrowers shall execute a Term Note, payable to the order of such Term Lender in the principal amount of its Applicable Commitment Percentage of the Term Loan Exposure; provided that the failure of such Term Lender to request a Term Note shall in no way detract from Borrowers’ obligations to such Term Lender hereunder.
     Section 2.6. Notice of Credit Event; Funding of Loans.
     (a) Notice of Credit Event. Administrative Borrower, through an Authorized Officer, shall provide to Agent a Notice of Loan prior to (i) 11:00 A.M. (Eastern time) on the proposed date of borrowing of, or conversion of a Loan to, a Base Rate Loan, (ii) 11:00 A.M. (Eastern time) three Business Days prior to the proposed date of borrowing of, continuation of, or conversion of a Loan to, a Eurodollar Loan, (iii) 11:00 A.M. (Eastern time) three Business Days prior to the proposed date of borrowing of an Alternate Currency Loan, and (iv) 2:00 P.M. (Eastern time) on the proposed date of borrowing of a Swing Loan (or such later time as agreed to from time to time by the Swing Line Lender); provided, however, that an Authorized Officer of Administrative Borrower may verbally request a Loan, so long as a Notice of Loan is received by the end of the same Business Day, and, if Agent or any Lender provides funds or initiates funding based upon such verbal request, Administrative Borrower shall bear the risk with respect to any information regarding such funding that is later determined to have been incorrect. Borrowers shall comply with the notice provisions set forth in Section 2.2(b) hereof with respect to Letters of Credit.
     (b) Funding of Loans. Agent shall notify the appropriate Lenders of the date, amount, type of currency and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan (other than for a Swing Loan, or a Revolving Loan to be funded as a Swing Loan), and, in any event, by 2:00 P.M. (Eastern time) on the date such Notice of Loan is received. On the date that the Credit Event set forth in such Notice of Loan is to occur, each such Revolving Lender shall provide to Agent, not later than 3:00 P.M. (Eastern time), the amount in Dollars, or, with respect to an Alternate Currency, in the applicable Alternate Currency, in federal or other immediately available funds, required of it. If Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Revolving Lender, Agent shall have the right, upon prior notice to Administrative Borrower, to debit any account of a Credit Party or otherwise receive such amount from Borrowers, promptly after demand, in the event that such Revolving Lender shall fail to reimburse Agent in accordance with this subsection. Agent shall also have the right to receive interest from such Revolving Lender at the Federal Funds Effective Rate in the event that such Revolving Lender shall fail to provide its portion of the Loan on the date requested and Agent shall elect to provide such funds.
     (c) Conversion and Continuation of Loans.
     (i) At the request of Administrative Borrower to Agent, subject to the notice and other provisions of this Section 2.6, the appropriate Lenders shall convert a Base Rate Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan on any Interest Adjustment Date applicable thereto. Swing Loans may be converted by the Swing Line Lender to Revolving Loans in accordance with Section 2.2(c)(ii) hereof. No Alternate Currency Loan may be converted to a Base Rate Loan or Eurodollar Loan and no Base Rate Loan or Eurodollar Loan may be converted to an Alternate Currency Loan.
     (ii) At the request of Administrative Borrower to Agent, subject to the notice and other provisions of this Section 2.6, the appropriate Lenders shall continue one or more Eurodollar Loans as of the end of the applicable Interest Period as a new Eurodollar Loan with a new Interest Period.
     (d) Minimum Amount for Loans. Each request for:
     (i) a LIBOR Fixed Rate Loan shall be in an amount (or, with respect to an Alternate Currency Loan, such approximately comparable amount as shall result in a rounded number) of not less than Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000) (or, with respect to an Alternate Currency Loan, such approximately comparable amount as shall result in a rounded number); and
     (ii) a Swing Loan shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000), or such lower amount as may be agreed to by the Swing Line Lender.
     (e) Interest Periods. Administrative Borrower shall not request that Eurodollar Loans be outstanding for more than eight different Interest Periods at the same time.
     Section 2.7. Payment on Loans and Other Obligations.
     (a) Payments Generally. Each payment made hereunder by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.
     (b) Payments in Alternate Currency. With respect to any Alternate Currency Loan or any Alternate Currency Letter of Credit, all payments (including prepayments) to any Lender of the principal of or interest on such Alternate Currency Loan or Alternate Currency Letter of

Credit shall be made in the same Alternate Currency as the original Loan or Letter of Credit. All such payments shall be remitted by Borrowers to Agent, at the address of Agent for notices referred to in Section 12.4 hereof (or at such other office or account as designated in writing by Agent to Administrative Borrower), for the account of the Revolving Lenders (or the appropriate Fronting Lender or the Swing Line Lender, as appropriate) not later than 11:00 A.M. (Eastern time) on the due date thereof in same day funds. Any such payments received by Agent after 11:00 A.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.
     (c) Payments in Dollars from Borrowers. With respect to (i) any Loan (other than an Alternate Currency Loan), or (ii) any other payment to Agent and the Lenders that shall not be covered by subsection (b) above, all such payments (including prepayments) to Agent of the principal of or interest on such Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by Borrowers under this Agreement, shall be made in Dollars. All payments described in this subsection (c) shall be remitted to Agent, at the address of Agent for notices referred to in Section 12.4 hereof for the account of the appropriate Lenders (or the appropriate Fronting Lender or the Swing Line Lender, as appropriate) not later than 11:00 A.M. (Eastern time) on the due date thereof in immediately available funds. Any such payments received by Agent (or such Fronting Lender or the Swing Line Lender) after 11:00 A.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.
     (d) Payments to Lenders. Upon Agent’s receipt of payments hereunder, Agent shall immediately distribute to the appropriate Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in the Swing Loans, or, with respect to Letters of Credit, certain of which payments shall be paid to the Fronting Lender issuing such Letter of Credit) their respective ratable shares, if any, of the amount of principal, interest, and facility and other fees received by Agent for the account of such Lender. Payments received by Agent in Dollars shall be delivered to the Lenders in Dollars in immediately available funds. Payments received by Agent in any Alternate Currency shall be delivered to the Lenders in such Alternate Currency in same day funds. Each appropriate Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, LIBOR Fixed Rate Loans and Swing Loans and Letters of Credit, the type of currency for each Loan, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of Borrowers under this Agreement or any Note. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.
     (e) Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided that, with respect to a LIBOR Fixed Rate Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.
     (f) Affected Lender. To the extent that Agent receives any payments or other amounts for the account of a Revolving Lender that is an Affected Lender, such Affected Lender shall be deemed to have requested that Agent use such payment or other amount to cash collateralize its unfunded risk participation in Swing Loans and the Letters of Credit pursuant to Sections 2.2(b)(vi) and 2.2(c)(iii) hereof.
     Section 2.8. Prepayment.
     (a) Right to Prepay.
     (i) Borrowers shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the appropriate Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Loans, as designated by Administrative Borrower, representing the obligations under any Specific Commitment with the proceeds of such prepayment to be distributed on a pro rata basis to the holders of the Specific Commitment being prepaid. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid. Prepayments of Base Rate Loans shall be without any premium or penalty. Each prepayment of a Term Loan shall be applied to the principal installments thereof in the inverse order of their respective maturities.
     (ii) Borrowers shall have the right, at any time or from time to time, to prepay, for the benefit of the Swing Line Lender (and any Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Swing Loans then outstanding, as designated by Administrative Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment.
     (iii) Notwithstanding anything in this Section 2.8 or otherwise to the contrary, at the discretion of Agent, in order to prepay Revolving Loans that were not advanced pro rata by all of the Revolving Lenders, any prepayment of a Loan shall first be applied to Revolving Loans made by the Revolving Lenders during any period in which a Defaulting Lender or Insolvent Lender shall exist.
     (b) Notice of Prepayment. Administrative Borrower shall give Agent irrevocable written notice of prepayment of a Base Rate Loan or Swing Loan by no later than 11:00 A.M. (Eastern time) one Business Day before the Business Day on which such prepayment is to be made and written notice of the prepayment of any Eurodollar Loan not later than 1:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made; provided that this notice requirement shall not be applicable, during a Cash Dominion Period, with respect to the daily application of funds in the Cash Collateral Account to prepay the Loans.

     (c) Minimum Amount. Each prepayment of a Eurodollar Loan shall be in the principal amount of not less than Five Million Dollars ($5,000,000), or the principal amount of such Loan (or, with respect to an Alternate Currency Loan, the Dollar Equivalent (rounded to a comparable amount) of such amount), except in the case of a mandatory payment pursuant to Section 2.11 or Article III hereof.
     Section 2.9. Facility and Other Fees; Reduction of Revolving Credit Commitment.
     (a) Facility Fee. Borrowers shall pay to Agent, for the ratable account of the Revolving Lenders, as a consideration for the Revolving Credit Commitment, a facility fee from the Closing Date to and including the last day of the Commitment Period, payable quarterly, at a rate per annum equal to (i) fifty (50.00) basis points, multiplied by (ii) the average daily Maximum Revolving Amount in effect during such quarter. The facility fee shall be payable in arrears, on September 30, 2009 and continuing on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.
     (b) Agent Fee. Borrowers shall pay to Agent the fees set forth in the Agent Fee Letter.
     (c) Collateral Audit and Appraisal Fees. Borrowers shall reimburse Agent, for its sole benefit, for all expenses relating to any collateral assessment, that may be conducted from time to time by or on behalf of Agent, the scope and frequency of which shall be in Agent’s sole discretion (but is generally expected to be conducted no less frequently than two collateral field audits per year and one Inventory appraisal per year); provided that, absent an Event of Default, Borrowers need not reimburse Agent (i) for more than three collateral field audits during a calendar year, or (ii) one Inventory appraisal during a calendar year. The costs and expenses for field audits and appraisals performed by Agent during the absence of an Event of Default shall be as set forth in the Agent Fee Letter.
     (d) Authorization to Debit Account. Each Credit Party hereby agrees that Agent has the right to debit from any Deposit Account of one or more Credit Parties, amounts owing to Agent by any Borrower under this Agreement and the Loan Documents for payment of fees and expenses incurred in connection therewith.
     (e) Optional Reduction of Revolving Credit Commitment. Borrowers may at any time and from time to time permanently reduce in whole or ratably in part the Maximum Revolving Amount to an amount not less than the then existing Revolving Credit Exposure, by giving Agent not fewer than five Business Days’ (or thirty (30) days if the Total Commitment Amount is to be reduced or terminated in its entirety) written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than Five Million Dollars ($5,000,000), increased in increments of One Million Dollars ($1,000,000). Agent shall promptly notify each Revolving Lender of the date of each such reduction and such Revolving Lender’s proportionate share thereof. After each such partial reduction, the facility fees payable hereunder shall be calculated upon the Maximum Revolving Amount as so reduced. If Borrowers reduce in whole the Revolving Credit Commitment, on the effective date of such reduction (the Borrowers having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest (if any) and facility and other fees accrued and unpaid with respect thereto, and provided that no Letter of Credit Exposure or Swing Line Exposure shall exist), all of the Revolving Credit Notes shall be delivered to Agent marked “Canceled” and Agent shall redeliver such Revolving Credit Notes to Administrative Borrower. Any partial reduction in the Maximum Revolving Amount shall be effective during the remainder of the Commitment Period.
     Section 2.10. Computation of Interest and Fees. With the exception of Base Rate Loans, interest on Loans, Letter of Credit fees, Related Expenses and facility and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed. With respect to Base Rate Loans, interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed.
     Section 2.11. Mandatory Payments.
     (a) Overadvance.
     (i) Revolving Credit Exposure. If, at any time, the Revolving Credit Exposure shall exceed the Revolving Credit Commitment, Borrowers shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Revolving Credit Commitment.
     (ii) Term Loan Exposure. If, at any time, the Revolving Credit Exposure shall be Zero Dollars ($0) and the Term Loan Exposure shall exceed the Borrowing Base, Borrowers shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Term Loan sufficient to bring the Term Loan Exposure within the Borrowing Base.
     (b) Swing Line Exposure. If, at any time, the Swing Line Exposure shall exceed the Swing Line Commitment, Borrowers shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Swing Loans sufficient to bring the Swing Line Exposure within the Swing Line Commitment.
     (c) Mandatory Prepayments. Borrowers shall, until the Term Loan is paid in full, make Mandatory Prepayments (each a “Mandatory Prepayment”) in accordance with the following provisions:
     (i) Excess Cash Flow. If the Total Leverage Ratio, calculated for a fiscal year of Gibraltar (commencing with the fiscal year ending December 31, 2009), is greater than 3.50 to 1.00 (each such year an “Excess Cash Flow Year”), then Borrowers shall, within ninety (90) days after the end of such Excess Cash Flow Year, until the Term Loan shall have been paid in full, make a Mandatory Prepayment in an amount of not less than fifty percent (50%) of the Excess Cash Flow (if any) for such Excess Cash Flow Year.
     (ii) Sale of Assets. If, during any fiscal year of Gibraltar, the Companies have received cumulative Net Cash Proceeds of at least Ten Million Dollars ($10,000,000) during such fiscal year from one or more Asset Dispositions made pursuant to Section 5.12 hereof, not later than three Business Days following the date of receipt of any Cash Proceeds in excess of such amount, Borrowers shall make a Mandatory Prepayment in an amount equal to one hundred percent (100%) of the Net Cash Proceeds then received in excess of such amount from any Asset Disposition.
     (iii) Additional Indebtedness. Not later than the Business Day following the date of the receipt by any Credit Party of the cash proceeds (net of underwriting discounts and commissions, placement agent fees and other customary fees and costs associated therewith) from any sale or issuance of any Indebtedness (other than Subordinated Indebtedness incurred pursuant to an Acquisition and as permitted by Section 5.8(i) hereof) incurred pursuant to Section 5.8(g), (h) or (i) hereof, Borrowers shall make a Mandatory Prepayment of the Term Loan in an amount equal to one hundred percent (100%) of such net cash proceeds.
     (iv) Recovery Event. If, during any fiscal year of Gibraltar, any Credit Party shall have received cumulative Cash Proceeds during such fiscal year from one or more Recovery Events equal to more than five percent (5%) of Consolidated Net Worth, not later than the third Business Day following the date of receipt of any Cash Proceeds in excess of such amount, Borrowers will make a Mandatory Prepayment of the Term Loan with an amount equal to one hundred percent (100%) of the Net Cash Proceeds then received in excess of such amount from any Recovery Event; provided that if (A) no Default or Event of Default has occurred and is continuing, and (B) Administrative Borrower notifies Agent and the Lenders in writing that it intends to rebuild or restore the affected property and that such rebuilding or restoration can be accomplished within two hundred seventy (270) days out of such Cash Proceeds and other funds available to Borrowers, then no such Mandatory Prepayment of the Term Loan shall be required if Borrowers actually use such Cash Proceeds for application to the costs of rebuilding or restoration of the affected property within such two hundred seventy (270) day period. Any amounts not so applied to the costs of rebuilding or restoration within such two hundred seventy (270) day period shall be applied to the Mandatory Prepayment of the Term Loan as provided above.
     (d) Application of Mandatory Prepayments. Each Mandatory Prepayment required to be made pursuant to Section 2.11(c) hereof shall be applied to the Term Loan (to the payments of principal in the inverse order of maturities), with such payment first to be applied to any portion of the Term Loan that shall constitute the outstanding Base Rate Loan and then to any portion of the Term Loan that shall constitute outstanding Eurodollar Loans; provided that, if the outstanding principal amount of any Eurodollar Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.6(d) hereof as a result of such prepayment, then such Eurodollar Loan shall be converted into a Base Rate Loan on the date of such prepayment. Any prepayment of a Eurodollar Loan pursuant to this Section 2.11 shall be subject to the prepayment provisions set forth in Article III hereof.
     Section 2.12. Liability of Borrowers.
     (a) Joint and Several Liability. Each Borrower hereby authorizes Administrative Borrower or any other Borrower to request Loans or Letters of Credit hereunder. Each Borrower acknowledges and agrees that Agent and the Lenders are entering into this Agreement at the request of each Borrower and with the understanding that each Borrower is and shall remain fully liable, jointly and severally, for payment in full of the Obligations and any other amount payable under this Agreement and the other Loan Documents. Each Borrower agrees that it is receiving or will receive a direct pecuniary benefit for each Loan made or Letter of Credit issued hereunder.
     (b) Appointment of Administrative Borrower. Each Credit Party hereby irrevocably appoints Administrative Borrower as the borrowing agent and attorney-in-fact for all Credit Parties, which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Credit Party that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Credit Party hereby irrevocably appoints and authorizes Administrative Borrower to (i) provide Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, (ii) take such action as Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit, and (iii) exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Collateral of the Credit Parties in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of the Credit Parties in the most efficient and economical manner and at their request, and that neither Agent nor any Lender shall incur liability to any Credit Party as a result hereof. Each Credit Party expects to derive benefit, directly or indirectly, from the handling of the Collateral in a combined fashion since the successful operation of each Credit Party is dependent on the continued successful performance of the integrated group.
     (c) Maximum Liability of GSNY. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, in no event shall the maximum liability of GSNY exceed the maximum amount that (after giving effect to the incurring of the obligations hereunder and to any rights to contribution of GSNY from other Affiliates of GSNY) would not render the rights to payment of Agent and the Lenders hereunder void, voidable or avoidable under any applicable fraudulent transfer law.
     (d) Waivers of Each Borrower. In the event that any obligation of any Borrower under this Agreement is deemed to be an agreement by such Borrower to answer for the debt or default of another Credit Party or as an hypothecation of property as security therefor, each Borrower represents and warrants that (i) no representation has been made to such Borrower as to the creditworthiness of such other Credit Party, and (ii) such Borrower has established adequate means of obtaining from such other Credit Party on a continuing basis, financial or other information pertaining to such other Credit Party’s financial condition. Each Borrower expressly waives, except as expressly required under this Agreement, diligence, demand, presentment, protest and notice of every kind and nature whatsoever, consents to the taking by Agent and the Lenders of any additional security of another Credit Party for the obligations secured hereby, or the alteration or release in any manner of any security of another Credit Party now or hereafter held in connection with the Obligations, and consents that Agent, the Lenders and any other Credit Party may deal with each other in connection with such obligations or otherwise, or alter any contracts now or hereafter existing between them, in any manner whatsoever, including without limitation the renewal, extension, acceleration or changes in time for payment of any such obligations or in the terms or conditions of any security held. Agent and the Lenders are hereby expressly given the right, at their option, to proceed in the enforcement of any of the Obligations independently of any other remedy or security they may at any time hold in connection with such obligations secured and it shall not be necessary for Agent and the Lenders to proceed upon or against or exhaust any other security or remedy before proceeding to enforce their rights against such Borrower. Each Borrower further waives any right of subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect of sums paid to Agent and the Lenders by any other Credit Party until payment in full of the Secured Obligations.
     Section 2.13. Establishment of Reserves.
     (a) Generally. Agent, on behalf of the Lenders, shall have the right, from time to time, in the good faith exercise of its reasonable credit judgment (consistent with the asset-based nature of this credit), to establish Reserves in such amounts and with respect to such matters as Agent deems necessary or appropriate, and to increase or decrease such Reserves. In exercising such reasonable credit judgment, Agent may take into account factors which (i) will or could reasonably be expected to adversely affect the value of any Collateral, the enforceability or priority of the Liens of Agent or the amount that Agent, for the benefit of the Lenders, would be likely to receive in the liquidation of such Collateral, or (ii) may demonstrate that any collateral report or financial information concerning the Credit Parties is incomplete, inaccurate or misleading in any material respect. In exercising such reasonable credit judgment, Reserves may be established against anticipated obligations, contingencies or conditions affecting the Companies, including (a) tax liabilities and other obligations owing to Governmental Authorities, (b) asserted litigation liabilities, (c) anticipated remediation for compliance with Environmental Laws, and (d) obligations owing to any lessor of real property, any warehouseman, any processor or any mortgagor on third-party mortgaged sites. Reserves may also be established with respect to the dilution of accounts receivable, as a result of inventory appraisals and other results of field examinations.
     (b) Reserve Requirements with Respect to Designated Hedge Agreements. With respect to a Designated Hedge Agreement, the Designated Hedge Creditor for such Designated Hedge Agreement shall provide to Agent, (i) on a monthly basis (within five days after the end of each calendar month) and as often as Agent shall request, a calculation of the net termination value of such Designated Hedge Agreement, and (ii) all Designated Hedge Documents related thereto promptly upon request by Agent. Agent shall use such calculation to establish Reserves against the Borrowing Base, in its reasonable discretion; provided that Agent shall have no liability to the Lenders (or any of their affiliates) for establishing or failing to establish a sufficient Reserve. Schedule 2.13 hereto sets forth the Designated Hedge Agreements existing as of the Closing Date. The Credit Parties hereby consent to the Designated Hedge Creditors providing any and all such information to Agent.
     Section 2.14. Addition of Collateral for Fixed Asset Advance. With respect to any Equipment or Real Property that shall not be an Eligible Fixed Asset on the Closing Date, Borrowers shall have the ability to have such Equipment or Real Property be considered as an Eligible Fixed Asset during the period from the Closing Date through October 23, 2009 on the following conditions:
     (a) an appraisal report of such Equipment or Real Property is obtained prior to October 23, 2009, provided that such appraisal shall have been completed on behalf of, and accepted by, Agent, in its sole discretion;
     (b) if Real Property, all of the conditions set forth in Section 4.2(g) hereof shall have been met with respect to such Real Property prior to October 23, 2009; and
     (c) Borrowers shall have delivered to Agent such other supporting documentation and Security Documents as may be deemed necessary or advisable by Agent;
provided that, notwithstanding anything in this Agreement to the contrary, if any Credit Party shall sell or otherwise dispose of Eligible Fixed Assets that were part of the calculation of the Eligible Fixed Asset Amount (for its most recent period of determination), then Agent may, in its sole discretion, permit Borrowers to replace such Eligible Fixed Assets with Eligible Real Property not previously part of the Eligible Fixed Asset Amount, but only so long as (i) the addition of such Eligible Real Property does not result in an increase of the Eligible Fixed Asset Amount as in effect prior to such sale or disposition, and (ii) such Credit Party shall have delivered to Agent all documentation required by Agent with respect to such Eligible Real Property, in form and substance satisfactory to Agent.
     Section 2.15. Addition of Borrowing Base Company. Upon the Acquisition by a Credit Party of a Person that becomes a Domestic Subsidiary following such Acquisition, at the request of Administrative Borrower and at the sole discretion of Agent, such Domestic Subsidiary may become a Borrowing Base Company hereunder, provided that, in addition to Agent’s consent, (a) such Domestic Subsidiary shall have complied with all requirements of Section 5.21 hereof, (b) such Domestic Subsidiary’s assets shall have been appraised and otherwise evaluated for Borrowing Base eligibility purposes in a manner and by appraisers satisfactory to Agent, and (c) such Domestic Subsidiary shall have provided to Agent such corporate governance and authorization documents and an opinion of counsel and any other documents and items as may be deemed necessary or advisable by Agent, all of the foregoing to be in form and substance satisfactory to Agent.

     Section 2.16. Record of Advances; Application of Collections.
     (a) Maintenance of Record of Advances. Agent, on behalf of the Lenders, shall maintain records in respect of the Credit Parties that shall reflect (i) the aggregate outstanding principal amount of Revolving Loans and accrued interest, (ii) the unreimbursed Letter of Credit drawings, (iii) the aggregate outstanding principal amount of Swing Loans and accrued interest, and (iv) all other Obligations that shall have become payable hereunder (the “Advance Record”). Each entry by Agent in the Advance Record shall be, to the extent permitted by applicable law and absent manifest error, prima facie evidence of the data entered. Such entries by Agent shall not be a condition to Borrowers’ obligation to repay the Obligations.
     (b) Charges, Credits and Reports. Borrowers hereby authorize Agent, on behalf of the Lenders, to charge the Advance Record with all Revolving Loans, Swing Loans and all other Obligations under this Agreement or any other Loan Document. The Advance Record will be credited in accordance with the provisions of this Agreement with all payments received by Agent directly from Borrowers or any other Credit Party or otherwise for the account of Borrowers or any other Credit Party pursuant to this Agreement. Agent shall send Administrative Borrower monthly statements in accordance with Agent’s standard procedures. Any and all such periodic or other statements or reconciliations of the Advance Record shall be final, binding and conclusive upon Borrowers and the other Credit Party in all respects, absent manifest error, unless Agent receives specific written objection thereto from Administrative Borrower within thirty (30) Business Days after such statements or reconciliation shall have been sent to Administrative Borrower.
     (c) Application of Specific Payments. Except for the crediting to the Advance Record of Collections deposited to the Cash Collateral Account as provided below, Borrowers shall make all other payments to be made by Borrowers under this Agreement with respect to the Obligations not later than 2:00 P.M. (Eastern time) on the day when due, without setoff, counterclaim, defense or deduction of any kind. Payments received after 2:00 P.M. (Eastern time) shall be deemed to have been received on the next Business Day. Prior to the occurrence of an Event of Default, Administrative Borrower may specify to Agent the Obligations to which such payment is to be applied. If Administrative Borrower does not specify an application for such payment or if an Event of Default has occurred, Agent shall apply such payment in its discretion.
     (d) Crediting of Collections. For the purpose of calculating interest on the Obligations and determining the aggregate amount of Loans outstanding, the amount of the Revolving Credit Exposure and the availability for additional Revolving Loans and Letters of Credit, all Collections deposited into the Cash Collateral Account shall be credited to the account of Borrowers (as reflected in the Advance Record) on the next Business Day after the Business Day on which Agent has received notice of the deposit of the proceeds of such Collections into the Cash Collateral Account (including automated clearinghouse and federal wire transfers); provided that immediately available funds shall be applied on the same Business Day. Subject to the rights of the Term Lenders to receive payments when due and of the Revolving Lenders rights to receive payments of Alternate Currency Loans in the relevant Alternate Currency, and subject to Section 9.9 hereof, Collections deposited into the Cash Collateral Account shall be credited as follows: (i) first, to any costs and expenses due and payable under this Agreement, (ii) second, to any fees due and payable under this Agreement, (iii) third, to Swing Loans, (iv) fourth, to Base Rate Loans, (v) fifth, to Eurodollar Loans, (vi) sixth, to Alternate Currency Loans (or, at the discretion of Agent, to cash collateralize Alternate Currency Loans until the applicable Interest Adjustment Date), (vii) seventh, to the extent that the Letter of Credit Exposure exceeds the Borrowing Base, to cash collateralize the Letters of Credit as set forth in Section 2.2(b)(ix) hereof, and (viii) eighth, any remainder thereof to be deposited into the Operating Account. Notwithstanding anything in this Section 2.16 to the contrary, any amount held by Agent to cash collateralize Alternate Currency Loans pursuant to subpart (vi) above shall be held in the Cash Collateral Account until repayment of such Alternate Currency Loans at the applicable Interest Adjustment Dates. From time to time, upon advance written notice to Administrative Borrower, Agent may adopt such additional or modified regulations and procedures as Agent may deem reasonable and appropriate with respect to the operation of the Cash Collateral Account and not substantially inconsistent with the terms of this Agreement.
     (e) Application of Deposits in Cash Collateral Account. Deposits of Collections to the Cash Collateral Account shall be credited to the Advance Record of Borrowers on a daily basis in accordance with subsection (d) above, and thereby reduce the Swing Line Exposure or the Revolving Credit Exposure (other than in respect of the undrawn amount of any Letter of Credit outstanding) as Agent may choose, in its sole discretion; provided that, prior to the occurrence of an Event of Default, Agent will use reasonable efforts to avoid applications of payments that would cause prepayment of a Eurodollar Loan or Alternate Currency Loan prior to the expiration of the applicable Interest Period. Upon payment in full of the Secured Obligations and the termination of the Commitment, deposits of Collections to the Cash Collateral Account shall be credited by Agent as directed by Administrative Borrower.
     Section 2.17. Protective Expenses. Agent may, in its reasonable discretion, incur Protective Expenses without the consent of the Lenders, so long as (a) after giving effect to such Protective Expenses, the aggregate amount of outstanding Protective Expenses shall not exceed five percent (5%) of the Total Commitment Amount, and (b) the incurrence of such Protective Expenses shall not cause the sum of (i) the Revolving Credit Exposure, (ii) the Term Loan Exposure, and (iii) the aggregate amount of outstanding Protective Expenses, to be in excess of the Total Commitment Amount. Agent shall provide notice to Administrative Borrower upon the incurrence of any such Protective Expenses other than during the existence of an Event of Default. Any Protective Expenses incurred after the occurrence and during the continuance of an Event of Default shall be deemed to have been made in connection with the exercise of remedies by Agent and shall have the priority set forth in Section 9.9 hereof as expenses of Agent incurred in connection with the exercise of remedies under this Agreement or the other Loan Documents. To the extent Agent incurs Protective Expenses, Borrowers hereby agree to promptly reimburse Agent, on demand, for all such Protective Expenses. The advances of any such Protective Expenses on any one occasion shall not obligate Agent to advance any Protective Expenses on any other occasion and nothing in this Section 2.17 shall be construed as excusing any Company from the performance of any covenant or other agreement of such Company with respect to any of the foregoing matters as set forth in this Agreement or in any of the other Loan Documents. The Revolving Lenders shall reimburse Agent for any Protective Expenses to the extent that Agent does not receive reimbursement pursuant to any other provision of this Agreement, and, at the sole option of Agent, Agent may reimburse itself for Protective Expenses through the making of a Swing Loan or by requesting that the Revolving Lenders fund a Revolving Loan, subject to no conditions precedent whatsoever (but, for clarification, subject to the first sentence hereof) other than notice to the Revolving Lenders in accordance with Section 2.6(a) hereof.
ARTICLE III. ADDITIONAL PROVISIONS RELATING TO
LIBOR FIXED RATE LOANS; INCREASED CAPITAL; TAXES
     Section 3.1. Requirements of Law.
     (a) If, after the Closing Date, (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority, or (ii) the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:
     (A) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any LIBOR Fixed Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes and Excluded Taxes which are governed by Section 3.2 hereof);
     (B) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate or the Alternate Currency Rate; or
     (C) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining LIBOR Fixed Rate Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrowers shall pay to such Lender, promptly after receipt of a written request therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), such Lender shall promptly notify Administrative Borrower (with a copy to Agent) of the event by reason of which it has become so entitled.
     (b) If any Lender shall have determined that, after the Closing Date, the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof by a Governmental Authority or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender or such corporation with respect to capital adequacy), then from time to time, upon submission by such Lender to Administrative Borrower (with a copy to Agent) of a written request therefor (which shall include the method for calculating such amount), Borrowers shall promptly pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
     (c) A certificate as to any additional amounts payable pursuant to this Section 3.1 submitted by any Lender to Administrative Borrower (with a copy to Agent) shall be conclusive absent manifest error. In determining any such additional amounts, such Lender may use any method of averaging and attribution that it (in its sole discretion) shall deem applicable. The obligations of Borrowers pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     Section 3.2. Taxes.
     (a) All payments made by any Credit Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of any Taxes or Other Taxes. If any Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to Agent or any Lender hereunder, the amounts so payable to Agent or such Lender shall be increased to the extent necessary to yield to Agent or such Lender (after deducting, withholding and payment of all Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Documents.
     (b) Whenever any Taxes or Other Taxes are required to be withheld and paid by a Credit Party, such Credit Party shall timely withhold and pay such taxes to the relevant Governmental Authorities. As promptly as possible thereafter, Administrative Borrower shall send to Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Credit Party showing payment thereof or other evidence of payment reasonably acceptable to Agent or such Lender. If such Credit Party shall fail to pay any Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to Agent the required receipts or other required documentary evidence, such Credit Party and Borrowers shall indemnify Agent and the appropriate Lenders on demand for any incremental Taxes or Other Taxes paid or payable by Agent or such Lender as a result of any such failure.
     (c) Each Lender that is not (i) a citizen or resident of the United States of America, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or (iii) an estate or trust that is subject to federal income taxation regardless of the source of its income (any such Person, a “Non-U.S. Lender”) shall deliver to Administrative Borrower and Agent two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8IMY or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement with respect to such interest and two copies of a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Credit Parties under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or such other Loan Document. In addition, each Non-U.S. Lender shall deliver such forms or appropriate replacements promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify Administrative Borrower at any time it determines that such Lender is no longer in a position to provide any previously delivered certificate to Administrative Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this subsection (c), a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection (c) that such Non-U.S. Lender is not legally able to deliver.
     (d) The agreements in this Section 3.2 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable hereunder.
     Section 3.3. Funding Losses. Borrowers agree to indemnify each Lender, promptly after receipt of a written request therefor, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by a Borrower in making a borrowing of, conversion into or continuation of LIBOR Fixed Rate Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by a Borrower in making any prepayment of or conversion from LIBOR Fixed Rate Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a LIBOR Fixed Rate Loan on a day that is not the last day of an Interest Period applicable thereto, or (d) any conversion of a Eurodollar Loan to a Base Rate Loan on a day that is not the last day of an Interest Period applicable thereto. Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market, along with any administration fee charged by such Lender. A certificate as to any amounts payable pursuant to this Section 3.3 submitted to Administrative Borrower (with a copy to Agent) by any Lender shall be conclusive absent manifest error. The obligations of Borrowers pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     Section 3.4. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.1 or 3.2(a) hereof with respect to such Lender, it will, if requested by Administrative Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office (or an affiliate of such Lender, if practical for such Lender) for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 3.1 or 3.2(a) hereof.
     Section 3.5. Eurodollar Rate or Alternate Currency Rate Lending Unlawful; Inability to Determine Rate.
     (a) If any Lender shall determine (which determination shall, upon notice thereof to Administrative Borrower and Agent, be conclusive and binding on Borrowers) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a LIBOR Fixed Rate Loan, the obligations of such Lender to make, continue or convert any such LIBOR Fixed Rate Loan shall, upon such determination, be suspended until such Lender shall notify Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBOR Fixed Rate Loans payable to such Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.
     (b) If Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate or Alternate Currency Rate for any requested Interest Period with respect to a proposed LIBOR Fixed Rate Loan, or that the Eurodollar Rate or Alternate Currency Rate for any requested Interest Period with respect to a proposed LIBOR Fixed Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, Agent will promptly so notify Administrative Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain such LIBOR Fixed Rate Loan shall be suspended until Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Administrative Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such LIBOR Fixed Rate Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.
     Section 3.6. Replacement of Lenders. Administrative Borrower shall be permitted to replace any Lender that requests reimbursement for amounts owing pursuant to Section 3.1 or 3.2(a) hereof, or asserts its inability to make a LIBOR Fixed Rate Loan pursuant to Section 3.5 hereof; provided that (a) such replacement does not conflict with any Requirement of Law, (b) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (c) prior to any such replacement, such Lender shall have taken no action under Section 3.4 hereof so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.1 or 3.2(a) hereof or, if it has taken any action, such request has still been made, (d) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement and assume all commitments and obligations of such replaced Lender, (e) Borrowers shall be liable to such replaced Lender under Section 3.3 hereof if any Alternate Currency or Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (f) the replacement Lender, if not already a Lender, shall be satisfactory to Agent, (g) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.10 hereof (provided that Borrowers (or the succeeding Lender, if such Lender is willing) shall be obligated to pay the assignment fee referred to therein), and (h) until such time as such replacement shall be consummated, Borrowers shall pay all additional amounts (if any) required pursuant to Section 3.1 or 3.2(a) hereof, as the case may be.
     Section 3.7. Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of such Lender’s Loans in any manner such Lender deems to be appropriate; it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurodollar Loan or Alternate Currency Loan during the applicable Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate or Alternate Currency Rate, as applicable, for such Interest Period.
ARTICLE IV. CONDITIONS PRECEDENT
     Section 4.1. Conditions to Each Credit Event. The obligation of the Lenders, the Fronting Lenders and the Swing Line Lender to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:
     (a) all conditions precedent as listed in Section 4.2 hereof required to be satisfied prior to the first Credit Event shall have been satisfied prior to or as of the first Credit Event;
     (b) Administrative Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b)(ii) hereof) and otherwise complied with Section 2.6 hereof;
     (c) no Default or Event of Default shall then exist or immediately after such Credit Event would exist; and
     (d) each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date.
Each request by Administrative Borrower or any other Borrower for a Credit Event shall be deemed to be a representation and warranty by Borrowers as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c) and (d) above.
     Section 4.2. Conditions to the First Credit Event. Borrowers shall cause the following conditions to be satisfied on or prior to the Closing Date. The obligation of the Lenders, the Fronting Lenders and the Swing Line Lender to participate in the first Credit Event is subject to

Borrowers satisfying each of the following conditions prior to or concurrently with such Credit Event:
     (a) Notes as Requested. Borrowers shall have executed and delivered to (i) each Revolving Lender requesting a Revolving Credit Note such Revolving Lender’s Revolving Credit Note, (ii) each Term Lender requesting a Term Note such Term Lender’s Term Note, and (iii) the Swing Line Lender the Swing Line Note, if requested by the Swing Line Lender.
     (b) Guaranties of Payment. Each Guarantor of Payment shall have executed and delivered to Agent a Guaranty of Payment dated as of the Closing Date, in form and substance satisfactory to Agent.
     (c) Pledge and Security Agreement. Each Credit Party shall have executed and delivered to Agent the Pledge and Security Agreement, and such other documents or instruments, as may be required by Agent to create or perfect the Liens of Agent in the assets of such Credit Party, all to be in form and substance satisfactory to Agent.
     (d) Pledged Securities. The Credit Parties shall have (i) executed and delivered to Agent, for the benefit of the Lenders, appropriate transfer powers for each of the Pledged Securities, (ii) delivered to Agent (or an agent designated by Agent), for the benefit of the Lenders, the Pledged Securities, and (iii) delivered to Agent any other documentation reasonably required by Agent regarding the perfection of the Pledged Securities.
     (e) Intellectual Property Security Agreements. Each Credit Party that owns federally registered intellectual property shall have executed and delivered to Agent, for the benefit of the Lenders, an Intellectual Property Security Agreement, in form and substance reasonably satisfactory to Agent and the Lenders.
     (f) Control Agreements. Borrowers shall have delivered to Agent an executed Deposit Account Control Agreement, in form and substance reasonably satisfactory to Agent, for each Deposit Account (other than an Immaterial Deposit Account or as set forth in Section 4.3(b) hereof) maintained by a Credit Party. Borrowers shall have delivered to Agent an executed Securities Account Control Agreement, in form and substance reasonably satisfactory to Agent, for each Securities Account maintained by a Credit Party. All Deposit Accounts (other than Immaterial Deposit Accounts or as set forth in Section 4.3(b) hereof) of the Credit Parties shall be maintained with Agent.
     (g) Real Estate Matters. With respect to each parcel of the Real Property owned by a Credit Party and part of the Eligible Fixed Asset Amount, Borrowers shall have delivered to Agent:
     (i) a Loan Policy of title insurance reasonably acceptable to Agent issued to Agent, for the benefit of the Lenders, by a title company acceptable to Agent (the “Title Company”), in an amount equal to the lesser of the Total Commitment Amount or the appraised value of the Real Property insuring the Mortgage to be a valid, first-priority lien in the Real Property, free and clear of all defects and encumbrances except such matters of record as accepted by Agent, in its sole discretion, and shown as Permitted Encumbrances in “Exhibit B” to the Mortgage, with such endorsements and affirmative insurance as Agent may require, including without limitation:
     (A) the deletion of all so-called “standard exceptions” from such policy;
     (B) a so-called “comprehensive” endorsement in form and substance acceptable to Agent;
     (C) affirmative insurance coverage regarding access, compliance with respect to restrictive covenants and any other matters to which Agent may have objection or require affirmative insurance coverage; and
     (D) the results of a federal tax lien search in the county wherein the Real Property is located and such Credit Party has its principal place of business;
     (ii) a current “as-built” survey of such Real Property (other than with respect to the Real Property located in Fife, Washington and in Stockton, California) prepared by a licensed surveyor acceptable to Agent, certified to Agent, for the benefit of the Lenders, and the Title Company pursuant to a certificate of survey acceptable to Agent. Such survey shall be in form and substance acceptable to Agent, in its sole discretion, shall be made in accordance with the “Minimum Standard Detail Requirements for Land Title Surveys” adopted by the American Land Title Association in 2005, and shall show, without limitation:
     (A) the location of the perimeter of such Real Property by courses and distances with all reference points shown or referred to in the aforesaid title policy;
     (B) all easements (including those easements whose existence is disclosed by physical inspection of such Real Property), rights-of-way and the location of all utility lines servicing the improvements on such Real Property;
     (C) the established building lines;
     (D) the full legal description of the real estate (conforming to the legal description set forth in the aforesaid title policy) and a certification as to the acreage and square footage thereof;
     (E) the highway and street right-of-way lines abutting such Real Property and the width thereof; and
     (F) encroachments upon such Real Property and the extent thereof in feet and inches;

     (iii) a copy of the certificate of occupancy for each building located on such Real Property;
     (iv) evidence satisfactory to Agent of compliance with all building and zoning codes applicable to such Real Property (or a proper title endorsement satisfactory to the Agent covering such compliance);
     (v) evidence of the availability of utilities for the buildings located on such Real Property;
     (vi) evidence to Agent’s satisfaction in its sole discretion that no portion of such Real Property is located in a Special Flood Hazard Area or is otherwise classified as Class A or Class BX on the Flood Maps maintained by the Federal Emergency Management Agency;
     (vii) the results of a Phase I Environmental Report for each parcel of Real Property, in form and substance satisfactory to Agent;
     (viii) the results of an appraisal of such Real Property, in form and substance satisfactory to Agent; and
     (ix) two fully executed originals of each Mortgage with respect to such Real Property.
     (h) Landlords’ Waivers and Mortgagees’ Waivers. Borrowers shall have delivered a Landlord’s Waiver and a mortgagee’s waiver, if applicable, each in form and substance satisfactory to Agent, for each location, as set forth in Schedule 6.9 hereof, of a Credit Party where any of the collateral securing any part of the Obligations is located, unless such location is owned by the Credit Party that owns the collateral located there.
     (i) Bailees’ Waivers. Borrowers shall have delivered a Bailee’s Waiver, in form and substance satisfactory to Agent, for each location where a Credit Party maintains any Inventory with a bailee, in form and substance satisfactory to Agent.
     (j) Processors’ Waivers. Borrowers shall have delivered a Processor’s Waiver for each location, as set forth in Schedule 6.9 hereof, where a Credit Party maintains any Inventory with a processor, together with filed U.C.C. Financing Statements, in form and substance satisfactory to Agent.
     (k) Subordinated Indenture. With respect to the Subordinated Indenture, Administrative Borrower shall have provided to Agent (i) a copy of the Subordinated Indenture, together with any amendments or supplements thereto, certified by an officer of Administrative Borrower as being true and complete; and (ii) an officer’s certificate, signed by a Financial Officer, and otherwise in form and substance satisfactory to Agent and the Lenders, certifying (A) that no “Default” or “Event of Default” (as each term is defined in the Subordinated Indenture) exists under the Indenture, nor will exist after the making of the first Credit Event hereunder, (B) that all of the Obligations constitute “Senior Indebtedness”, “Guarantor Senior Indebtedness”, “Designated Senior Indebtedness” and “Guarantor Designated Senior Indebtedness” (as each term is defined in the Subordinated Indenture), and (C) as to such other matters with respect to the Subordinated Indenture as Agent shall deem necessary or appropriate.
     (l) Delivery of Pledged Notes. With respect to any Pledged Notes, each Credit Party, as appropriate, has executed an appropriate endorsement on (or separate from) each such Pledged Note and has deposited such Pledged Note with Agent.
     (m) Lien Searches. With respect to the property owned or leased by each Credit Party, Borrowers shall have caused to be delivered to Agent (i) the results of Uniform Commercial Code lien searches, satisfactory to Agent, (ii) the results of federal and state tax lien and judicial lien searches, satisfactory to Agent, and (iii) Uniform Commercial Code termination statements reflecting termination of all U.C.C. Financing Statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof.
     (n) Officer’s Certificate, Resolutions, Organizational Documents. Borrowers shall have delivered to Agent for each Credit Party an officer’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of such Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which such Credit Party is a party, and (ii) the Organizational Documents of such Credit Party.
     (o) Good Standing Certificates. Borrowers shall have delivered to Agent a good standing certificate for each Credit Party, issued on or about the Closing Date by the Secretary of State in the state or states where such Credit Party is incorporated or formed, or qualified as a foreign entity.
     (p) Legal Opinion. Borrowers shall have delivered to Agent an opinion of counsel for each Credit Party, in form and substance satisfactory to Agent.
     (q) Insurance Certificate. Borrowers shall have delivered to Agent evidence of insurance on ACORD 25 and 27 or 28 form, and otherwise satisfactory to Agent and the Lenders, of adequate real property, personal property and liability insurance of each Credit Party, with Agent, on behalf of the Lenders, listed as mortgagee, lender’s loss payee and additional insured, as appropriate.
     (r) Cash Management Systems. The Credit Parties shall have established (i) the cash management system, specified in Section 7.1 hereof, and executed the Master Agreement, in form and substance satisfactory to Agent, and (ii) a Cash Collateral Account, a Concentration Account, an Operating Account, Controlled Disbursement Accounts and Lockbox arrangements, in each case satisfactory to Agent.

     (s) Customer List. Borrowers shall have delivered to Agent a complete list of all Account Debtors of each Credit Party, including but not limited to the name, address and contact information of each Account Debtor, in form and detail satisfactory to Agent.
     (t) Financial Reports. Borrowers shall have delivered to Agent (i) internally prepared financial statements of Gibraltar for the fiscal period ended March 31, 2009 (prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and substance satisfactory to Agent), (ii) audited financial statements of Gibraltar for the fiscal year ended December 31, 2008 (prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and substance satisfactory to Agent), and (iii) all management letters and reports prepared by independent public accountants for the fiscal year ended December 31, 2008.
     (u) Pro-Forma Projections. Borrowers shall have delivered to Agent annual pro-forma projections of financial statements (which report shall include balance sheets and statements of income (loss) and cash-flow) of Gibraltar for the fiscal years ending December 31, 2009 and December 31, 2010, prepared on a Consolidated and consolidating basis, consistent with GAAP, and in form and substance satisfactory to Agent.
     (v) Collateral Audit, Inventory and Equipment Appraisals. Agent shall have received the results of a collateral field audit and an appraisal of the Credit Parties’ inventory, equipment and machinery, each to be in form and substance satisfactory to Agent.
     (w) Closing Available Liquidity. On the Closing Date, the Closing Available Liquidity shall be no less than Thirty-Five Million Dollars ($35,000,000). In connection therewith, Borrowers shall have delivered to Agent a calculation of the Closing Available Liquidity, certified by a Financial Officer.
     (x) Advertising Permission Letter. Borrowers shall have delivered to Agent an advertising permission letter, authorizing Agent to publicize the transaction and specifically to use the names of Borrowers in connection with “tombstone” advertisements in one or more publications selected by Agent.
     (y) Special Accounts and Borrowing Base Certificate Letter. Borrowers shall have executed and delivered to Agent the Special Accounts and Borrowing Base Certificate Letter.
     (z) Agent Fee Letter, Closing Fee Letter and Other Fees. Borrowers shall have (i) executed and delivered to Agent, the Agent Fee Letter and paid to Agent, for its sole account, the fees stated therein, (ii) executed and delivered to Agent, the Closing Fee Letter and paid to Agent, for the benefit of the Lenders, the fees stated therein, and (iii) paid all legal fees and expenses of Agent in connection with the preparation and negotiation of the Loan Documents.
     (aa) Closing Certificate. Borrowers shall have delivered to Agent and the Lenders an officer’s certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in this Article IV have been satisfied, (ii) no Default or Event of Default exists nor immediately after the first Credit Event will exist, and (iii) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date.

     (bb) Letter of Direction. Borrowers shall have delivered to Agent a letter of direction authorizing Agent, on behalf of the Lenders, to disburse proceeds of the Revolving Loans, which letter of direction includes the authorization to transfer funds under this Agreement and the wire instructions that set forth the locations to which such funds shall be sent.
     (cc) No Material Adverse Change. No material adverse change, in the opinion of Agent, shall have occurred in the financial condition, operations or prospects of the Companies since March 31, 2009.
     (dd) Miscellaneous. Borrowers shall have provided to Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by Agent or the Lenders.
     Section 4.3. Post-Closing Conditions. On or before each of the dates specified in this Section 4.3, Borrowers shall satisfy each of the items specified in the subsections below:
     (a) Washington Real Property Survey. No later than ten (10) days after the Closing Date, unless a longer period is agreed to by Agent, with respect to the Real Property located in Fife, Washington, Borrowers shall have delivered to Agent a current “as-built” survey of such Real Property prepared by a licensed surveyor acceptable to Agent, certified to Agent, for the benefit of the Lenders, and the Title Company pursuant to a certificate of survey acceptable to Agent. Such survey shall be in form and substance acceptable to Agent, in its sole discretion, shall be made in accordance with the “Minimum Standard Detail Requirements for Land Title Surveys” adopted by the American Land Title Association in 2005, and shall show, without limitation:
     (i) the location of the perimeter of such Real Property by courses and distances with all reference points shown or referred to in the aforesaid title policy;
     (ii) all easements (including those easements whose existence is disclosed by physical inspection of such Real Property), rights-of-way and the location of all utility lines servicing the improvements on such Real Property;
     (iii) the established building lines;
     (iv) the full legal description of the real estate (conforming to the legal description set forth in the aforesaid title policy) and a certification as to the acreage and square footage thereof;
     (v) the highway and street right-of-way lines abutting such Real Property and the width thereof; and
     (vi) encroachments upon such Real Property and the extent thereof in feet and inches.

     (b) Certain Deposit Accounts. No later than one hundred eighty (180) days after the Closing Date, unless a longer period is agreed to by Agent, Borrowers shall have closed those Deposit Accounts designated as Deposit Accounts to be closed in Schedule 6.19 hereto; provided that, prior to any such closing, Borrowers shall periodically (but in no event less frequently than weekly to the extent that the balances exceed Ten Thousand Dollars ($10,000)) remit funds from such Deposit Accounts to the Concentration Account.
ARTICLE V. COVENANTS
     Section 5.1. Insurance. Each Company shall at all times maintain insurance upon its Inventory, Equipment and other personal and real property in such form, written by such companies, in such amounts, for such periods, and against such risks as is generally consistent with insurance coverage maintained by the Companies on the Closing Date, with provisions satisfactory to Agent for, with respect to Credit Parties, payment of all losses thereunder to Agent, for the benefit of the Lenders, and such Company as their interests may appear (with lender’s loss payable endorsement in favor of Agent, for the benefit of the Lenders), and, if required by Agent after the occurrence of an Event of Default, Borrowers shall deposit the policies with Agent. Any such policies of insurance shall provide for no fewer than thirty (30) days prior written notice of cancellation to Agent and the Lenders. Any sums received by Agent, for the benefit of the Lenders, in payment of insurance losses, returns, or unearned premiums under the policies shall be applied as set forth in Section 2.11(c) and (d) hereof. Agent is hereby authorized to act as attorney-in-fact for the Companies, after the occurrence and during the continuance of an Event of Default, in obtaining, adjusting, settling and canceling such insurance and indorsing any drafts. In the event of failure to provide such insurance as herein provided, Agent may, at its option, provide such insurance and Borrowers shall pay to Agent, upon demand, the cost thereof. Should Borrowers fail to pay such sum to Agent upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the Default Rate. Within ten days of Agent’s written request, Borrowers shall furnish to Agent such information about the insurance of the Companies as Agent may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to Agent and certified by a Financial Officer.
     Section 5.2. Money Obligations. Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any comparable provisions, including those under foreign laws with respect to employee source deductions, obligations and employer obligations to its employees; and (c) all of its other material obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP) before such payment becomes overdue.

     Section 5.3. Financial Statements, Collateral Reporting and Information.
     (a) Borrowing Base. Administrative Borrower shall deliver to Agent, as frequently as Agent may request, but no less frequently than by 5:00 P.M. (Eastern time) on the 20th day of each calendar month (or the next Business Day if such day is not a Business Day), a Borrowing Base Certificate (for the period ending on the last day of the month prior to the date such Borrowing Base Certificate is submitted) prepared and certified by a Financial Officer. Each Borrowing Base Certificate shall be updated for all activity (sales, collections, credits and similar information) impacting the accounts receivable of the Borrowing Base Companies from the date of the immediately preceding Borrowing Base Certificate to the date of such Borrowing Base Certificate. The amount of Eligible Inventory, the determination as to which accounts receivable constitute Eligible Accounts Receivable and Auto Program OEM Receivables to be included on each Borrowing Base Certificate shall, absent a request from Agent that such amounts be calculated more frequently, be the amount that is calculated and updated monthly pursuant to subsections (f), (g) and (j) below.
     (b) Monthly Financials. Administrative Borrower shall deliver to Agent, within thirty (30) days after the end of each of the first eleven (11) months of each calendar year, monthly internal unaudited balance sheets of Gibraltar as of the end of such month, and statements of income (loss) for the month and fiscal year-to-date periods, and a comparison to budget or plan, all prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and detail satisfactory to Agent and certified by a Financial Officer.
     (c) Quarterly Financials. Administrative Borrower shall deliver to Agent, as soon as available and in any event within forty-five (45) days after the close of the first three quarterly accounting periods in each fiscal year of Gibraltar (but no later than the date on which Gibraltar would be required to file a Form 10-Q under the Exchange Act if it were subject to Sections 15 and 13(d) of the Exchange Act), the unaudited balance sheets of Gibraltar as of the end of such quarterly period and the related unaudited statements of income and of cash flows for such quarterly period and for the fiscal year to date, in each case prepared on a Consolidated basis, and setting forth, in the case of such unaudited statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and which shall be certified on behalf of Borrowers by the Chief Financial Officer of Administrative Borrower, subject to changes resulting from normal year-end audit adjustments; provided that, if such quarterly financial statements are identical to the ones filed with the SEC, (i) Borrowers hereby agree that Agent and the Lenders shall be entitled to rely on any certification given to the SEC by the Chief Financial Officer of Administrative Borrower with respect to such quarterly financial statements, and (ii) such certification shall satisfy the certification requirements of this subpart (c).
     (d) Annual Audited Financial Statement. Administrative Borrower shall deliver to Agent, as soon as available and in any event within ninety (90) days after the close of each fiscal year of Gibraltar (but no later than the date on which Gibraltar would be required to file a Form 10-K under the Exchange Act if it were subject to Sections 15 and 13(d) of the Exchange Act), balance sheets of Gibraltar as of the end of such fiscal year and the related statements of income, stockholders’ equity and cash flows for such fiscal year, in each case prepared on a Consolidated basis and setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the opinion with respect to such financial statements of independent public accountants of recognized national standing selected by Borrowers, which opinion shall be unqualified and shall (i) state that such accountants audited such Consolidated financial statements in accordance with GAAP, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such Consolidated financial statements present fairly, in all material respects, the Consolidated financial position of Gibraltar at the end of such fiscal year and the results of its operations and cash flows for such fiscal year in conformity with GAAP, or (ii) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization).
     (e) Compliance Certificate. Administrative Borrower shall deliver to Agent, concurrently with the delivery of the financial statements set forth in subsections (c) and (d) above, a Compliance Certificate.
     (f) Accounts Receivable Aging Report. Administrative Borrower shall deliver to Agent an accounts receivable aging report, in form and substance satisfactory to Agent, (i) concurrently with the delivery of a Borrowing Base Certificate as set forth in subsection (a) above, aged by the original invoice date of accounts receivable of the Borrowing Base Companies, prepared as of the last day of the preceding month, reconciled to the month-end balance sheet and month-end Borrowing Base Certificate, together with the calculation of the current month-end Eligible Accounts Receivable of the Borrowing Base Companies, (ii) upon Agent’s request, an aging by original invoice date of all existing accounts receivable, specifying the names, current value and dates of invoices for each Account Debtor of the Borrowing Base Companies, and (iii) that includes any other information Agent shall reasonably request with respect to such accounts receivable and its evaluation of such reports.
     (g) Inventory Report. Administrative Borrower shall deliver to Agent a summary of Inventory, in form and substance satisfactory to Agent, concurrently with the delivery of a Borrowing Base Certificate as set forth in subsection (a) above, based upon month-end balances, reconciled to the month-end balance sheet and the month-end Borrowing Base Certificate, and accompanied by an Inventory certification, in form and substance reasonably acceptable to Agent and including a calculation of the Eligible Inventory of the Borrowing Base Companies (the calculation of Eligible Inventory reflecting the then most recent period-end balance). Administrative Borrower shall deliver, after the end of each month, to Agent Inventory records, in such detail as Agent shall deem reasonably necessary to determine the level of Eligible Inventory. The values shown on the Inventory reports shall be at the lower of cost or market value, determined in accordance with the usual cost accounting system of the Borrowing Base Companies. Administrative Borrower shall provide such other reports with respect to the Inventory of the Borrowing Base Companies as Agent may reasonably request from time to time.
     (h) Accounts Payable Aging Report. Administrative Borrower shall deliver to Agent, concurrently with the delivery of a Borrowing Base Certificate as set forth in subsection (a) above, in form and detail satisfactory to Agent, an aging summary of the accounts payable of the Borrowing Base Companies, dated as of the last day of the preceding month.

     (i) Equipment Report. Administrative Borrower shall deliver to Agent, as frequently as Agent may reasonably request, an itemized schedule describing the kind, type, quality, quantity and book value of the Equipment of the Credit Parties.
     (j) Auto Program OEM Receivables Report. Administrative Borrower shall deliver to Agent, concurrently with the delivery of a Borrowing Base Certificate as set forth in subsection (a) above, in form and detail satisfactory to Agent, a schedule of (i) the gross amount of Auto Program OEM Receivables purchased by Auto Program Purchasers since the Closing Date, (ii) the gross amount of Auto Program OEM Receivables purchased by Auto Program Purchasers since the most recent delivery of a Borrowing Base Certificate, and (iii) a status on the duration for which the Auto Program OEM Receivables referred to therein remain uncollected
     (k) Management Reports. Administrative Borrower shall deliver to Agent, concurrently with the delivery of the annual audit report in subsection (d) above, a copy of any management report, letter or similar writing that may have been furnished to the Companies by the independent public accountants in respect of the systems, operations, financial condition or properties of the Companies.
     (l) Customer List. Administrative Borrower shall deliver to Agent an updated customer list, concurrently with the delivery of any field audit report and upon request by any field examiner of Agent, that sets forth all Account Debtors of the Borrowing Base Companies, including but not limited to the name, address and contact information of each such Account Debtor, in form and detail satisfactory to Agent.
     (m) Projections. Administrative Borrower shall deliver to Agent, within thirty (30) days after the end of each fiscal year of Gibraltar, projected monthly balance sheets, income statements, cash-flow statements and a calculation of the projected Revolving Credit Availability and projected compliance with Section 5.7 hereof for the following fiscal year of Gibraltar, all prepared on a Consolidated basis, consistent with GAAP and in form and detail satisfactory to Agent.
     (n) Locations of Collateral. Administrative Borrower shall deliver to Agent, within thirty (30) days after the end of each fiscal year of Gibraltar, a replacement Schedule 6.9 that sets forth each location (including third party locations) where any Credit Party conducts business or maintains any Accounts, Inventory or Equipment, in form and substance satisfactory to Agent.
     (o) Financial Information of the Companies. Administrative Borrower shall deliver to Agent and the Lenders, within ten days of the written request of Agent, such other information about the financial condition, properties and operations of any Company as may from time to time be reasonably requested, which information shall be submitted in form and detail satisfactory to Agent and certified by a Financial Officer of the Company or Companies in question.

     (p) Generally. With respect to any document (including financial statements, borrowing base certificates, compliance certificates, reports and other financial information) required to be delivered by Borrower to Agent by this Section 5.3, Agent shall have the sole discretion to extend the required delivery date of any such document for a period of up to five Business Days; provided that any such extension granted by Agent shall be effective only if in writing, only for the specific instance given, and shall not establish any course of dealing among the parties for any future delivery requirements.
     Section 5.4. Financial Records. Each Company shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and, other than after the occurrence of an Event of Default, upon reasonable notice to such Company) permit Agent, or any representative of Agent, to examine such Company’s books and records and to make excerpts therefrom and transcripts thereof. Agent shall provide to any Lender, upon request therefor, copies of any excerpts and transcripts provided to Agent pursuant to this Section 5.4.
     Section 5.5. Franchises; Change in Business.
     (a) Each Company (other than a Non-Material Subsidiary) shall preserve and maintain at all times its existence, and its rights and franchises necessary for its business, except as otherwise permitted pursuant to Section 5.12 hereof.
     (b) No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed from the general nature of the business the Companies are engaged in on the Closing Date.
     Section 5.6. ERISA Pension and Benefit Plan Compliance.
     (a) Generally. No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrowers shall furnish to Agent (i) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (ii) promptly after receipt thereof a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service. Borrowers shall promptly notify Agent of any material taxes assessed, proposed to be assessed or that Borrowers have reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section 5.6(a), “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth. As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that an ERISA Event shall have occurred, such Company shall provide Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto. Borrowers shall, at the request of Agent, deliver or cause to be delivered to Agent true and correct copies of any documents relating to the ERISA Plan of any Company.
     (b) Foreign Pension Plans and Benefit Plans.
     (i) For each existing, or hereafter adopted, material Foreign Pension Plan and Foreign Benefit Plan, Administrative Borrower and any appropriate Foreign Subsidiary shall in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Foreign Pension Plan or Foreign Benefit Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).
     (ii) All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each material Foreign Pension Plan or Foreign Benefit Plan shall be paid or remitted by Administrative Borrower and any appropriate Foreign Subsidiary in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws.
     (iii) Administrative Borrower and any appropriate Foreign Subsidiary shall deliver to Agent (A) if requested by Agent, copies of each annual and other return, report or valuation with respect to each Foreign Pension Plan as filed with any applicable Governmental Authority; (B) promptly after receipt thereof, a copy of any material direction, order, notice, ruling or opinion that Administrative Borrower and any appropriate Foreign Subsidiary may receive from any applicable Governmental Authority with respect to any Foreign Pension Plan; and (C) notification within thirty (30) days of any increases having a cost to the Companies in excess of Two Hundred Fifty Thousand Dollars ($250,000) per annum in the aggregate, in the benefits of any existing material Foreign Pension Plan or Foreign Benefit Plan, or the establishment of any new material Foreign Pension Plan or Foreign Benefit Plan, or the commencement of contributions to any such plan to which the Companies were not previously contributing.
     (iv) As used in this Section 5.6(b), “material” means the measure of a matter of significance, individually or collectively, in excess of Five Million Dollars ($5,000,000).
     Section 5.7. Financial Covenants.
     (a) Minimum Consolidated EBITDA. Borrowers shall not suffer or permit at any time Consolidated EBITDA to be less than:
     (i) for the six-month period ending June 30, 2009, Zero Dollars ($0);

     (ii) for the nine-month period ending September 30, 2009, Thirteen Million Dollars ($13,000,000); and
     (iii) for the fiscal year of Gibraltar ending December 31, 2009, Twenty-Eight Million Dollars ($28,000,000).
     (b) Fixed Charge Coverage Ratio. Borrowers shall not suffer or permit at any time the Fixed Charge Coverage Ratio to be less than 1.25 to 1.00 on March 31, 2010 and thereafter.
     Section 5.8. Borrowing. No Company shall create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following:
     (a) the Loans, the Letters of Credit and any other Indebtedness under this Agreement;
     (b) any loans granted to, or Capitalized Lease Obligations or Synthetic Leases entered into by, any Company for the purchase or lease of fixed or capital assets (and refinancings of such Synthetic Leases, loans or Capitalized Lease Obligations), which loans, Capitalized Lease Obligations and Synthetic Leases shall only be secured by the fixed or capital assets being purchased or leased, so long as (i) the aggregate principal amount of all such loans, Capitalized Lease Obligations and Synthetic Leases for all Companies shall not exceed Thirty-Five Million Dollars ($35,000,000) at any time outstanding (as calculated using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Leases, and using the present value, based on the implicit interest rate, in lieu of principal amount, in the case of any Synthetic Lease), and (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
     (c) the Indebtedness existing on the Closing Date, as set forth in Schedule 5.8 hereto (and any extension, renewal or refinancing thereof but only to the extent that the principal amount thereof does not increase after the Closing Date); provided that, if the similar schedule delivered on the Interim Closing Date reflected an aggregate amount of Indebtedness in excess of the Indebtedness reflected on Schedule 5.8 hereto as of the Closing Date, then any such excess shall reduce the amount of Indebtedness permitted to be incurred by the Companies pursuant to subsection (h) hereof;
     (d) loans to, and guaranties of Indebtedness of, a Company from a Company so long as each such Company is a Credit Party;
     (e) Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;
     (f) Permitted Foreign Subsidiary Loans and Investments;
     (g) unsecured Indebtedness of Gibraltar in connection with the notes (including any replacement or exchange notes) issued pursuant to the Subordinated Indenture, so long as (i) all of such Indebtedness shall be Subordinated at all times, and (ii) the aggregate principal amount of such Indebtedness shall not exceed Three Hundred Fifty-Four Million Dollars ($354,000,000) at any time outstanding;
     (h) other unsecured Indebtedness, in addition to the Indebtedness listed above (but subject to the proviso in subsection (c) above), in an aggregate principal amount for all Companies not to exceed Seventy-Five Million Dollars ($75,000,000) at any time outstanding, so long as, at the time of any incurrence thereof, and after giving effect thereto, (i) Borrowers shall be in compliance with the financial covenants set forth in Section 5.7 hereof both immediately before and after giving pro forma effect to the incurrence of such Indebtedness, (ii) such Indebtedness shall not constitute “Designated Senior Indebtedness” or “Guarantor Designated Senior Indebtedness” under the Subordinated Indenture, and (iii) no Default or Event of Default shall have occurred and be continuing or would result therefrom; or
     (i) other unsecured Subordinated Indebtedness, in addition to the Indebtedness listed above, so long as (i) no Default or Event of Default shall then exist or immediately after incurring any of such Indebtedness will exist, (ii) all of such Indebtedness shall be Subordinated at all times, (iii) Borrowers shall be in compliance with the financial covenants set forth in Section 5.7 hereof both immediately before and after giving pro forma effect to the incurrence of such Indebtedness, and (iv) the terms of all such Indebtedness are acceptable to Agent and the Required Lenders in their discretion; provided that, if such Subordinated Indebtedness is incurred, and owed to a seller, in connection with an Acquisition made pursuant to Section 5.13 hereof, only subpart (ii) above shall apply with respect to such Subordinated Indebtedness.
     Section 5.9. Liens. No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:
     (a) Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;
     (b) other statutory Liens, including, without limitation, statutory Liens of landlords, carriers, warehousers, utilities, mechanics, repairmen, workers and materialmen, incidental to the conduct of its business or the ownership of its property and assets that were incurred in the ordinary course of business, and other similar Liens arising in the ordinary course of business, that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;
     (c) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to a Credit Party;
     (d) any Lien granted to Agent, for the benefit of the Lenders;
     (e) the Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby shall not be increased;

     (f) purchase money Liens on fixed or capital assets securing the loans, Capitalized Lease Obligations and Synthetic Leases pursuant to Section 5.8(b) hereof, provided that such Lien is limited to the purchase price and only attaches to the property being acquired;
     (g) easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other Persons, and obligations contained in similar instruments, in each case that do not secure Indebtedness and do not involve, and are not likely to involve at any future time, either individually or in the aggregate, (i) a substantial and prolonged interruption or disruption of the business activities of the Companies considered as an entirety, or (ii) a Material Adverse Effect;
     (h) Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) not in violation of the requirements of this Agreement; provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor);
     (i) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.9 hereof;
     (j) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, and mechanics’ Liens, carriers’ Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, surety, appeal, customs, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements;
     (k) leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of the Companies and any interest or title of a lessor under any lease not in violation of this Agreement; or
     (l) rights of consignors of goods, whether or not perfected by the filing of a financing statement under the U.C.C.
No Company shall enter into any contract or agreement (other than (i) a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets or (ii) any agreement with a restriction that is not enforceable under Section 9-406, 9-407 or 9-408 of the U.C.C.) that would prohibit Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of such Company.
     Section 5.10. Regulations T, U and X. No Company shall take any action that would result in any non-compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

     Section 5.11. Investments, Loans and Guaranties. No Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind (other than a Guarantor of Payment under the Loan Documents); provided that this Section 5.11 shall not apply to the following:
     (i) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;
     (ii) any investment in cash and Cash Equivalents;
     (iii) the holding of each of the Subsidiaries listed on Schedule 6.1 hereto, and the creation, acquisition and holding of and any investment in any new Subsidiary after the Closing Date so long as such new Subsidiary shall have been created, acquired or held, and investments made, in accordance with the terms and conditions of this Agreement;
     (iv) loans to, investments by and guaranties of the Indebtedness of, a Company from or by a Company so long as each such Company is a Credit Party;
     (v) any Permitted Investment or Permitted Foreign Subsidiary Loans and Investments, so long as no Default or Event of Default shall then exist or would result therefrom;
     (vi) any Acquisition permitted by Section 5.13 hereof;
     (vii) Investments acquired by a Company (A) in exchange for any other Investment held by such Company in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment, or (B) as a result of a foreclosure by a Company with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
     (viii) notes held by a Company evidencing a portion of the purchase price of an asset disposed of pursuant to Section 5.12(i) hereof;
     (ix) Investments by a Company in Hedge Agreements;
     (x) the guaranty of Indebtedness of a Credit Party permitted pursuant to Section 5.8(a), (d), (g) or (h) hereof;
     (xi) receivables owing to a Credit Party in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; and

     (xii) any advance or loan to an officer or employee of a Company made in the ordinary course of such Company’s business, so long as all such advances and loans from all Companies aggregate not more than the maximum principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000) at any time outstanding.
For purposes of this Section 5.11, the amount of any investment in equity interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment but shall take into account repayments, redemptions and return of capital.
     Section 5.12. Merger and Sale of Assets. No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:
     (a) a Domestic Subsidiary (other than a Borrower) may merge with (i) a Borrower (provided that such Borrower shall be the continuing or surviving Person) or (ii) any one or more Guarantors of Payment;
     (b) GSNY may merge with Gibraltar (provided that Gibraltar shall be the continuing or surviving Person);
     (c) a Domestic Subsidiary (other than a Borrower) may sell, lease, transfer or otherwise dispose of any of its assets to (i) a Borrower or (ii) any Guarantor of Payment;
     (d) a Borrower may sell, lease, transfer or otherwise dispose of any of its assets to another Borrower;
     (e) a Domestic Subsidiary (other than a Credit Party) may merge with or sell, lease, transfer or otherwise dispose of any of its assets to any other Domestic Subsidiary;
     (f) a Foreign Subsidiary may merge or amalgamate with another Company provided that, if applicable, a Credit Party shall be the continuing or surviving Person and each Borrower shall be a continuing or surviving Person;
     (g) a Foreign Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to another Company;
     (h) a Company may sell Auto Program OEM Receivables to an Auto Program Purchaser pursuant to, and in accordance with the terms of, the applicable Auto Program Supplier Purchase Agreement; and
     (i) if no Default or Event of Default shall have occurred and be continuing or would result therefrom, and no Material Adverse Effect has occurred or will result therefrom, the Companies may consummate any Asset Disposition, provided that:

     (i) the consideration for each such Asset Disposition represents fair value and at least eighty percent (80%) of such consideration consists of cash;
     (ii) the cumulative aggregate value of the assets sold or transferred does not exceed five percent (5%) of Consolidated Net Worth for all such transactions completed during any fiscal year of Gibraltar;
     (iii) in the case of any such transaction involving a sale of assets having a value in excess of Ten Million Dollars ($10,000,000), at least five Business Days prior to the date of completion of such transaction the Administrative Borrower shall have delivered to Agent (A) an officer’s certificate executed by an Authorized Officer, which certificate shall contain (1) a description of the proposed transaction, and (2) a certification that no Default, Event of Default or Material Adverse Effect has occurred and is continuing, or would result from consummation of such transaction, and (B) a Borrowing Base Certificate, prepared after giving pro forma effect to such transaction, to be in form and substance acceptable to Agent and certified by a Financial Officer; and
     (iv) the proceeds of such Asset Disposition are, to the extent required pursuant to Section 2.11(c)(ii) hereof, applied as a prepayment of the Term Loan.
     Section 5.13. Acquisitions. No Company shall effect an Acquisition; provided, however, that a Company may effect an Acquisition so long as such Acquisition meets all of the following requirements:
     (a) in the case of a merger, amalgamation or other combination including a Borrower, such Borrower shall be the surviving entity;
     (b) in the case of a merger, amalgamation or other combination including a Credit Party (other than a Borrower), a Credit Party shall be the surviving entity;
     (c) the business to be acquired shall be similar, or related to, or incidental to the lines of business of the Companies;
     (d) the Companies shall be in full compliance with the Loan Documents both prior to and after giving pro forma effect to the transaction;
     (e) if the Accounts and Inventory acquired in connection with such Acquisition are proposed to be included in the determination of the Borrowing Base, Agent shall have conducted a field examination and appraisal of such Accounts and Inventory to its reasonable satisfaction;
     (f) the Fixed Charge Coverage Ratio, as determined for the most recently completed four fiscal quarters of Gibraltar, shall have been no less than 1.25 to 1.00;
     (g) Borrowers shall have provided to Agent, at least five Business Days prior to such Acquisition, historical financial statements of the target entity and a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer showing (i) pro forma compliance with Section 5.7 hereof, both before and after giving effect to the proposed Acquisition, (ii) Revolving Credit Availability of no less than Fifty Million Dollars ($50,000,000) after giving effect to such Acquisition, and (iii) that the target entity has generated positive Target EBITDA (excluding proposed synergies or other post acquisition actions or enhancements) for the most recently completed twelve (12) consecutive calendar months prior to such Acquisition; and
     (h) the aggregate Consideration paid by the Companies (i) shall not exceed the aggregate amount of Seventy-Five Million Dollars ($75,000,000), or (ii) which, when added to all other Acquisitions for all Companies during the Commitment Period, would not exceed the aggregate amount of One Hundred Fifty Million Dollars ($150,000,000).
     Section 5.14. Notice.
     (a) Each Borrower shall cause a Financial Officer of such Borrower to promptly notify Agent and the Lenders, in writing whenever:
     (i) a Default or Event of Default may occur hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete;
     (ii) a Borrower learns of a litigation or proceeding against such Borrower before a court, administrative agency or arbitrator that, if successful, could reasonably be expected to have a Material Adverse Effect; and
     (iii) a Borrower learns that there has occurred or begun to exist any event, condition or thing that is reasonably likely to have a Material Adverse Effect.
     (b) Borrowers shall provide written notice to Agent contemporaneously with any notice provided to, or received from, the trustee or the noteholders under the Subordinated Indenture.
     Section 5.15. Restricted Payments. No Company shall make or commit itself to make any Restricted Payment at any time, except that:
     (a) a Company may declare and pay or make Capital Distributions that are payable solely in additional shares of its common stock (or warrants, options or other rights to acquire additional shares of its common stock);
     (b) Gibraltar may declare and pay or make Capital Distributions in cash, but only so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) Borrowers shall be in compliance with the financial covenants set forth in Section 5.7 hereof both prior to and after giving pro forma effect to each such Capital Distribution, (iii) the Fixed Charge Coverage Ratio shall be no less than 1.25 to 1.00 prior to and after giving pro forma effect to each such Capital Distribution, and (iv) the aggregate amount of all Capital Distributions made in cash by Gibraltar shall not exceed Ten Million Dollars ($10,000,000) during any fiscal year of Gibraltar;

     (c) if no Event of Default shall then exist or immediately thereafter shall begin to exist, Borrowers may, in addition to Capital Distributions permitted to be made pursuant to any other subpart of this Section 5.15, make Capital Distributions not to exceed Thirty-Five Million Dollars ($35,000,000) in the aggregate during the Commitment Period, but only so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) Borrowers shall be in compliance with the financial covenants set forth in Section 5.7 hereof both prior to and after giving pro forma effect to each such Capital Distribution, and (iii) the Fixed Charge Coverage Ratio shall be no less than 1.25 to 1.00 prior to and after giving pro forma effect to each such Capital Distribution;
     (d) Gibraltar may repurchase its capital stock as required by Gibraltar’s executive compensation program, but only so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the proceeds of such repurchase are used solely for the purpose of paying withholding tax incurred pursuant to the issuance of stock (as compensation) under such executive compensation program, and (iii) the amount of stock (as compensation) issued under such executive compensation program is consistent with past business practices of Gibraltar; and
     (e) any Borrower may make regularly scheduled payments of interest with respect to any Subordinated Indebtedness (including, in the case of the Subordinated Indenture, any additional interest payable in accordance with the terms of any related registration rights agreement), subject in each case to the terms and conditions (including the subordination terms) of such Subordinated Indebtedness.
     Section 5.16. Environmental Compliance. Each Company shall comply in all material respects with any and all material Environmental Laws and Environmental Permits including, without limitation, Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Each Company shall furnish to Agent and the Lenders, promptly after receipt thereof, a copy of any material notice such Company may receive from any Governmental Authority or private Person, or otherwise, that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall allow the material release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any ownership interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 5.16, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise. Each Borrower shall defend, indemnify and hold Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law. Such indemnification shall survive any termination of this Agreement.
     Section 5.17. Affiliate Transactions. Except as set forth on Schedule 5.17 hereto, no Company shall, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than, in the case of Borrowers, any Subsidiary, and in the case of a Subsidiary, Borrowers or another Subsidiary) (each, an “Affiliate Transaction”), other than agreements and transactions with and payments to officers, directors and shareholders that are either (a) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement or that are expressly permitted by the provisions of this Agreement, or (b) entered into outside the ordinary course of business, approved by the directors or shareholders of Borrowers, and not prohibited by any of the provisions of this Agreement or in violation of any law, rule or regulation; provided that (i) any such Affiliate Transaction is entered into in the ordinary course of business and pursuant to the reasonable requirements of such Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, (ii) in the event such Affiliate Transaction involves an aggregate consideration in excess of Five Million Dollars ($5,000,000), the terms of such transaction have been approved by a majority of the members of the Board of Directors of Gibraltar and by a majority of the disinterested directors, if any (and such majority or majorities, as the case may be, determines that such transaction satisfies the requirements set forth in subpart (i) hereof), and (iii) in the event such Affiliate Transaction involves an aggregate consideration in excess of Ten Million Dollars ($10,000,000), Gibraltar has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction is either (A) not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate or (B) fair to Borrowers or such Subsidiary, as the case may be, from a financial point of view.
     Section 5.18. Use of Proceeds. Borrowers’ use of the proceeds of the Loans shall be for working capital and other general corporate purposes of the Companies and for Acquisitions.
     Section 5.19. Corporate Names and Locations of Collateral. No Company shall change its corporate name or its state, province or other jurisdiction of organization, unless, in each case, Administrative Borrower shall have provided Agent with at least fifteen (15) days prior written notice thereof. Administrative Borrower shall promptly notify Agent of (a) any change in any location where any material portion of any Credit Party’s Inventory or Equipment is maintained in the United States, and any new locations where any Credit Party’s Inventory or Equipment is to be maintained in the United States; (b) any change in the location of the office where any Credit Party’s records pertaining to its Accounts are kept; (c) the location of any new places of business and the changing or closing of any of its existing places of business; and (d) any change in the location of any Credit Party’s chief executive office. In the event of any of the foregoing or if deemed appropriate by Agent, Agent is hereby authorized to file new U.C.C. Financing Statements describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in Agent’s sole discretion, to perfect or continue perfected the security interest of Agent, for the benefit of the Lenders, in the Collateral. Borrowers shall pay all filing and recording fees and taxes in connection with the filing or recordation of such U.C.C. Financing Statements and security interests and shall promptly reimburse Agent therefor if Agent pays the same. Such amounts shall be Related Expenses hereunder.

     Section 5.20. Subsidiary Guaranties, Security Documents and Pledge of Stock or Other Ownership Interest.
     (a) Guaranties and Security Documents. Each Subsidiary (that is not a Non-Material Subsidiary) created, acquired or held subsequent to the Closing Date, shall immediately execute and deliver to Agent, for the benefit of the Lenders, a Guaranty of Payment (or a joinder agreement to the Guaranty of Payment dated as of the Closing Date) of all of the Obligations and a joinder agreement to the Pledge and Security Agreement (or a separate security agreement, in form and substance acceptable to Agent), as appropriate, such agreements to be prepared by Agent and in form and substance acceptable to Agent, along with any such other supporting documentation, Security Documents, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by Agent; provided that no Foreign Subsidiary shall be subject to the requirements of this subsection (a) to the extent that to do so would subject any Company to material liabilities for additional United States income taxes by virtue of Section 956 of the Code (as of the Closing Date, as a result of such tax liabilities, no Foreign Subsidiary will be a Guarantor of Payment).
     (b) Pledge of Stock or Other Ownership Interest. With respect to the creation or acquisition of a Domestic Subsidiary or first-tier Foreign Subsidiary by Gibraltar or a Domestic Subsidiary, Administrative Borrower shall deliver to Agent, for the benefit of the Lenders, all of the share certificates (or other evidence of equity) owned by such Credit Party pursuant to the terms of the Pledge and Security Agreement executed by such Credit Party; provided that no such pledge shall include (i) shares of capital stock or other equity interests of any Foreign Subsidiary that is not a first-tier Foreign Subsidiary, and (ii) shares of voting capital stock or other voting equity interests in any first-tier Foreign Subsidiary in excess of sixty-five percent (65%) of the total outstanding shares of voting capital stock or other voting equity interest of such first-tier Foreign Subsidiary.
     (c) Perfection or Registration of Interest in Foreign Shares. With respect to any foreign shares pledged to Agent, for the benefit of the Lenders, on or after the Closing Date, Agent shall at all times, in the discretion of Agent or the Required Lenders, have the right to perfect, at Borrowers’ cost, payable upon request therefor (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses), its security interest in such shares in the respective foreign jurisdiction. Such perfection may include the requirement that the applicable Credit Party promptly execute and deliver to Agent a separate pledge document (in form and substance satisfactory to Agent), covering such equity interests, that conforms to the requirements of the applicable foreign jurisdiction, together with an opinion of local counsel as to the perfection of the security interest provided for therein, and all other documentation necessary or desirable to effect the foregoing and to permit Agent to exercise any of its rights and remedies in respect thereof.
     Section 5.21. Collateral. Each Credit Party shall:
     (a) at all reasonable times and, except after the occurrence of an Event of Default, upon reasonable notice, allow Agent by or through any of Agent’s officers, agents, employees,

attorneys or accountants to (i) examine, inspect and make extracts from the books and other records of such Credit Party, including, without limitation, the tax returns of such Credit Party, (ii) arrange for verification of the Accounts of such Credit Party, under reasonable procedures, directly with Account Debtors such Credit Party or by other methods, (iii) examine and inspect the Inventory and Equipment of such Credit Party, wherever located, and (iv) conduct appraisals of the Inventory of such Credit Party;
     (b) promptly (but in no event later than ten days after request therefor) furnish to Agent upon request (i) additional statements and information with respect to the Collateral of such Credit Party, and all writings and information relating to or evidencing any of the Accounts of such Credit Party (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present Account Debtors of such Credit Party), and (ii) any other writings and information as Agent may request;
     (c) promptly notify Agent in writing upon the acquisition or creation of any Accounts with respect to which the Account Debtor is the United States of America or any other Governmental Authority, or any business that is located in a foreign country;
     (d) promptly notify Agent in writing upon the acquisition or creation by such Credit Party of a Deposit Account or Securities Account not listed on Schedule 6.19 hereto and provide for the execution of a Deposit Account Control Agreement or Securities Account Control Agreement with respect thereto, if required by Agent, provided that (i) no Deposit Account Control Agreement shall be required with respect to an Immaterial Deposit Account, and (ii) all Deposit Accounts (other than Immaterial Deposit Accounts and as set forth in Section 4.3(b) hereof) of the Credit Parties shall be maintained with Agent;
     (e) promptly notify Agent in writing whenever the Equipment or Inventory of such Credit Party is located at a location of a third party (other than another Company or in-transit) that is not listed on Schedule 6.9 hereto, and cause to be executed any Landlord’s Waiver, Bailee’s Waiver, Processor’s Waiver, Consignee’s Waiver or similar document or notice that may be required by Agent or the Required Lenders;
     (f) promptly notify Agent in writing of any information that such Credit Party has or may receive with respect to the Collateral or the Real Property that might reasonably be determined to materially and adversely affect the value thereof or the rights of Agent and the Lenders with respect thereto;
     (g) maintain such Credit Party’s (i) Equipment in good operating condition and repair, ordinary wear and tear excepted, making all necessary replacements thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved, (ii) finished goods Inventory in saleable condition, and (iii) other items of Collateral, taken as an entirety, in such conditions as is consistent with generally accepted business practices, ordinary wear and tear excepted;
     (h) deliver to Agent, to hold as security for the Secured Obligations all certificated Investment Property owned by such Credit Party, in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Agent, or in the event such Investment Property is in the possession of a Securities Intermediary or credited to a Securities Account, execute with the related Securities Intermediary a Securities Account Control Agreement over such Securities Account in favor of Agent, for the benefit of the Lenders, in form and substance satisfactory to Agent;
     (i) provide to Agent, on a quarterly basis (as necessary), a list of any patents, trademarks or copyrights that have been federally registered by such Credit Party during such quarter, and provide for the execution of an appropriate Intellectual Property Security Agreement; and
     (j) upon request of Agent, promptly take such action and promptly make, execute, and deliver all such additional and further items, assurances, instruments and any other writings as Agent may from time to time deem necessary or appropriate, including, without limitation, chattel paper, to carry into effect the intention of this Agreement, or so as to completely vest in and ensure to Agent and the Lenders their respective rights hereunder and in or to the Collateral and the Real Property.
Each Credit Party hereby authorizes Agent, on behalf of the Lenders, to file U.C.C. Financing Statements or other appropriate notices with respect to the Collateral. If certificates of title or applications for title are issued or outstanding with respect to any of the Inventory or Equipment of any Credit Party, such Credit Party shall, upon request of Agent, (i) execute and deliver to Agent a short form security agreement, in form and substance satisfactory to Agent, and (ii) deliver such certificate or application to Agent and cause the interest of Agent, for the benefit of the Lenders, to be properly noted thereon. Each Credit Party hereby authorizes Agent or Agent’s designated agent (but without obligation by Agent to do so) to incur Related Expenses (whether prior to, upon, or subsequent to any Default or Event of Default), and Borrowers shall promptly repay, reimburse, and indemnify Agent and the Lenders for any and all Related Expenses. If any Credit Party fails to keep and maintain its Equipment in good operating condition, ordinary wear and tear excepted, Agent may (but shall not be required to) so maintain or repair all or any part of such Credit Party’s Equipment and the cost thereof shall be a Related Expense; provided that, if no Default or Event of Default exists at the time of such maintenance or repair, Agent has provided such Credit Party with written notice of any required maintenance or repair and such Credit Party has not taken action to maintain or repair such Equipment within thirty (30) days of receipt of such notice. All Related Expenses are payable to Agent upon demand therefor; Agent may, at its option, debit Related Expenses directly to any Deposit Account of a Company located at Agent.
     Section 5.22. Returns of Inventory. No Credit Party shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the ordinary course of business; (b) no Default, Event of Default exists or would result therefrom; (c) Agent is promptly notified if the aggregate value of all Inventory returned in any month exceeds Two Million Five Hundred Thousand Dollars ($2,500,000); and (d) any payment received by such Credit Party for a return is promptly remitted to Agent for application to the Obligations.

     Section 5.23. Acquisition, Sale and Maintenance of Inventory. The Credit Parties shall take all steps to assure that all Inventory is produced in accordance with applicable laws, including the Fair Labor Standards Act (29 U.S.C. §§ 206-207). The Credit Parties shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable laws, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.
     Section 5.24. Property Acquired Subsequent to the Closing Date and Right to Take Additional Collateral. Borrowers shall provide Agent with prompt written notice with respect to any real or personal property (other than in the ordinary course of business and excluding Accounts, Inventory, Equipment and General Intangibles and other property acquired in the ordinary course of business, or any Investment Property that constitutes securities of a Foreign Subsidiary not required to be pledged pursuant to this Agreement) acquired by any Credit Party subsequent to the Closing Date. In addition to any other right that Agent and the Lenders may have pursuant to this Agreement or otherwise, upon written request of Agent or the Required Lenders, whenever made, Borrowers shall, and shall cause each Guarantor of Payment to, grant to Agent, for the benefit of the Lenders, as additional security for the Secured Obligations, a first Lien on any real or personal property of each Borrower and Guarantor of Payment (other than for leased equipment or equipment subject to a purchase money security interest in which the lessor or purchase money lender of such equipment holds a first priority security interest, in which case, Agent shall have the right to obtain a security interest junior only to such lessor or purchase money lender), including, without limitation, such property acquired subsequent to the Closing Date, in which Agent does not have a first priority Lien. Borrowers agree, within ten days after the date of such written request, to secure all of the Secured Obligations by delivering to Agent security agreements, intellectual property security agreements, pledge agreements, mortgages (or deeds of trust, if applicable) or other documents, instruments or agreements or such thereof as Agent may require with respect to any of the Credit Parties. Borrowers shall pay all recordation, legal and other expenses in connection therewith.
     Section 5.25. Restrictive Agreements. Except as set forth in this Agreement, Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist or become effective, any “negative pledge” covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of a Borrower or any Subsidiary to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness, or (b) the ability of any such Subsidiary to make Capital Distributions or any other interest or participation in its profits owned by Borrowers or any Subsidiary, or pay any Indebtedness owed to Borrowers or a Subsidiary, or to make loans or advances to Borrowers or any Subsidiaries, or transfer any of its property or assets to Borrowers or any Subsidiaries; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iii) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (iv) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Section 5.9(f) hereof, (v) customary restrictions affecting only a Subsidiary under any agreement or instrument governing any of the Indebtedness of a Subsidiary permitted pursuant to Section 5.8 hereof,

(vi) restrictions affecting any Foreign Subsidiary under any agreement or instrument governing any Indebtedness of such Foreign Subsidiary permitted pursuant to Section 5.8 hereof, and customary restrictions contained in “comfort” letters and guarantees of any such Indebtedness, (vii) any document relating to Indebtedness secured by a Lien permitted by Section 5.9 hereof, insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, (viii) restrictions contained in the Subordinated Indenture relating to any Indebtedness permitted under Section 5.8(g) hereof, and (ix) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person.
     Section 5.26. Most Favored Covenant Status. If any Credit Party at any time enters into, or shall have entered into, or modifies any Material Indebtedness Agreement such that such Material Indebtedness Agreement includes affirmative or negative covenants (or any events of default or other type of restriction that would have the practical effect of any affirmative or negative business or financial covenant, including, without limitation, any “put” or mandatory prepayment of such Indebtedness upon the occurrence of a “change of control”) that are applicable to any Credit Party, other than those set forth herein or in any of the other Loan Documents, Administrative Borrower shall promptly so notify Agent and the Lenders and, if Agent shall so request by written notice to Administrative Borrower (after a determination has been made by the Required Lenders that such Material Indebtedness Agreement contains any such provisions that either individually or in the aggregate are more favorable to the holders of such Indebtedness than any of the provisions set forth herein), Borrowers, Agent and the Required Lenders shall promptly amend this Agreement to incorporate some or all of such provisions, in the discretion of Agent and the Required Lenders, into this Agreement and, to the extent necessary and reasonably desirable to Agent and the Required Lenders, into any of the other Loan Documents, all at the election of Agent or the Required Lenders.
     Section 5.27. Pari Passu Ranking. The Obligations shall, and Borrowers shall take all necessary action to ensure that the Obligations shall, at all times, rank at least pari passu in right of payment with all other senior secured Indebtedness of each Credit Party.
     Section 5.28. Guaranty Under Material Indebtedness Agreement. No Company shall be or become a primary obligor or Guarantor of the Indebtedness incurred pursuant to the Subordinated Indenture or any other Material Indebtedness Agreement unless such Company shall also be a Guarantor of Payment under this Agreement prior to or concurrently therewith.
     Section 5.29. Amendments to Material Indebtedness Agreements. No Company shall amend, restate, supplement or otherwise modify the Subordinated Indenture or any other Material Indebtedness Agreement without the prior written consent of Agent if any such amendment, restatement, supplement or other modification would, in the opinion of Agent, materially impact the rights or remedies of Agent and the Lenders hereunder.
     Section 5.30. Prepayments and Refinancings of Other Debt. After the Closing Date, no Company will make (or give any notice in respect thereof) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange of, or refinance or refund, any Indebtedness of any Company that has an outstanding principal balance (or Capitalized Lease Obligation, in the case of a Capital Lease, or present value, based on the implicit interest rate, in the case of a Synthetic Lease) greater than Five Million Dollars ($5,000,000) (other than the Obligations and intercompany loans and advances among the Companies); provided that a Company may refinance or refund any such Indebtedness if the aggregate principal amount thereof (or Capitalized Lease Obligation, in the case of a Capital Lease, or present value, based on the implicit interest rate, in the case of a Synthetic Lease) is not increased.
     Section 5.31. Amendment of Organizational Documents. Without the prior written consent of Agent, no Credit Party shall (a) amend its Organizational Documents in any manner adverse to the Lenders, or (b) amend its Organizational Documents to change its name or state, province or other jurisdiction of organization.
     Section 5.32. Fiscal Year of Borrowers. No Borrower shall change the date of its fiscal year-end without the prior written consent of Agent and the Required Lenders. As of the Closing Date, the fiscal year end of each Borrower is December 31 of each year.
     Section 5.33. Further Assurances. Borrowers shall, and shall cause each other Credit Party to, promptly upon request by Agent, or the Required Lenders through Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Agent, or the Required Lenders through Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.
ARTICLE VI. REPRESENTATIONS AND WARRANTIES
     Section 6.1. Corporate Existence; Subsidiaries; Foreign Qualification. Each Company is duly organized, validly existing and in good standing (or comparable concept in the applicable jurisdiction) under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, and is duly qualified and authorized to do business and is in good standing in all states and jurisdictions where the character of its property or its business activities makes such qualification necessary except where the failure to be so qualified would not be material to the ability of such Company to enforce its Accounts. Schedule 6.1 hereto sets forth, as of the Closing Date, each Subsidiary of a Borrower (and whether such Subsidiary is a Non-Material Subsidiary), its state (or jurisdiction) of formation, its relationship to Gibraltar, including the percentage of each class of stock or other equity interest owned by a Company, each Person that owns the stock or other equity interest of each Company, the location of its chief executive office and its principal place of business. Except as set forth on Schedule 6.1 hereto, each Borrower, directly or indirectly, owns all of the equity interests of each of its Subsidiaries (excluding directors’ qualifying shares and, in the case of Foreign Subsidiaries, other nominal amounts of shares held by a Person other than a Company).
     Section 6.2. Corporate Authority. Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws. The execution, delivery and performance of the Loan Documents do not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Company under the provisions of, such Company’s Organizational Documents or any material agreement to which such Company is a party.
     Section 6.3. Compliance with Laws and Contracts. Each Company:
     (a) holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable laws relating thereto, except where the failure to do so would not have a Material Adverse Effect;
     (b) is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to be in compliance would not have a Material Adverse Effect;
     (c) is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except with respect to any violation or default that would not have a Material Adverse Effect;
     (d) has ensured that no Person who owns a controlling interest in a Company or otherwise controls a Company is (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or any other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar executive orders;
     (e) is in compliance with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations; and
     (f) is in compliance with the Patriot Act.

     Section 6.4. Litigation and Administrative Proceedings. Except as disclosed on Schedule 6.4 hereto, there are (a) no lawsuits, actions, investigations, examinations or other proceedings pending or, to the knowledge of the Companies, threatened against any Company, or in respect of which any Company may have any liability, in any court or before or by any Governmental Authority, arbitration board, or other tribunal that could reasonably be expected to have a Material Adverse Effect, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Company is a party or by which the property or assets of any Company are bound that could reasonably be expected to have a Material Adverse Effect, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining that could reasonably be expected to have a Material Adverse Effect.
     Section 6.5. Title to Assets. Each Company has good title to and ownership of all material property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof. As of the Closing Date, the Companies own the real property listed on Schedule 6.5 hereto.
     Section 6.6. Liens and Security Interests. On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no U.C.C. Financing Statement or similar notice of Lien outstanding covering any personal property of any Company; (b) there is and will be no mortgage outstanding covering any real property of any Company; and (c) no real or personal property of any Company is subject to any Lien of any kind. Agent, for the benefit of the Lenders, upon the filing of the U.C.C. Financing Statements and taking such other actions necessary to perfect its Lien against Collateral of the corresponding type as authorized hereunder will have a valid and enforceable first Lien on the Collateral to the extent such Lien may be perfected by the filing of a U.C.C. Financing Statement. No Company has entered into any contract or agreement (other than (i) a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets, or (ii) any agreement with a restriction that is not enforceable under Section 9-406, 9-407 or 9-408 of the U.C.C.) that exists on or after the Closing Date that would prohibit Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Company.
     Section 6.7. Tax Returns. All federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed (or extended or challenged as permitted by applicable law); and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as will not cause a Material Adverse Effect. The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.
     Section 6.8. Environmental Laws. Each Company is in material compliance with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company. No material release, threatened (to its knowledge) release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being remediated in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.
     Section 6.9. Locations. As of the Closing Date, the Credit Parties have places of business or maintain their Accounts, Inventory and Equipment at the locations (including third party locations) set forth on Schedule 6.9 hereto, and each Credit Party’s chief executive office is set forth on Schedule 6.9 hereto. Schedule 6.9 hereto further specifies whether each location, as of the Closing Date, (a) is owned by the Credit Parties, or (b) is leased by a Credit Party from a third party, and, if leased by a Credit Party from a third party, if a Landlord’s Waiver has been requested. As of the Closing Date, Schedule 6.9 hereto correctly identifies the name and address of each third party location where assets of the Credit Parties are located.
     Section 6.10. Continued Business. There exists no actual, pending, or, to each Borrower’s knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of any Company, and there exists no present condition or state of facts or circumstances that would have a Material Adverse Effect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.
     Section 6.11. Employee Benefits Plans.
     (a) US Employee Benefit Plans. Schedule 6.11 hereto identifies each material ERISA Plan as of the Closing Date. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts that a Controlled Group member is required, under applicable law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a), (i) the ERISA Plan and any associated trust operationally comply, in all material respects, with the applicable requirements of Code Section 401(a); (ii) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (iii) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired; (iv) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”; and (v) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets.
     (b) Foreign Pension Plan and Benefit Plans. As of the Closing Date, Schedule 6.11 hereto lists all Foreign Benefit Plans and Foreign Pension Plans currently maintained or contributed to by Gibraltar and any appropriate Foreign Subsidiaries. The Foreign Pension Plans are duly registered under all applicable laws which require registration. Gibraltar and any appropriate Foreign Subsidiaries have complied with and performed all of its obligations under and in respect of the Foreign Pension Plans and Foreign Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations) except to the extent as would not reasonably be expected to have a Material Adverse Effect. All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Foreign Pension Plan or Foreign Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect. There are no outstanding actions or suits concerning the assets of the Foreign Pension Plans or the Foreign Benefit Plans. Each of the Foreign Pension Plans is fully funded on an ongoing basis as required by all laws applicable to such Foreign Pension Plans (using actuarial methods and assumptions as of the date of the valuations last filed with the applicable Governmental Authorities and that are consistent with generally accepted actuarial principles).
     Section 6.12. Consents or Approvals. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed, except the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by this Agreement or the Security Documents.
     Section 6.13. Solvency. Each Borrower has received consideration that is the reasonably equivalent value of the obligations and liabilities that such Borrower has incurred to Agent and the Lenders. No Borrower is insolvent as defined in any applicable state, federal or relevant foreign statute, nor will any Borrower be rendered insolvent by the execution and delivery of the

Loan Documents to Agent and the Lenders. No Borrower is engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to Agent and the Lenders incurred hereunder. No Borrower intends to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.
     Section 6.14. Financial Statements. The Consolidated financial statements of Gibraltar, for the fiscal year ended December 31, 2008 and the unaudited Consolidated financial statements of Gibraltar for the fiscal quarter ended March 31, 2009, furnished to Agent and the Lenders, are true and complete, have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending. Since the dates of such statements, there has been no material adverse change in any Company’s financial condition, properties or business or any change in any Company’s accounting procedures.
     Section 6.15. Regulations. No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.
     Section 6.16. Material Agreements. Except as disclosed on Schedule 6.16 hereto, as of the Closing Date, no Company is a party to any (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its “Affiliates” (as such term is defined in the Exchange Act) other than a Company; (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days’ notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement with a third party; that, as to subsections (a) through (g), above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.
     Section 6.17. Intellectual Property. Each Company owns, or has the right to use, all of the material patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing, necessary for the conduct of its business without any known material conflict with the rights of others. Schedule 6.17 hereto sets forth all patents, trademarks, copyrights, service marks and license agreements owned by each Company as of the Closing Date.
     Section 6.18. Insurance. Each Company maintains with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies. Schedule 6.18 hereto sets forth all insurance carried by the Companies on the Closing Date, setting forth in detail the amount and type of such insurance.
     Section 6.19. Deposit And Securities Accounts. Schedule 6.19 hereto lists all banks, other financial institutions and Securities Intermediaries at which any Credit Party maintains Deposit Accounts and Securities Accounts as of the Closing Date, and Schedule 6.19 hereto correctly identifies the name, address and telephone number of each such financial institution or Security Intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
     Section 6.20. Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. After due inquiry by Borrowers, there is no known fact that any Company has not disclosed to Agent and the Lenders that has or is likely to have a Material Adverse Effect.
     Section 6.21. Investment Company; Other Restrictions. No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.
     Section 6.22. Subordinated Indenture. (a) No “Default” or “Event of Default” (as each term is defined in the Subordinated Indenture) exists, nor will any such Default or Event of Default exist under the Subordinated Indenture (or note or other agreement executed in connection therewith) immediately after the occurrence of any Credit Event; (b) Schedule 6.22 hereto sets forth, as of the Closing Date, all of the “Credit Facilities” (as defined in the Subordinated Indenture); (c) all of the Obligations constitute “Senior Indebtedness”, “Guarantor Senior Indebtedness”, “Designated Senior Indebtedness”, and “Designated Guarantor Senior Indebtedness” (as each term is defined in the Subordinated Indenture); and (d) except for the Secured Obligations, no other Indebtedness of the Companies constitutes “Designated Senior Indebtedness” or “Designated Guarantor Senior Indebtedness” (as each term is defined in the Subordinated Indenture).
     Section 6.23. Defaults. No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.
ARTICLE VII. CASH MANAGEMENT AND COLLATERAL
     Section 7.1. Cash Management System. Borrowers shall establish and maintain, until the payment in full of the Secured Obligations and the termination of the Commitment, the cash management systems described below:
     (a) Lockbox. On or before the Closing Date, the Credit Parties shall (i) establish lockbox arrangements with Agent, on behalf of the Lenders (collectively, the “Lockbox”), which shall be governed by the Master Agreement, and, within ten days after the Closing Date, shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors of the Credit Parties forward all Collections directly to the Lockbox (if the Credit Parties neglect or refuse to notify any such Account Debtor to remit all such Collections to the Lockbox, Agent shall be entitled to make such notification), (ii) hold in trust for Agent, as fiduciary for Agent, all checks, cash and other items of payment received by the Credit Parties, and (iii) not commingle any Collections with any other funds or property of the Credit Parties, but will hold such funds separate and apart in trust and as fiduciary for Agent until deposit is made into the Concentration Account.
     (b) Concentration Account. On or before the Closing Date, the Credit Parties shall have established a Concentration Account with Agent, on behalf of the Lenders. All moneys received by the Credit Parties, including Collections from sales of Inventory or from Account Debtors of the Credit Parties sent to the Lockbox, shall be deposited directly on a daily basis, and in any event no later than the first Business Day after the date of receipt thereof, into the Concentration Account in the identical form in which such moneys were received and Collections were made (except for any necessary endorsements) whether by cash or check. All amounts deposited in the Concentration Account from the Lockbox or any other source shall be under the sole and exclusive control of Agent. The Credit Parties shall have no interest in or control over such funds; provided that, (i) during a Cash Dominion Period, Agent shall transfer funds from the Concentration Account to the Cash Collateral Account on a daily basis, and (ii) other than during a Cash Dominion Period, Agent shall transfer funds from the Concentration Account to the Operating Account on a daily basis, for use by the Credit Parties, in their sole discretion, for purposes not prohibited by this Agreement. The Concentration Account shall not be subject to any deduction, set off, banker’s lien or any other right in favor of any Person other than Agent.
     (c) Cash Collateral Account. On or before the Closing Date, the Credit Parties shall have established a Cash Collateral Account with Agent, on behalf of the Lenders. All amounts deposited in the Cash Collateral Account from the Concentration Account or any other source shall be under the sole and exclusive control of Agent. The Credit Parties shall have no interest in or control over such funds. The Cash Collateral Account shall not be subject to any deduction, set off, banker’s lien or any other right in favor of any Person other than Agent.
     (d) Operating Account. GSNY, for the benefit of the Credit Parties, shall maintain, in its name, an Operating Account with Agent, into which Agent shall, (i) from time to time, deposit proceeds of the Revolving Loans made to Borrowers for use by the Companies in accordance with the provisions of Section 5.18 hereof, and (ii) other than during a Cash Dominion Period, transfer funds from the Concentration Account on a daily basis for use by the Companies in their sole discretion. Unless otherwise agreed by Agent and Borrowers, any Revolving Loan requested by Administrative Borrower and made under this Agreement shall be deposited into the Operating Account. During a Cash Dominion Period, the Credit Parties shall not accumulate or maintain cash in the Operating Account or payroll or other such accounts, as of any date of determination, in excess of checks outstanding against the Controlled Disbursement Account (or Controlled Disbursement Accounts) and other deposit accounts approved by Agent (such as medical benefit accounts, flexible spending accounts and automated clearing house accounts) as of that date, and amounts necessary to meet minimum balance requirements.
     (e) Controlled Disbursement Account. The Credit Parties shall maintain one or more Controlled Disbursement Accounts with Agent, on behalf of the Lenders. Borrowers shall base their requests for Revolving Loans on, among other things, the daily balance of the Controlled Disbursement Account (or Controlled Disbursement Accounts). During a Cash Dominion Period, the Credit Parties shall not, and shall not cause or permit any Company, to maintain cash in any Controlled Disbursement Account, as of any date of determination, in excess of checks outstanding against such account as of that date, and amounts necessary to meet minimum balance requirements.
     (f) Lockbox and Security Accounts. The Lockbox established pursuant to the Lockbox agreement, the Concentration Account, the Cash Collateral Account, the Operating Account and the Controlled Disbursement Accounts shall be Security Accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Secured Obligations.
     (g) Costs of Collection. All reasonable costs of collection of the Accounts of the Credit Parties, including out-of-pocket expenses, administrative and record-keeping costs, reasonable attorneys’ fees, and all service charges and costs related to the establishment and maintenance of the Security Accounts shall be the sole responsibility of Borrowers, whether the same are incurred by Agent or the Credit Parties. The Credit Parties each hereby indemnify and hold Agent harmless from and against any loss or damage with respect to any deposits made in the Security Accounts that are dishonored or returned for any reason. If any deposits are dishonored or returned unpaid for any reason, Agent, in its sole discretion, may charge the amount thereof against the Cash Collateral Account or any other Security Account or other Deposit Account of the Credit Parties. Agent shall not be liable for any loss or damage resulting from any error, omission, failure or negligence on the part of Agent, except losses or damages resulting from Agent’s own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.
     (h) Return of Funds. Upon the payment in full of the Secured Obligations (other than continuing indemnification obligations) and the termination of the Commitment hereunder, (i) Agent’s security interests and other rights in funds in the Security Accounts shall terminate, (ii) all rights to such funds shall revert to the Credit Parties, as applicable, and (iii) Agent will, at Borrowers’ expense, take such steps as Administrative Borrower may reasonably request to evidence the termination of such security interests and to effect the return to the Credit Parties of such funds.
     (i) Attorney-in-Fact to Endorse Documents. Agent, or Agent’s designated agent, is hereby constituted and appointed attorney-in-fact for each Credit Party with authority and power to endorse after the occurrence and during the continuance of an Event of Default, or during a Cash Dominion Period, any and all instruments, documents, and chattel paper (consistent with this Agreement and the Master Agreement) upon the failure of such Credit Party to do so. Such authority and power, being coupled with an interest, shall be (i) irrevocable until all of the

Secured Obligations are paid, (ii) exercisable by Agent at any time and without any request upon any Credit Party by Agent to so endorse, and (iii) exercisable in the name of Agent or any Credit Party. Each Credit Party hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. Agent shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto.
     Section 7.2. Collections and Receipt of Proceeds by Agent. Each Credit Party hereby constitutes and appoints Agent, or Agent’s designated agent, as such Borrower’s attorney-in-fact to exercise, at any time, all or any of the following powers which, being coupled with an interest, shall be irrevocable until the complete and full payment of all of the Secured Obligations:
     (a) to receive, retain, acquire, take, endorse, assign, deliver, accept, and deposit, in the name of Agent or such Credit Party (consistent with this Agreement and the Master Agreement), any and all of such Credit Party’s cash, instruments, chattel paper, documents, Proceeds of Accounts, Proceeds of Inventory, collection of Accounts, and any other writings relating to any of the Collateral. Each Credit Party hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. Agent shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto;
     (b) to transmit to Account Debtors, on any or all of such Credit Party’s Accounts, after the occurrence of an Event of Default, notice of assignment to Agent, for the benefit of the Lenders, thereof and the security interest therein, and to request from such Account Debtors at any time, in the name of Agent or such Credit Party, information concerning such Borrower’s Accounts and the amounts owing thereon;
     (c) after the occurrence of an Event of Default, to transmit to purchasers of any or all of such Credit Party’s Inventory, notice of Agent’s security interest therein, and to request from such purchasers at any time, in the name of Agent or such Credit Party, information concerning such Credit Party’s Inventory and the amounts owing thereon by such purchasers;
     (d) after the occurrence of an Event of Default, to notify and require Account Debtors on such Credit Party’s Accounts and purchasers of such Credit Party’s Inventory to make payment of their indebtedness directly to Agent;
     (e) after the occurrence of an Event of Default, to enter into or assent to such amendment, compromise, extension, release or other modification of any kind of, or substitution for, the Accounts, or any thereof, as Agent, in its sole discretion, may deem to be advisable;
     (f) after the occurrence of an Event of Default, to enforce the Accounts or any thereof, or any other Collateral, by suit or otherwise, to maintain any such suit or other proceeding in the name of Agent or one or more Credit Parties, and to withdraw any such suit or other proceeding. The Credit Parties agree to lend every assistance requested by Agent in respect of the foregoing, all at no cost or expense to Agent and including, without limitation, the furnishing of such witnesses and of such records and other writings as Agent may require in connection with making legal proof of any Account. The Credit Parties agree to reimburse Agent in full for all court costs and attorneys’ fees and every other cost, expense or liability, if any, incurred or paid by Agent in connection with the foregoing, which obligation of the Credit Parties shall constitute Obligations, shall be secured by the Collateral and shall bear interest, until paid, at the Default Rate;
     (g) to take or bring, in the name of Agent or such Credit Party, all steps, actions, suits, or proceedings deemed by Agent necessary or desirable to effect the receipt, enforcement, and collection of the Collateral; and
     (h) to accept all collections in any form relating to the Collateral, including remittances that may reflect deductions, and to deposit the same into such Credit Party’s Cash Collateral Account or, at the option of Agent, to apply them as a payment against the Loans or any other Secured Obligations in accordance with this Agreement.
     Section 7.3. Agent’s Authority Under Pledged Notes. For the better protection of Agent and the Lenders hereunder, each Credit Party, as appropriate, has executed (or will execute, with respect to future Pledged Notes) an appropriate endorsement on (or separate from) each Pledged Note and has deposited (or will deposit, with respect to future Pledged Notes) such Pledged Note with Agent, for the benefit of the Lenders. Such Credit Party irrevocably authorizes and empowers Agent, for the benefit of the Lenders, to, following the occurrence and during the continuance of an Event of Default, (a) ask for, demand, collect and receive all payments of principal of and interest on the Pledged Notes; (b) compromise and settle any dispute arising in respect of the foregoing; (c) execute and deliver vouchers, receipts and acquittances in full discharge of the foregoing; (d) exercise, in Agent’s discretion, any right, power or privilege granted to the holder of any Pledged Note by the provisions thereof including, without limitation, the right to demand security or to waive any default thereunder; (e) endorse such Credit Party’s name to each check or other writing received by Agent as a payment or other proceeds of or otherwise in connection with any Pledged Note; (f) enforce delivery and payment of the principal and/or interest on the Pledged Notes, in each case by suit or otherwise as Agent may desire; and (g) enforce the security, if any, for the Pledged Notes by instituting foreclosure proceedings, by conducting public or other sales or otherwise, and to take all other steps as Agent, in its discretion, may deem advisable in connection with the forgoing; provided, however, that nothing contained or implied herein or elsewhere shall obligate Agent to institute any action, suit or proceeding or to make or do any other act or thing contemplated by this Section 7.3 or prohibit Agent from settling, withdrawing or dismissing any action, suit or proceeding or require Agent to preserve any other right of any kind in respect of the Pledged Notes and the security, if any, therefor.
ARTICLE VIII. EVENTS OF DEFAULT
     Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

     Section 8.1. Payments. If (a) the interest on any Loan, any facility or other fee, or any other Obligation not listed in subpart (b) hereof, shall not be paid in full when due and payable or within five Business Days thereafter, or (b) the principal of any Loan or any obligation under any Letter of Credit shall not be paid in full when due and payable.
     Section 8.2. Special Covenants. If any Company shall fail or omit to perform and observe Section 5.3, 5.7, 5.8, 5.9, 5.11, 5.12, 5.13, 5.15, 5.21(a) or (b), 5.26, 5.27, 5.28, 5.29 or 5.30 hereof.
     Section 8.3. Other Covenants. If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 8.1 or 8.2 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company’s part to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the earlier of (a) any Financial Officer of such Company becomes aware of the occurrence thereof, or (b) the giving of written notice thereof to Administrative Borrower by Agent or the Required Lenders that the specified Default is to be remedied.
     Section 8.4. Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company to Agent or the Lenders, or any thereof, shall be false or erroneous in any material respect.
     Section 8.5. Cross Default. If any Company shall default in the payment of principal or interest due and owing under any Material Indebtedness Agreement beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.
     Section 8.6. Subordinated Indenture. If (a) any “Event of Default” (as defined in the Subordinated Indenture) shall occur under any Subordinated Indenture; (b) the Obligations shall cease to be any of the following: “Senior Indebtedness”, “Guarantor Senior Indebtedness”, “Designated Senior Indebtedness”, and “Designated Guarantor Senior Indebtedness” under the Subordinated Indenture; (c) any Indebtedness other than the Obligations is designated as “Designated Senior Indebtedness” or “Designated Guarantor Senior Indebtedness” (as each term is defined in the Subordinated Indenture); or (d) any Indebtedness other than the Obligations is classified by Gibraltar as Indebtedness incurred pursuant to clause (l) of the second paragraph of Section 3.2 of the Subordinated Indenture.
     Section 8.7. ERISA Default. The occurrence of one or more ERISA Events that (a) the Required Lenders determine could reasonably be expected to have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company.
     Section 8.8. Change in Control. If any Change in Control shall occur.
     Section 8.9. Judgments. There is entered against any Company:

     (a) a final judgment or order for the payment of money by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that the aggregate of all such judgments for all such Companies (less any amount that will be covered by the proceeds of insurance and is not subject to dispute by the insurance provider), shall exceed the lesser of (i) Twenty-Five Million Dollars ($25,000,000), or (ii) the Revolving Credit Availability;
     (b) one or more judgments, orders or decrees shall be entered against any Company involving a required divestiture or any material properties, assets or business reasonably estimated to have a fair value in excess of Ten Million Dollars ($10,000,000), and any such judgments, orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within thirty (30) days (or such longer period, not in excess of sixty (60) days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or
     (c) any one or more non-monetary final judgments that are not covered by insurance, or, if covered by insurance, for which the insurance company has not agreed to or acknowledged coverage, and that, in either case, the Required Lenders reasonably determine have, or could be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by the prevailing party or any creditor upon such judgment or order, or (ii) there is a period of three consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.
     Section 8.10. Security. If any Lien granted in this Agreement or any other Loan Document in favor of Agent, for the benefit of the Lenders, shall be determined to be (a) void, voidable or invalid, or is subordinated or not otherwise given the priority contemplated by this Agreement and Borrowers have (or the appropriate Credit Party has) failed to promptly execute appropriate documents to correct such matters, or (b) unperfected as to any material amount of Collateral (as determined by Agent, in its reasonable discretion) and Borrowers have (or the appropriate Credit Party has) failed to promptly execute appropriate documents to correct such matters.
     Section 8.11. Validity of Loan Documents. If (a) any material provision, in the sole opinion of Agent, of any Loan Document shall at any time cease to be valid, binding and enforceable against any Credit Party; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (c) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Agent and the Lenders the benefits purported to be created thereby.
     Section 8.12. Solvency. If any Company (other than a Non-Material Subsidiary) shall (a) except as permitted pursuant to Section 5.5 or 5.12 hereof, discontinue business; (b) generally not pay its debts as such debts become due; (c) make a general assignment for the benefit of creditors; (d) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an administrator, sequestrator, monitor, a custodian, a trustee, an interim trustee, liquidator, agent or other similar official of all or a substantial part of its assets or of such Company; (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under the Bankruptcy Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be; (f) file a voluntary petition under the Bankruptcy Code or seek relief under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States, or file a proposal or notice of intention to file such a petition; (g) have an involuntary proceeding filed against it and the same shall not be controverted within ten (10) days, or shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case; (h) file a petition, an answer, an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors; (i) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Company; (j) have an administrative receiver appointed over the whole or substantially the whole of its assets, or of such Company; (k) have assets, the value of which is less than its liabilities (taking into account prospective and contingent liabilities); or (l) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction.
ARTICLE IX. REMEDIES UPON DEFAULT
     Notwithstanding any contrary provision or inference herein or elsewhere:
     Section 9.1. Optional Defaults. If any Event of Default referred to in Section 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, or 8.11 hereof shall occur, Agent may, with the consent of the Required Lenders, and shall, at the written request of the Required Lenders, give written notice to Borrowers to:
     (a) terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan, and the obligation of the Fronting Lenders to issue any Letter of Credit, immediately shall be terminated; and/or
     (b) accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by each Borrower.
     Section 9.2. Automatic Defaults. If any Event of Default referred to in Section 8.12 hereof shall occur:
     (a) all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Fronting Lenders be obligated to issue any Letter of Credit; and
     (b) the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by each Borrower.
     Section 9.3. Letters of Credit. If the maturity of the Obligations shall be accelerated pursuant to Section 9.1 or 9.2 hereof, Borrowers shall immediately deposit with Agent, as security for the obligations of Borrowers and any Guarantor of Payment to reimburse Agent and the Revolving Lenders for any then outstanding Letters of Credit, cash equal to one hundred five percent (105%) of the sum of the aggregate undrawn balance of any then outstanding Letters of Credit. Agent and the Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Lender (or any affiliate of such Lender, wherever located) to or for the credit or account of any Company, as security for the obligations of Borrowers and any Guarantor of Payment to reimburse Agent and the Revolving Lenders for any then outstanding Letters of Credit.
     Section 9.4. Offsets. If there shall occur or exist any Event of Default referred to in Section 8.12 hereof or if the maturity of the Obligations is accelerated pursuant to Section 9.1 or 9.2 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations (other than Obligations under the Noll/Norwesco Guaranty) then owing by Borrowers or a Guarantor of Payment to such Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.2(b), 2.2(c) or 9.5 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any affiliate of such Lender, wherever located) to or for the credit or account of any Borrower or Guarantor of Payment, all without notice to or demand upon any Borrower or any other Person, all such notices and demands being hereby expressly waived by each Borrower.
     Section 9.5. Equalization Provisions.
     (a) Equalization Within Commitments Prior to an Equalization Event. Each Revolving Lender agrees with the other Revolving Lenders that, if it at any time shall obtain any Advantage over the other Revolving Lenders, or any thereof, in respect of the Applicable Debt (except as to Swing Loans and Letters of Credit prior to Agent’s giving of notice to participate and amounts under Article III hereof), such Revolving Lender shall purchase from the other

Revolving Lenders, for cash and at par, such additional participation in the Applicable Debt as shall be necessary to nullify the Advantage. Each Term Lender agrees with the other Term Lenders that, if it at any time shall obtain any Advantage over the other Term Lenders, or any thereof, in respect of the Applicable Debt (except as to amounts under Article III hereof), such Term Lender shall purchase from the other Term Lenders, for cash and at par, such additional participation in the Applicable Debt as shall be necessary to nullify the Advantage.
     (b) Equalization Between Commitments After an Equalization Event. After the occurrence of an Equalization Event, each Lender agrees with the other Lenders that, if such Lender at any time shall obtain any Advantage over the other Lenders or any thereof determined in respect of the Obligations (including Swing Loans and Letters of Credit but excluding amounts under Article III hereof) then outstanding, such Lender shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify the Advantage in respect of the Obligations. For purposes of determining whether or not, after the occurrence of an Equalization Event, an Advantage in respect of the Obligations shall exist, Agent shall, as of the date that the Equalization Event occurs:
     (i) add the Revolving Credit Exposure and the Term Loan Exposure to determine the equalization maximum amount (the “Equalization Maximum Amount”); and
     (ii) determine an equalization percentage (the “Equalization Percentage”) for each Lender by dividing the aggregate amount of its Lender Credit Exposure by the Equalization Maximum Amount.
After the date of an Equalization Event, Agent shall determine whether an Advantage exists among the Lenders by using the Equalization Percentage. Such determination shall be conclusive absent manifest error.
     (c) Recovery of Amount. If any such Advantage resulting in the purchase of an additional participation as set forth in subsection (a) or (b) hereof shall be recovered in whole or in part from the Lender receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Lender) ratably to the extent of the recovery.
     (d) Application and Sharing of Set-Off Amounts. Each Lender further agrees with the other Lenders that, if it at any time shall receive any payment for or on behalf of a Borrower on any Indebtedness owing by such Borrower to that Lender (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other Indebtedness, by counterclaim or cross action, by enforcement of any right under any Loan Document, or otherwise), it shall apply such payment first to any and all Indebtedness owing by such Borrower to that Lender pursuant to this Agreement (including, without limitation, any participation purchased or to be purchased pursuant to this Section 9.5 or any other section of this Agreement). Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders, or any thereof, pursuant to this Section 9.5 may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.
     Section 9.6. Collateral. Agent and the Lenders shall at all times have the rights and remedies of a secured party under the U.C.C., in addition to the rights and remedies of a secured party provided elsewhere within this Agreement, in any other Related Writing executed by any Borrower or otherwise provided in law or equity. Upon the occurrence of an Event of Default and at all times thereafter, Agent may require Borrowers to assemble the Collateral, which each Borrower agrees to do, and make it available to Agent and the Lenders at a reasonably convenient place to be designated by Agent. Agent may, with or without notice to or demand upon such Borrower and with or without the aid of legal process, make use of such force as may be necessary to enter any premises where the Collateral, or any thereof, may be found and to take possession thereof (including anything found in or on the Collateral that is not specifically described in this Agreement, each of which findings shall be considered to be an accession to and a part of the Collateral) and for that purpose may pursue the Collateral wherever the same may be found, without liability for trespass or damage caused thereby to such Borrower. After any delivery or taking of possession of the Collateral, or any thereof, pursuant to this Agreement, then, with or without resort to any Borrower personally or any other Person or property, all of which each Borrower hereby waives, and upon such terms and in such manner as Agent may deem advisable, Agent, in its discretion, may sell, assign, transfer and deliver any of the Collateral at any time, or from time to time. No prior notice need be given to any Borrower or to any other Person in the case of any sale of Collateral that Agent determines to be perishable or to be declining speedily in value or that is customarily sold in any recognized market, but in any other case Agent shall give Borrowers not fewer than ten days prior notice of either the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made. Each Borrower waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence) waives notice of any kind in respect of any such sale. At any such public sale, Agent or the Lenders may purchase the Collateral, or any part thereof, free from any right of redemption, all of which rights each Borrower hereby waives and releases. After deducting all Related Expenses, and after paying all claims, if any, secured by Liens having precedence over this Agreement, Agent may apply the net proceeds of each such sale to or toward the payment of the Secured Obligations, whether or not then due, in such order and by such division as Agent, in its sole discretion, may deem advisable. Any excess, to the extent permitted by law, shall be paid to Borrowers, and each Borrower shall remain liable for any deficiency. In addition, Agent shall at all times have the right to obtain new appraisals of any Borrower or the Collateral, the cost of which shall be paid by Borrowers.
     Section 9.7. Agent’s Rights to Occupy and Use Property of Credit Parties.
     (a) After the occurrence and during the continuance of an Event of Default and as part of an exercise of remedies by Agent under the Loan Documents, Agent shall have the right to enter upon and into, and take possession of, all or such part or parts of the properties of the Credit Parties, including lands, plants, buildings, Equipment, Inventory and other property as may be necessary or appropriate, in the reasonable judgment of Agent, to permit or enable Agent, or Agent’s designee, to manufacture, produce, process, store or sell or complete the manufacture, production, processing, storing or sale of all or any part of the Collateral, as Agent may elect, and to use and operate said properties for said purposes and for such length of time as Agent may deem necessary or appropriate for such purposes without the payment of any compensation to any Credit Party therefor.
     (b) Agent is hereby granted a license or other right to use, without charge, after the occurrence and during the continuance of an Event of Default and as part of an exercise of remedies by Agent under the Loan Documents, all of each Credit Party’s property, including, without limitation, all of such Credit Party’s labels, trademarks, copyrights, patents and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral, and such Credit Party’s rights under all licenses and all franchise agreements shall inure to Agent’s benefit until the Secured Obligations are paid in full.
     Section 9.8. Other Remedies. The remedies in this Article IX are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled. Agent shall exercise the rights under this Article IX and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.
     Section 9.9. Application of Certain Payments and Proceeds. All payments and other amounts received by Agent or any Lender through the exercise of remedies hereunder or under the other Loan Documents shall, unless otherwise required by the terms of the other Loan Documents or by applicable law, be applied as follows:
     (a) first, to the payment of all expenses (to the extent not otherwise paid by Borrowers or any of the other Credit Parties) incurred by Agent and the Lenders in connection with the exercise of such remedies, including, without limitation, all reasonable costs and expenses of collection, reasonable documented attorneys’ fees, court costs and any foreclosure expenses;
     (b) second, to the payment pro rata of interest then accrued on the outstanding Loans;
     (c) third, to the payment pro rata of any fees then accrued and payable to Agent, any Fronting Lender or any Lender under this Agreement in respect of the Loans or the Letter of Credit Exposure;
     (d) fourth, to the payment pro rata of (i) the principal balance then owing on the outstanding Loans, (ii) the amounts then due under Designated Hedge Agreements to creditors of Borrowers or any Subsidiary, subject to confirmation by Agent of any calculations of termination or other payment amounts being made in accordance with normal industry practice, and (iii) the Letter of Credit Exposure (to be held and applied by Agent as security for the reimbursement obligations in respect thereof);

     (e) fifth, to the payment to the Lenders of any amounts then accrued and unpaid under Article III hereof, and if such proceeds are insufficient to pay such amounts in full, to the payment of such amounts pro rata;
     (f) sixth, to the payment pro rata of all other amounts owed by Borrowers to Agent, to any Fronting Lender or any Lender under this Agreement or any other Loan Document, and to any counterparties under Designated Hedge Agreements of the Companies, and if such proceeds are insufficient to pay such amounts in full, to the payment of such amounts pro rata;
     (g) seventh, to the payment pro rata of all Bank Product Obligations, to the extent not already paid pursuant to the subsections above; and
     (h) finally, any remaining surplus after all of the Obligations have been paid in full, to Borrowers or to whomsoever shall be lawfully entitled thereto.
ARTICLE X. THE AGENT
     The Lenders authorize KeyBank and KeyBank hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:
     Section 10.1. Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither Agent nor any of its affiliates, directors, officers, attorneys or employees shall (a) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents, (b) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of Borrowers or any other Company, or the financial condition of Borrowers or any other Company, or (c) be liable to any of the Companies for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or Letters of Credit or any of the Loan Documents. Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
     Section 10.2. Note Holders. Agent may treat the payee of any Note as the holder thereof (or, if there is no Note, the holder of the interest as reflected on the books and records of Agent) until written notice of transfer shall have been filed with Agent, signed by such payee and in form satisfactory to Agent.
     Section 10.3. Consultation With Counsel. Agent may consult with legal counsel selected by Agent and shall not be liable for any action taken or suffered in good faith by Agent in accordance with the opinion of such counsel.
     Section 10.4. Documents. Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.
     Section 10.5. Agent and Affiliates. KeyBank and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Companies and Affiliates as though KeyBank were not Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, KeyBank or its affiliates may receive information regarding any Company or any Affiliate (including information that may be subject to confidentiality obligations in favor of such Company or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to other Lenders. With respect to Loans and Letters of Credit (if any), KeyBank and its affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though KeyBank were not Agent, and the terms “Lender” and “Lenders” include KeyBank and its affiliates, to the extent applicable, in their individual capacities.
     Section 10.6. Knowledge or Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Agent has received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to the Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable, in its discretion, for the protection of the interests of the Lenders.
     Section 10.7. Action by Agent. Subject to the other terms and conditions hereof, so long as Agent shall be entitled, pursuant to Section 10.6 hereof, to assume that no Default or Event of

Default shall have occurred and be continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent’s acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.
     Section 10.8. Release of Collateral or Guarantor of Payment. In the event of (a) a transfer of assets permitted by Section 5.12 hereof (or otherwise permitted pursuant to this Agreement), where the proceeds of such transfer are applied in accordance with the terms of this Agreement to the extent required to be so applied, or (b) a dissolution of a Non-Material Subsidiary as permitted by Section 5.5 hereof, Agent, at the request and expense of Borrowers, is hereby authorized by the Lenders, to the extent applicable, (i) to release such Collateral from this Agreement or any other Loan Document, (ii) to release a Guarantor of Payment in connection with such permitted transfer or dissolution, and (iii) to duly assign, transfer and deliver to the affected Company (without recourse and without any representation or warranty) such Collateral as is then (or has been) so transferred or released and as may be in possession of Agent and has not theretofore been released pursuant to this Agreement.
     Section 10.9. Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct, as determined by a court of competent jurisdiction.
     Section 10.10. Indemnification of Agent. The Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers) ratably, according to their respective Overall Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent in its capacity as agent in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by Agent with respect to this Agreement or any Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements resulting from Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction, or from any action taken or omitted by Agent in any capacity other than as agent under this Agreement or any other Loan Document. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.10. The undertaking in this Section 10.10 shall survive repayment of the Loans, cancellation of the Notes, if any, expiration or termination of the Letters of Credit, termination of the Commitment, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the agent.
     Section 10.11. Successor Agent. Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to Administrative Borrower and the Lenders. If Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of Administrative Borrower so long as an Event of Default does not exist and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent’s notice to the Lenders of its resignation, then Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent. If no successor agent has accepted appointment as Agent by the date that is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders (or other appropriate holders of the Secured Obligations) shall assume and perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Agent” means such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement. After any retiring Agent’s resignation as Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.
     Section 10.12. Fronting Lender. Each Fronting Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by such Fronting Lender and the documents associated therewith. Such Fronting Lender shall have all of the benefits and immunities (a) provided to Agent in Article X hereof with respect to any acts taken or omissions suffered by each Fronting Lender in connection with the Letters of Credit and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent”, as used in Article X hereof, included such Fronting Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to such Fronting Lender.
     Section 10.13. Swing Line Lender. The Swing Line Lender shall act on behalf of the Lenders with respect to any Swing Loans. The Swing Line Lender shall have all of the benefits and immunities (a) provided to Agent in this Article X with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with the Swing Loans as fully as if the term “Agent”, as used in this Article X, included the Swing Line Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Swing Line Lender.
     Section 10.14. Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, (a) Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel and all other amounts due the Lenders and Agent) allowed in such judicial proceedings, and (ii) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.
     Section 10.15. No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its affiliates, participants or assignees, may rely on Agent to carry out such Lender’s or its affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti-terrorism law, including any programs involving any of the following items relating to or in connection with Borrowers, their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.
     Section 10.16. Delivery of Certain Financial Information. Agent shall make available to the Lenders, promptly after receipt thereof, the financial information required to be provided by Borrower to Agent pursuant to Sections 4.2 and 5.3 hereof.
     Section 10.17. Other Agents. Agent shall have the continuing right from time to time to designate one or more Lenders (or its or their affiliates as “syndication agent”, “co-syndication agent”, “documentation agent”, “co-documentation agent”, “book runner”, “lead arranger”, “arrangers” or other designations for purposes hereof, but (a) any such designation shall have no substantive effect, and (b) any such Lender and its affiliates shall have no additional powers, duties, responsibilities or liabilities as a result thereof.

ARTICLE XI. GUARANTY
     Section 11.1. Guaranty by Borrowers. Borrowers hereby unconditionally guarantee, for the benefit of the Designated Hedge Creditors, all of the Designated Hedge Obligations. Upon failure by any Credit Party to pay punctually any of the Designated Hedge Obligations, Borrowers shall forthwith on demand by Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any other applicable agreement or instrument.
     Section 11.2. Additional Undertaking. As a separate, additional and continuing obligation, Borrowers unconditionally and irrevocably undertake and agree, for the benefit of the Designated Hedge Creditors that, should any Designated Hedge Obligations not be recoverable from any Borrower under Section 11.1 hereof for any reason whatsoever (including, without limitation, by reason of any provision of any Loan Document or any other agreement or instrument executed in connection therewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by any Lender, Agent, any of their respective affiliates, or any other Person, at any time, Borrowers as sole, original and independent obligors, upon demand by Agent, will make payment to Agent, for the account of the Designated Hedge Creditors, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Loan Documents or any other applicable agreement or instrument.
     Section 11.3. Guaranty Unconditional. The obligations of Borrowers under this Article XI shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:
     (a) any extension, renewal, settlement, compromise, waiver or release in respect to the Designated Hedge Obligations under any agreement or instrument, by operation of law or otherwise;
     (b) any modification or amendment of or supplement to this Agreement, any Note, any other Loan Document, or any agreement or instrument evidencing or relating to any Designated Hedge Obligation;
     (c) any release, non-perfection or invalidity of any direct or indirect security for the Designated Hedge Obligations under any agreement or instrument evidencing or relating to any Designated Hedge Obligation;
     (d) any change in the corporate existence, structure or ownership of any Credit Party or other Company or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Credit Party or other Company or its assets or any resulting release or discharge of any obligation of any Credit Party or other Company contained in any agreement or instrument evidencing or relating to any of the Designated Hedge Obligations;

     (e) the existence of any claim, set-off or other rights that Borrowers may have at any time against any other Credit Party, Agent, any Lender, any affiliate of any Lender or any other Person, whether in connection herewith or any unrelated transactions;
     (f) any invalidity or unenforceability relating to or against any other Credit Party, for any reason, of any agreement or instrument evidencing or relating to any of the Designated Hedge Obligations, or any provision of applicable law or regulation purporting to prohibit the payment by any Credit Party of any of the Designated Hedge Obligations; or
     (g) any other act or omission of any kind by any other Credit Party, Agent, any Lender or any other Person, or any other circumstance whatsoever that might, but for the provisions of this Article XI, constitute a legal or equitable discharge of Borrowers’ obligations under this Article XI other than the irrevocable payment in full of all of the Designated Hedge Obligations.
     Section 11.4. Borrowers’ Obligations to Remain in Effect; Restoration.
     (a) Borrowers’ obligations under this Article XI shall remain in full force and effect until the Commitment shall have terminated, and the principal of and interest on the Loans and Designated Hedge Obligations, and all other amounts payable by Borrowers, any other Credit Party or other Company, under the Loan Documents or any other agreement or instrument evidencing or relating to any of the Designated Hedge Obligations, shall have been paid in full; provided that, if the Commitment shall have been terminated and all of the Obligations paid in full, then, if any obligations shall remain outstanding under the Designated Hedge Agreements, then Borrowers shall cash collateralize, in form and substance satisfactory to Agent, such obligations based on the net termination value of such Designated Hedge Agreements on such termination date.
     (b) If at any time any payment of any of the Designated Hedge Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Credit Party, Borrowers’ obligations under this Article XI with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.
     Section 11.5. Certain Waivers. Borrowers irrevocably waive acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any other Credit Party or any other Person, or against any collateral or guaranty of any other Person.
     Section 11.6. Subrogation. Until the indefeasible payment in full of all of the Obligations and the termination of the Commitments hereunder, Borrowers shall have no rights, by operation of law or otherwise, upon making any payment under this Article XI to be subrogated to the rights of the payee against any other Credit Party with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any such Credit Party in respect thereof.

     Section 11.7. Effect of Stay. In the event that acceleration of the time for payment of any amount payable by any Credit Party under any of the Designated Hedge Obligations is stayed upon insolvency, bankruptcy or reorganization of such Credit Party, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any of the Designated Hedge Obligations shall nonetheless be payable by Borrowers under this Article XI forthwith on demand by Agent.
ARTICLE XII. MISCELLANEOUS
     Section 12.1. Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter. Each Lender further represents that it has reviewed each of the Loan Documents.
     Section 12.2. No Waiver; Cumulative Remedies. No omission or course of dealing on the part of Agent, any Lender or the holder of any Note (or, if there is no Note, the holder of the interest as reflected on the books and records of Agent) in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise.
     Section 12.3. Amendments or Waivers.
     (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by Borrowers, Agent and the Required Lenders or by Agent acting at the written direction of the Required Lenders; provided that:
     (i) no change, waiver or other modification shall:

     (A) increase the amount of any Commitment of any Lender hereunder, without the written consent of such Lender, or increase the Total Commitment Amount without the consent of all of the Lenders;
     (B) extend the Commitment Period or postpone the maturity date provided for herein that is applicable to any Loan of any Lender, extend or postpone the expiration date of any Letter of Credit as to which such Lender risk participates beyond the latest expiration date for a Letter of Credit provided for herein, or extend or postpone any scheduled expiration or termination date provided for herein that is applicable to a Commitment of any Lender, without the written consent of such Lender;
     (C) reduce the principal amount of any Loan made by any Lender, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of (1) waiving the applicability of any post-default increase in interest rates, or (2) any amendment or modification of defined terms used in financial covenants), without the written consent of such Lender (it being understood that a modification to or waiver of Section 2.11(c) hereof or to the definitions of Excess Cash Flow, Cash Proceeds or Net Cash Proceeds shall only require the consent of the Required Revolving Lenders and the Required Term Lenders);
     (D) reduce the amount of any reimbursement obligation on any Letter of Credit, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of waiving the applicability of any post-default increase in interest rates), without the written consent of all the Revolving Lenders;
     (E) reduce the rate or extend the time of payment of, or excuse the payment of, any facility fees or other fees to which any Lender is entitled hereunder, without the written consent of such Lender; or
     (F) increase the percentage advance rates set forth in the definition of Borrowing Base, without the written consent of all of the Revolving Lenders;
     (ii) no change, waiver or other modification or termination shall, without the written consent of each Lender affected thereby:
     (A) release any Borrower from any of its obligations hereunder;
     (B) release any Borrower from its guaranty obligations under Article XI hereof or release any Guarantor of Payment, except, in the case of a Guarantor of Payment, in accordance with a transaction permitted under this Agreement;
     (C) release all or any substantial portion of the Collateral, except in connection with a transaction expressly permitted under this Agreement;

     (D) amend, modify or waive any provision of this Section 12.3, Section 9.9, or any other provision of any of the Loan Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders or Lenders having Commitments, is by the terms of such provision explicitly required;
     (E) reduce the percentage specified in, or otherwise modify, the definition of Required Lenders, Required Revolving Lenders or Required Term Lenders; or
     (F) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement; and
     (iii) No change in, or waiver or other modification otherwise affecting, the amount or time of any scheduled payment of the Term Loan as provided for in Section 2.3 hereof shall be made without the written consent of all the Term Lenders and the Required Revolving Lenders.
     (b) No provision of Section 2.2(b) hereof or any other provision in this Agreement specifically relating to Letters of Credit may be amended without the consent of any Fronting Lender adversely affected thereby.
     (c) No provision of Article X hereof may be amended without the consent of Agent and no provision of Section 2.2(c) hereof may be amended without the consent of the Swing Line Lender.
     (d) To the extent the Required Lenders (or all of the Lenders, as applicable, as shall be required by this Section 12.3) waive the provisions of Section 5.12 hereof with respect to the sale, transfer or other disposition of any Collateral, or any Collateral is sold, transferred or disposed of as permitted by Section 5.12 hereof, (i) such Collateral shall be sold, transferred or disposed of free and clear of the Liens created by the respective Security Documents, (ii) if such Collateral includes all of the capital stock of a Subsidiary that is a Guarantor of Payment or whose stock is pledged pursuant to the Pledge and Security Agreement, such capital stock shall be released from the Pledge and Security Agreement and such Subsidiary shall be released from its guaranty obligations, and (iii) Agent shall be authorized to take actions deemed appropriate by it in order to effectuate the foregoing including, without limitation, the execution and delivery of any Auto Program Lien Subordination Agreement by Agent, on behalf of the Lenders.
     (e) Any waiver or consent with respect to this Agreement given or made in accordance with this Section 12.3 shall be effective only in the specific instance and for the specific purpose for which it was given or made.
     Section 12.4. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to a Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to Agent or a

Lender, mailed or delivered to it, addressed to the address of Agent or such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be given by overnight delivery or first class mail with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt (if received during a Business Day, otherwise the following Business Day). All notices hereunder shall not be effective until received. For purposes of Article II hereof, Agent shall be entitled to rely on telephonic instructions from any person that Agent in good faith believes is an Authorized Officer and Borrowers shall hold Agent and each Lender harmless from any loss, cost or expense resulting from any such reliance.
     Section 12.5. Costs, Expenses and Documentary Taxes. Borrowers agree to pay on demand all reasonable costs and expenses of Agent and all reasonable Related Expenses, including but not limited to (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to attorneys’ fees and expenses, of Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, and the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. Borrowers also agree to pay on demand all costs and expenses (including Related Expenses) of Agent and the Lenders, including reasonable attorneys’ fees and expenses, in connection with the restructuring or enforcement of the Obligations, this Agreement or any Related Writing. In addition, Borrowers shall pay any and all stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agree to hold Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees. All obligations provided for in this Section 12.5 shall survive any termination of this Agreement.
     Section 12.6. Indemnification. Each Borrower agrees to defend, indemnify and hold harmless Agent and the Lenders (and their respective affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that no Lender nor Agent shall have the right to be indemnified under this Section 12.6 for its own (or its respective affiliates’, officers’, directors’, attorneys’, agents’ or employees’) gross negligence or willful misconduct, as determined by a court of competent jurisdiction. All obligations provided for in this Section 12.6 shall survive any termination of this Agreement.
     Section 12.7. Obligations Several; No Fiduciary Obligations. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by Agent or the Lenders pursuant hereto shall be deemed to constitute Agent or the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default. The relationship between Borrowers and the Lenders with respect to the Loan Documents and the Related Writings is and shall be solely that of debtors and creditors, respectively, and neither Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.
     Section 12.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and by facsimile signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Signatures for the signing Term Lenders are part of this Agreement, and are attached to Agent’s executed version of this Agreement.
     Section 12.9. Binding Effect; Borrowers’ Assignment. This Agreement shall become effective when it shall have been executed by each Borrower, Agent and the Required Lenders and thereafter shall be binding upon and inure to the benefit of each Borrower, Agent and each of the Lenders and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Lenders.
     Section 12.10. Lender Assignments.
     (a) Assignments of Commitments. Each Lender shall have the right at any time or times to assign to an Eligible Transferee (other than to a Lender that shall not be in compliance with this Agreement), without recourse, all or a percentage of all of the following: (i) such Lender’s Commitment, (ii) all Loans made by that Lender, (iii) such Lender’s Notes, and (iv) such Lender’s interest in any Letter of Credit or Swing Loan, and any participation purchased pursuant to Section 2.2(b) or (c) or Section 9.5 hereof.
     (b) Prior Consent. No assignment may be consummated pursuant to this Section 12.10 without the prior written consent of Administrative Borrower and Agent (other than an assignment by any Lender to any affiliate of such Lender which affiliate is an Eligible Transferee and either wholly-owned by a Lender or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Lender, or to another Lender), which consent of Administrative Borrower and Agent shall not be unreasonably withheld; provided that (i) the consent of Administrative Borrower shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist and (ii) Administrative Borrower shall be deemed to have granted its consent unless Administrative Borrower has expressly objected to such assignment within five Business Days after notice thereof. Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.
     (c) Minimum Amount. Each such assignment shall be in a minimum amount of Five Million Dollars ($5,000,000) with respect to the Revolving Credit Commitment and One Million Dollars ($1,000,000) with respect to the Term Loan Commitment and interest herein; or, in each case, if less, the entire amount of the assignor’s Commitment and interest herein.
     (d) Assignment Fee. Unless the assignment shall be to an affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).
     (e) Assignment Agreement. Unless the assignment shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to Administrative Borrower and Agent an Assignment Agreement, and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to Agent such additional amendments, assurances and other writings as Agent may reasonably require.
     (f) Non-U.S. Assignee. If the assignment is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Lender shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Lender (for the benefit of the assignor Lender, Agent and Borrowers) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrowers or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor Lender (and, in the case of any assignee registered in the Register (as defined below), Agent and Borrowers) either U.S. Internal Revenue Service Form W-8ECI, Form W-8IMY or U.S. Internal Revenue Service Form W-8BEN, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder), and (iii) to agree (for the benefit of the assignor, Agent and Borrowers) to provide to the assignor Lender (and, in the case of any assignee registered in the Register, to Agent and Borrowers) a new Form W-8ECI or Form W-8BEN, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.
     (g) Deliveries by Borrowers. Upon satisfaction of all applicable requirements specified in subsections (a) through (f) above, Borrowers shall execute and deliver (i) to Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by Borrowers in connection with the Assignment Agreement, and (ii) to the assignee, if requested, and the assignor, if applicable, an appropriate Note or

Notes. After delivery of the new Note or Notes, the assignor’s Note or Notes, if any, being replaced shall be returned to Administrative Borrower marked “replaced”.
     (h) Effect of Assignment. Upon satisfaction of all applicable requirements set forth in subsections (a) through (g) above, and any other condition contained in this Section 12.10, (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent that its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender” and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.
     (i) Agent to Maintain Register. Agent shall maintain at the address for notices referred to in Section 12.4 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrowers, Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.
     Section 12.11. Sale of Participations. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell participations to one or more Eligible Transferees (each a “Participant”) in all or a portion of its rights or obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Note, if any, held by it); provided that:
     (a) any such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;
     (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;
     (c) the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;
     (d) such Participant shall be bound by the provisions of Section 9.5 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound; and
     (e) no Participant (unless such Participant is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such

Participant that such Lender will not, without such Participant’s consent, take action of the type described as follows:
     (i) increase the portion of the participation amount of any Participant over the amount thereof then in effect, or extend the Commitment Period, without the written consent of each Participant affected thereby; or
     (ii) reduce the principal amount of or extend the time for any payment of principal of any Loan, or reduce the rate of interest or extend the time for payment of interest on any Loan, or reduce the facility fee, without the written consent of each Participant affected thereby.
Borrowers agree that any Lender that sells participations pursuant to this Section 12.11 shall still be entitled to the benefits of Article III hereof, notwithstanding any such transfer; provided that the obligations of Borrowers shall not increase as a result of such transfer and Borrowers shall have no obligation to any Participant.
     Section 12.12. Replacement of Defaulting Lenders or Insolvent Lenders. Each Lender agrees that during the time in which any Lender is a Defaulting Lender or an Insolvent Lender, Agent shall have the right, and Agent shall, if requested by Administrative Borrower, at the sole expense of Borrowers, upon notice to such Defaulting Lender or Insolvent Lender and Administrative Borrower, require such Defaulting Lender or Insolvent Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 12.10 hereof) all of its interests, rights and obligations under this Agreement to an Eligible Transferee, approved by Agent and Administrative Borrower, that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Defaulting Lender or Insolvent Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (recognizing that any Defaulting Lender may have given up its rights under this Agreement to receive payment of fees and other amounts pursuant to Sections 2.9 and 3.1 hereof), from such Eligible Transferee (to the extent of such outstanding principal and accrued interest and fees) or Administrative Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof).
     Section 12.13. Patriot Act Notice. Each Lender and Agent (for itself and not on behalf of any other party) hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, such Lender and Agent are required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender or Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act. Each Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by Agent or a Lender in order to assist Agent or such Lender in maintaining compliance with the Patriot Act.
     Section 12.14. Severability of Provisions; Captions; Attachments. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.
     Section 12.15. Investment Purpose. Each of the Lenders represents and warrants to Borrowers that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto (or, if there is no Note, the interest as reflected on the books and records of Agent) for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.
      Section 12.16. Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on, or as of, the Original Closing Date (as such documents may have been amended or replaced) and the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.
     Section 12.17. Confidentiality. Agent and each Lender shall hold all Confidential Information in accordance with the customary procedures of Agent or such Lender for handling confidential information of this nature, and in accordance with safe and sound banking practices. Notwithstanding the foregoing, Agent or any Lender may in any event make disclosures of, and furnish copies of Confidential Information (a) to another agent under this Agreement or another Lender; (b) when reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Loans or Commitment or participation therein (provided that each such prospective transferee or participant shall have an agreement for the benefit of Borrowers with such prospective transferor Lender or participant containing substantially similar provisions to those contained in this Section 12.17); (c) to the parent corporation or other affiliates of Agent or such Lender, and to their respective auditors and attorneys; and (d) as required or requested by any Governmental Authority or representative thereof, or pursuant to legal process, provided, that, unless specifically prohibited by applicable law or court order, Agent or such Lender, as applicable, shall notify the chief financial officer of Administrative Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of Agent or such Lender by such Governmental Authority), and of any other request pursuant to legal process, for disclosure of any such non-public information prior to disclosure of such Confidential Information. Notwithstanding anything contained herein to the contrary, Agent, each Lender, Borrowers and their Affiliates may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and by the other Loan Documents and materials of any kind (including opinions or other tax analyses) that are provided to Agent, any Lender, Borrowers or their Affiliates relating to such tax treatment and tax structure; it being understood that this authorization is retroactively effective to the commencement of the first discussions between or among any of the parties regarding the transactions contemplated hereby and by the other Loan Documents. In no event shall Agent or any Lender be obligated or required to return any materials furnished by or on behalf of any Company. Each Borrower hereby agrees that the failure of Agent or any Lender to comply with the provisions of this Section 12.17 shall not relieve any Borrower of any of the obligations to Agent and the Lenders under this Agreement and the other Loan Documents.
     Section 12.18. Limitations on Liability of the Fronting Lenders. Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither any Fronting Lender nor any of its officers or directors shall be liable or responsible for (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by a Fronting Lender against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the account party on such Letter of Credit shall have a claim against a Fronting Lender, and a Fronting Lender shall be liable to such account party, to the extent of any direct, but not consequential, damages suffered by such account party that such account party proves were caused by (i) such Fronting Lender’s willful misconduct or gross negligence (as determined by a court of competent jurisdiction) in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit, or (ii) such Fronting Lender’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, a Fronting Lender may accept documents that appear on their face to be in order, without responsibility for further investigation.
     Section 12.19. General Limitation of Liability. No claim may be made by any Credit Party, any Lender, Agent, any Fronting Lender or any other Person against Agent, any Fronting Lender, or any other Lender or the affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and Borrowers, each Lender, Agent and each Fronting Lender hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor. As of the Closing Date, each Credit Party hereby waives and releases Agent and each of the Lenders, and their respective directors, officers, employees, attorneys, affiliates and subsidiaries, from any and all claims, offsets, defenses and counterclaims of which any Credit Party is aware, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.
     Section 12.20. No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrowers, any other Companies, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. Each Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.
     Section 12.21. Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.
     Section 12.22. Currency.
     (a) Currency Equivalent Generally. For the purposes of making valuations or computations under this Agreement (but not for the purposes of the preparation of any financial statements delivered pursuant hereto), unless expressly provided otherwise, where a reference is made to a dollar amount the amount is to be considered as the amount in Dollars and, therefor, each other currency shall be converted into the Dollar Equivalent.
     (b) Judgment Currency. If Agent, on behalf of the Lenders, or any other holder of the Obligations (the “Applicable Creditor”) obtains a judgment or judgments against any Credit Party in respect of any sum adjudged to be due to Agent or the Lenders hereunder or under the Notes (the “Judgment Amount”) in a currency (the “Judgment Currency”) other than the currency (the “Original Currency”) in which such sum is stated to be due hereunder, the obligations of such Credit Party in connection with such judgment shall be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, such Applicable Creditor may, in accordance with the normal banking procedures in the relevant jurisdiction, purchase the Original Currency with the Judgment Currency; if the amount of Original Currency so purchased is less than the amount of Original Currency that could have been purchased with the Judgment Amount on the date or dates the Judgment Amount (excluding the portion of the Judgment Amount that has accrued as a result of the failure of such Credit Party to pay the sum originally due hereunder when it was originally due and owing to Agent or the Lenders hereunder) was originally due and owing to Agent or the Lenders hereunder (the “Loss”), such Credit Party agrees as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Lender, as the case may be, against such Loss. For purposes of determining the equivalent in one currency of another currency as provided in this Section 12.22, such amount shall include any premium and costs payable in connection with the conversion into or from any currency. The obligations of Borrowers contained in this Section 12.22 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

     Section 12.23. Waiver of Financial Covenant Defaults Existing Prior to the Closing Date. Agent and the Lenders hereby waive any failure to comply by Borrowers with the financial covenants under the Original Credit Agreement, as in effect prior to the Closing Date, for the period ending June 30, 2009.
     Section 12.24. Governing Law; Submission to Jurisdiction.
     (a) Governing Law. This Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of New York and the respective rights and obligations of Borrowers, Agent, and the Lenders shall be governed by New York law, without regard to principles of conflicts of laws.
     (b) Submission to Jurisdiction. Each Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any New York state or federal court sitting in New York County, New York over any action or proceeding arising out of or relating to this Agreement, the Obligations or any Related Writing, and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court. Each Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Each Borrower agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     Section 12.25. DESIGNATED SENIOR INDEBTEDNESS. THE INDEBTEDNESS EVIDENCED BY THIS AGREEMENT, EACH OF THE NOTES, EACH OF THE SECURITY DOCUMENTS AND EACH OTHER LOAN DOCUMENT IS AND SHALL AT ALL TIMES CONSTITUTE “DESIGNATED SENIOR INDEBTEDNESS” UNDER THE PROVISIONS OF THE SUBORDINATED INDENTURE. THE INDEBTEDNESS EVIDENCED BY THE GUARANTIES OF PAYMENT SHALL AT ALL TIMES CONSTITUTE “DESIGNATED GUARANTOR SENIOR INDEBTEDNESS” UNDER THE PROVISIONS OF THE SUBORDINATED INDENTURE.
[Remainder of page left intentionally blank]

     JURY TRIAL WAIVER. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     IN WITNESS WHEREOF, the parties have executed and delivered this Third Amended and Restated Credit Agreement as of the date first set forth above.

Address:	3556 Lake Shore Road	GIBRALTAR INDUSTRIES, INC.
Buffalo, New York 14219
	Attention: Kenneth W. Smith	By: Name:	/s/ Kenneth W. Smith Kenneth W. Smith
		Title:	Senior Vice President and Chief Financial Officer

Address:	3556 Lake Shore Road	GIBRALTAR STEEL CORPORATION OF NEW YORK
Buffalo, New York 14219
	Attention: Kenneth W. Smith	By: Name:	/s/ Kenneth W. Smith Kenneth W. Smith
		Title:	Senior Vice President and Chief Financial Officer
Signature Page to the Third Amended and Restated Credit Agreement

Address:	127 Public Square	KEYBANK NATIONAL ASSOCIATION,
	Cleveland, Ohio 44114-1306	as Agent	and as a Lender
Attention: Asset Based Lending
		By: Name:	/s/ Timothy W. Kenealy Timothy W. Kenealy
		Title:	Vice President
Signature Page to the
Third Amended and Restated Credit Agreement

     JURY TRIAL WAIVER. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     IN WITNESS WHEREOF, the parties have executed and delivered this Third Amended and Restated Credit Agreement as of the date first set forth above.

Address:	M & T Bank One Fountain Plaza- 12th Fl. Buffalo, NY 14203	MANUFACTURERS AND TRADERS TRUST COMPANY, as a Co-Documentation Agent and a Lender
Attention: Jonathan Z. Falk
		By: Name:	/s/ Jonathan Z. Falk Jonathan Z. Falk
		Title:	Vice President
Signature Page to
Third Amended and Restated Credit Agreement for
Gibraltar Industries, Inc. and Gibraltar Steel Corporation of New York

     JURY TRIAL WAIVER. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     IN WITNESS WHEREOF, the parties have executed and delivered this Third Amended and Restated Credit Agreement as of the date first set forth above.

Address:	One Clinton Square NY7-161-03-05	BANK OF AMERICA, N.A., as a Lender
Syracuse, NY 13202
	Attention: Jane Humann	By:	/s/ Michael R. Nowicki
		Name:	Michael R. Nowicki
		Title:	Senior Vice President
Signature Page to
Third Amended and Restated Credit Agreement for
Gibraltar Industries, Inc. and Gibraltar Steel Corporation of New York

     JURY TRIAL WAIVER. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     IN WITNESS WHEREOF, the parties have executed and delivered this Third Amended and Restated Credit Agreement as of the date first set forth above.

Address:	111 W. Monroe St. Floor 12 West	BMO CAPITAL MARKETS FINANCING, INC., as a Co-Syndication Agent and a Lender
Chicago, IL 60603
	Attention: Stephanie Slavkin	By: Name:	/s/ Stephanie Slavkin Stephanie Slavkin
		Title:	Vice President

Address:	111 W. Monroe St.	HARRIS N.A.,
	Floor 12 West	as a Fronting Lender
Chicago, IL 60603
	Attention: Stephanie Slavkin	By : Name:	/s/ Stephanie Slavkin Stephanie Slavkin
		Title:	Vice President
Signature Page to
Third Amended and Restated Credit Agreement for
Gibraltar Industries, Inc. and Gibraltar Steel Corporation of New York

     JURY TRIAL WAIVER. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     IN WITNESS WHEREOF, the parties have executed and delivered this Third Amended and Restated Credit Agreement as of the date first set forth above.

Address:	HSBC Business Credit (USA)Inc. 452 Fifth Avenue New York, NY 10018 Attention: Edward Chonko	HSBC BANK USA, NATIONAL ASSOCIATION, as a Co-Documentation Agent and a Lender
		By: Name:	/s/ Edward Chonko Edward Chonko
		Title:	Vice President
Signature Page to
Third Amended and Restated Credit Agreement for
Gibraltar Industries, Inc. and Gibraltar Steel Corporation of New York

     JURY TRIAL WAIVER. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     IN WITNESS WHEREOF, the parties have executed and delivered this Third Amended and Restated Credit Agreement as of the date first set forth above.

Address:	1900 East Ninth Street Cleveland, OH 44114	NATIONAL CITY BANK, as a Lender

	Attention: Timothy J. Holmes	By:	/s/ Timothy J. Holmes
		Name:	Timothy J. Holmes
		Title:	Senior Vice President
Signature Page to
Third Amended and Restated Credit Agreement for
Gibraltar Industries, Inc. and Gibraltar Steel Corporation of New York

     JURY TRIAL WAIVER. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     IN WITNESS WHEREOF, the parties have executed and delivered this Third Amended and Restated Credit Agreement as of the date first set forth above.

Address:	270 Park Avenue, Floor 44	JPMORGAN CHASE BANK, N.A., as a Co-Syndication agent and a Lender
New York, NY 10017
	Attention: Joseph A Lisack	By: Name:	/s/ Stephen Christ Stephen Christ
		Title:	Vice President
Signature Page to
Third Amended and Restated Credit Agreement for
Gibraltar Industries, Inc. and Gibraltar Steel Corporation of New York

     JURY TRIAL WAIVER. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     IN WITNESS WHEREOF, the parties have executed and delivered this Third Amended and Restated Credit Agreement as of the date first set forth above.

Address:	U.S. Bank National Association 800 Nicollet Mall Minneapolis, Minnesota 55402	U.S. BANK NATIONAL ASSOCIATION, as a Lender
	Attention: David Kopolow	By:	/s/ David Kopolow David Kopolow Senior Vice President
Signature Page to
Third Amended and Restated Credit Agreement for
Gibraltar Industries, Inc. and Gibraltar Steel Corporation of New York

     JURY TRIAL WAIVER. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     IN WITNESS WHEREOF, the parties have executed and delivered this Third Amended and Restated Credit Agreement as of the date first set forth above.

Address:	115 Lawrence Bell Drive	RBS CITIZENS, NATIONAL ASSOCIATION,
	Suite 118	as a Lender
Williamsville, New York 14221
	Attention: Corporate Banking	By:	/s/ Anthony J. Rizzo
		Name:	Anthony J. Rizzo
		Title:	Senior Vice President
Signature Page to
Third Amended and Restated Credit Agreement for
Gibraltar Industries, Inc. and Gibraltar Steel Corporation of New York

     JURY TRIAL WAIVER. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     IN WITNESS WHEREOF, the parties have executed and delivered this Third Amended and Restated Credit Agreement as of the date first set forth above.

Address:	Citi Global Banking	CITIBANK, N.A.,
	388 Greenwich St, 34th Floor	as a Lender
New York, NY 10013
	Attention: Ray Dunning	By:	/s/ Raymond G. Dunning
		Name:	Raymond G. Dunning
		Title:	Vice President
Signature Page to
Third Amended and Restated Credit Agreement for
Gibraltar Industries, Inc. and Gibraltar Steel Corporation of New York

     JURY TRIAL WAIVER. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     IN WITNESS WHEREOF, the parties have executed and delivered this Third Amended and Restated Credit Agreement as of the date first set forth above.

Address:	Comerica Tower at Detroit Center	COMERICA BANK,
	500 Woodward Avenue	as a Lender
Detroit, MI 48226
	MC: 3279	By:	/s/ Mark Skrzynski
	Attention: Mark Skrzynski	Name:	Mark Skrzynski
		Title:	Corporate Banking Officer
Signature Page to
Third Amended and Restated Credit Agreement for
Gibraltar Industries, Inc. and Gibraltar Steel Corporation of New York

     JURY TRIAL WAIVER. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     IN WITNESS WHEREOF, the parties have executed and delivered this Third Amended and Restated Credit Agreement as of the date first set forth above.

Address:	PNC Bank, N.A.	PNC BANK, NATIONAL ASSOCIATION,
	901 State Street	as a Lender
Erie, PA 16501
	Attention: James F. Stevenson	By:	/s/ James F. Stevenson
		Name:	James F. Stevenson
		Title:	Senior Vice President
Signature Page to
Third Amended and Restated Credit Agreement for
Gibraltar Industries, Inc. and Gibraltar Steel Corporation of New York